UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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THQ INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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29903 Agoura Road Agoura Hills, California 91301
JUNE 30, 2011
Dear Fellow Stockholder:
On behalf of your Board of Directors, I would like to extend a personal invitation for you to attend THQ's 2011 Annual Meeting of Stockholders on Thursday, July 28, 2011 at 9:00 a.m., Pacific Daylight Time. The Annual Meeting will be held at the Four Seasons Hotel, Two Dole Drive, Westlake Village, California 91362.
At this year's Annual Meeting, we will ask you to:

•	Elect as directors the six nominees identified in this Proxy Statement;

•	Approve the performance goals under the THQ Inc. 2006 Long-Term Incentive Plan;

•	Approve an amendment to the THQ Inc. 2006 Long-Term Incentive Plan to increase the number of shares of common stock reserved for issuance;

•	Approve an amendment to the THQ Inc. Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance;

•	Advise us as to whether you approve the compensation of our named executive officers (Say-on-Pay);

•	Indicate whether you prefer a vote to advise us on the compensation of our named executive officers every year, every two years, or every three years (Say-on-Pay frequency);

•	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2012; and

•	Conduct any other business properly brought before the Annual Meeting.
Information regarding these matters is set forth in the accompanying Notice of 2011 Annual Meeting of Stockholders and Proxy Statement, to which you are urged to give your prompt attention.
I know that it is not practical for most stockholders to attend the Annual Meeting in person. Whether or not you are able to attend in person, your vote is important. In addition to using the enclosed proxy card to vote your shares, you may submit your vote via the Internet or a toll-free telephone number. Instructions for using these services are provided on your proxy card. Mailing in your proxy card or voting your shares by using the telephone or the Internet will not limit your right to withdraw your proxy and vote in person, should you wish to attend the meeting.
Thank you for your ongoing support of THQ.
.

Very truly yours,

Brian J. Farrell Chairman of the Board of Directors, President and Chief Executive Officer

THQ Inc.
29903 Agoura Road
Agoura Hills, California 91301
Important Notice Regarding the Availability of Proxy Materials for
THQ's 2011 Annual Meeting of Stockholders to be held on July 28, 2011

THQ's Proxy Statement and Annual Report on Form 10-K for the fiscal year ended
March 31, 2011 are available at http://investor.thq.com

To the Stockholders of THQ Inc.:
NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders of THQ Inc., a Delaware corporation (the “Company”), will be held on Thursday, July 28, 2011 at 9:00 a.m., Pacific Daylight Time, at the Four Seasons Hotel, Two Dole Drive, Westlake Village, California 91362, for the following purposes, all as set forth in the attached Proxy Statement:
1.    To elect as directors the nominees identified in the Company's Proxy Statement to serve on our Board of Directors until the next Annual Meeting and until their successors qualify and are duly elected;
2.    To approve the performance goals under the THQ Inc. 2006 Long-Term Incentive Plan;
3.    To approve an amendment to the THQ Inc. 2006 Long-Term Incentive Plan to increase by seven million shares the number of shares of common stock reserved for issuance;
4.    To approve an amendment to the THQ Inc. Employee Stock Purchase Plan to increase by one million shares the number of shares of common stock reserved for issuance;
5.    To advise us as to whether you approve the compensation of our named executive officers (Say-on-Pay);
6.    To indicate whether you prefer a vote to advise us on the compensation of our named executive officers every year, every two years, or every three years (Say-on-Pay frequency);
7.    To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2012; and
8.    To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof. The Company does not know of any matter to be presented at the Annual Meeting other than those described in the Company's Proxy Statement.
The Board of Directors has fixed the close of business on June 3, 2011 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any continuation, postponement or adjournment thereof. If you held shares as of that date, you may vote and attend the meeting.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote as soon as possible using one of three convenient methods: (i) by accessing the Internet site described in these voting materials or the voting instruction form provided to you; (ii) by calling the toll-free number described in these voting materials; or (iii) by signing, dating and returning your proxy card. If you choose to vote via telephone or the Internet, you will have a PIN number assigned to you on the proxy card that you will use to safeguard your vote. If you sign and return your proxy and come to the meeting, your proxy may be returned to you, if you wish.

By Order of the Board of Directors

Agoura Hills, California June 30, 2011	Edward L. Kaufman Secretary

TABLE OF CONTENTS

Information about the 2011 Annual Meeting of Stockholders	1

Discussion of Proposals	5
Proposal Number 1 - Election of Directors	5
Proposal Number 2 - Approval of Performance Goals Under the THQ Inc. 2006 Long-Term Incentive Plan	8
Proposal Number 3 - Approval of an Amendment to the THQ Inc. 2006 Long-Term Incentive Plan to Increase the Number of Shares of Common Stock Reserved for Issuance	10
Proposal Number 4 - Approval of an Amendment to the THQ Inc. Employee Stock Purchase Plan to Increase the Number of Shares of Common Stock Reserved for Issuance	17
Proposal Number 5 - Advisory Vote on Compensation of our Named Executive Officers (Say-on-Pay)	20
Proposal Number 6 - Advisory Vote on Frequency of Advisory Vote on Compensation of our Named Executive Officers (Say-on-Pay Frequency)	22
Proposal Number 7 - Ratification of Independent Registered Public Accounting Firm	23

Corporate Governance and Director Compensation	24

Security Ownership of Certain Beneficial Owners and Management	32

Executive Officers	36

Compensation Discussion and Analysis	38

Executive Compensation	49

Report of the Audit Committee	63

Stockholder Proposals for the 2012 Annual Meeting	64

Exhibit A THQ Inc. 2006 Long-Term Incentive Plan	A-1

Exhibit B THQ Inc. Amended and Restated Employee Stock Purchase Plan	B-1

THQ Inc.
29903 Agoura Road
Agoura Hills, California 91301
PROXY STATEMENT
dated June 30, 2011
for
THQ's 2011 Annual Meeting of Stockholders
to be Held on July 28, 2011

INFORMATION ABOUT THE 2011 ANNUAL MEETING OF STOCKHOLDERS
WHY DID WE SEND YOU THIS PROXY STATEMENT?
We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors (“Board”) is soliciting your proxy to vote at our 2011 Annual Meeting of stockholders of THQ Inc. (referred to herein as “we,” “us,” “THQ,” or the “Company”). The Proxy Statement gives you information on the proposals to be voted upon at the Annual Meeting, as well as other information so that you can make an informed decision. You are invited to attend the Annual Meeting to vote on the proposals, but you do not need to attend in person in order to vote. You may instead vote by mail using the enclosed proxy card, or vote by using the Internet or the telephone as described in the instructions printed on your proxy card. The Proxy Statement and the accompanying form of proxy were first sent or given to stockholders on or about June 30, 2011.
TIME, DATE AND PLACE OF THE ANNUAL MEETING
Our Annual Meeting will be held at 9:00 a.m., Pacific Daylight Time, on Thursday, July 28, 2011 at the Four Seasons Hotel, Two Dole Drive, Westlake Village, California 91362. If you have any questions regarding this Proxy Statement or the Annual Meeting, you may direct them in writing to our Secretary at our mailing address as set forth on the cover page.
WHAT AM I VOTING ON?
At our Annual Meeting, we will ask you to:

•	Elect as directors the six nominees identified in this Proxy Statement;

•	Approve the performance goals under the THQ Inc. 2006 Long-Term Incentive Plan (“LTIP”);

•	Approve an amendment to the LTIP to increase by seven million shares the number of shares of common stock reserved for issuance;

•	Approve an amendment to the THQ Inc. Employee Stock Purchase Plan (“ESPP”) to increase by one million shares the number of shares of common stock reserved for issuance;

•	Advise us as to whether you approve the compensation of our named executive officers (Say-on-Pay);

•	Indicate whether you prefer a vote to advise us on the compensation of our named executive officers every year, every two years, or every three years (Say-on-Pay frequency);

•	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2012; and

•	Conduct any other business properly brought before the Annual Meeting.
WHO CAN VOTE?
The Board has set June 3, 2011 as the record date for the Annual Meeting. You are entitled to vote at the Annual Meeting if you held our common stock, either as a stockholder of record or as a beneficial owner, as of the close of business on such date.

HOW MANY VOTES DO I HAVE?
Each share of common stock is entitled to one vote on each of the matters presented for a vote at the Annual Meeting.
HOW MANY VOTES ARE REQUIRED TO CONDUCT THE MEETING?
A majority of our outstanding shares of common stock as of June 3, 2011 must be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Shares are counted as present in person or represented by proxy if stockholders owning such shares are present at the Annual Meeting or have properly submitted a proxy card. As of June 3, 2011, there were 68,327,422 shares of common stock outstanding and entitled to vote. Shares representing a majority of the outstanding shares, or 34,163,712, will constitute a quorum for the Annual Meeting.
HOW DO I VOTE IN PERSON?
Your shares may be voted at the Annual Meeting if you are present in person or represented by a valid proxy.
HOW DO I VOTE BY PROXY?
If you properly fill in your proxy card and send it to us in time to vote, or if you vote by using the Internet or vote by telephone as instructed on your proxy card, your “proxies” (Brian J. Farrell and Paul J. Pucino) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, the proxies will vote your shares to:

•	elect as directors the six nominees identified in this Proxy Statement;

•	approve the performance goals under the LTIP;

•	approve an amendment to the LTIP to increase by seven million shares the number of shares of common stock reserved for issuance;

•	approve an amendment to the ESPP to increase by one million shares the number of shares of common stock reserved for issuance;

•	approve the compensation of our named executive officers;

•	approve a frequency of voting every year on the compensation of our named executive officers; and

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2012.
Even if you currently plan to attend the Annual Meeting, it is a good idea to complete and return your proxy card, or vote by using the Internet or the telephone before the Annual Meeting date, just in case your plans change.
CAN I REVOKE MY PROXY?
You may change your vote after you have voted as described below.
Stockholders of Record. You may revoke your proxy by following any of these procedures:

•	If you voted by Internet or telephone, vote again using the Internet or telephone (which will supersede your earlier vote); or

•	If you voted by executing a proxy card, send in another signed proxy card with a later date; or

•	Send a letter revoking your proxy to our Secretary at the address indicated on page 64 under “Stockholder Proposals for the 2012 Annual Meeting;” or

•	Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.
Street Name Holders. You must follow the procedures required by the brokerage firm or bank through which you hold your shares to revoke your proxy. You should contact that firm directly for more information on those procedures.

WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A "STREET NAME" HOLDER?
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.”
WHAT VOTE IS REQUIRED FOR EACH PROPOSAL?
Election of Directors (Proposal 1): The six nominees receiving the highest number of “for” votes will be elected as directors. The Board recommends that you vote “FOR” the election of each of the nominees.
Approval of the performance goals under the LTIP (Proposal 2): The approval of the performance goals under the THQ Inc. 2006 Long-Term Incentive Plan requires the affirmative vote of a majority of the votes cast. The Board recommends that you vote “FOR” approval of the performance goals under the LTIP.
Approval of an Amendment to the LTIP to Increase the Number of Shares of Common Stock Reserved for Issuance (Proposal 3): Approval of an amendment to the THQ Inc. 2006 Long-Term Incentive Plan to increase the number of shares that will be available for issuance requires the affirmative vote of a majority of the votes cast. The Board recommends that you vote “FOR” approval of this amendment.
Approval of an Amendment to the ESPP to Increase the Number of Shares of Common Stock Reserved for Issuance (Proposal 4): Approval of an amendment to the THQ Inc. Employee Stock Purchase Plan to increase the number of shares of common stock that will be reserved for issuance requires the affirmative vote of a majority of the votes cast. The Board recommends that you vote “FOR” approval of this amendment.
Advisory Vote on Compensation of our Named Executive Officers (Say-on-Pay) (Proposal 5): The advisory vote on the compensation of our named executive officers is approved by the affirmative vote of a majority of the votes cast. While the results of this advisory vote are non-binding, our compensation committee and Board will consider the outcome of the vote in deciding whether any actions are necessary to address the concerns raised by the vote and when making future compensation decisions for named executive officers. The Board recommends that you vote to approve, on a non-binding, advisory basis, the compensation paid to THQ's named executive officers, as disclosed in this Proxy Statement.
Advisory Vote on Frequency of Advisory Votes on Executive Compensation (Say-on-Pay Frequency) (Proposal 6): The preferred frequency of the advisory vote on the compensation of our named executive officers is approved by the affirmative vote of a majority of the votes cast. While this advisory vote on the frequency with which an advisory vote on executive compensation should be held is non-binding, our board of directors and compensation committee will give careful consideration to the choice that receives the most votes when considering the frequency of future advisory votes on executive compensation. The Board recommends that you vote for a frequency of voting every year.
Ratification of Deloitte & Touche (Proposal 7): Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2012 requires the affirmative vote of a majority of the votes cast. The Board recommends that you vote “FOR” this proposal.
All Other Matters: All other matters being voted upon will be approved by the affirmative vote of a majority of the votes cast.
Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. A “broker non-vote” occurs when a broker holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. If you hold your shares in “street name” with a broker and do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum. Brokers generally have discretionary authority to vote on the ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants; however, brokers do not have discretionary authority to vote on the other proposals described above.

If you sign and return your proxy without voting instructions, your shares will be counted as a “for” vote in favor of each nominee identified in this Proxy Statement and “for” each other proposal.
WHO WILL COUNT THE VOTE?
Votes cast in person or by proxy prior to the close of voting at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting. The inspector of election will (i) determine whether a quorum exists, (ii) determine the authenticity, validity and effect of proxies, and (iii) receive and count the votes of our shares of common stock.
WILL ANYTHING ELSE BE VOTED ON AT THE ANNUAL MEETING?
Our Board knows of no matters, other than those stated above, to be presented and considered at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any postponements or adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the enclosed proxy may also, if a quorum is not present, vote such proxy to adjourn the Annual Meeting from time to time.
WHERE DO I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?
We will announce preliminary voting results at the Annual Meeting. We will also publish the final results in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission (“SEC”) within four business days after our Annual Meeting. Once filed, you can request a copy of the Form 8-K by contacting our Investor Relations department at (818) 871-5125. You can also get a copy on the Internet at http://investor.thq.com/ or through the SEC's electronic data system, called EDGAR, at www.sec.gov.
COSTS OF SOLICITING THESE PROXIES
We pay the expenses of preparing, printing and mailing this Proxy Statement and the proxy cards. Proxies may be solicited by our officers, directors and regular employees, without extra pay, by personal interviews, telephone, mail, e-mail or other appropriate means. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will reimburse such persons for their reasonable out-of-pocket expenses.
Additionally, we have engaged the services of MacKenzie Partners, Inc. to assist us with the solicitation of proxies. We anticipate the cost of such engagement to be approximately $10,000.

PROPOSAL NUMBER 1 ELECTION OF DIRECTORS
Our nominees for the election of directors at the Annual Meeting include five independent directors, as defined in the applicable rules for companies traded on the NASDAQ Global Select Market (NASDAQ), and our President and Chief Executive Officer, Brian J. Farrell. Our stockholders elect all directors annually. At the recommendation of the Nominating/Corporate Governance Committee, the Board has selected the nominees to serve as directors for the term beginning at the Annual Meeting on July 28, 2011 until the next annual meeting of stockholders and the election and qualification of their successors, if any.
Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received FOR the election of each nominee named in this proposal. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.
Pursuant to THQ's Bylaws, directors shall be elected by a plurality of the votes cast in the election of the directors. In accordance with our Bylaws, since our Secretary did not receive timely and proper notice from a stockholder indicating an intention to nominate one or more candidates to compete with the Board's nominees, the election of directors is considered “uncontested” and therefore, as long as a quorum is present at the Annual Meeting, the six nominees nominated by the Board will be elected to the Board.
All director nominees are currently serving on the Board. There is no family relationship between any nominee and any other nominee or executive officer of the Company. In the last fiscal year, there were no reportable business relationships between the Company and any director.
The Board recommends that you vote “FOR” the election of each of the nominees.
All of our directors bring to the Board a wealth of leadership and management experience, including board experience and experience derived from their service as executives of large public companies. Certain individual experience, qualifications, attributes and skills of each of our directors that we believe contribute to the Board's effectiveness and success and led the Board to conclude that such directors should be re-nominated as directors are described in each of the biographies below.
Brian J. Farrell (age 57) has been our President and Chief Executive Officer since January 1995 and a director since March 1993. Between October 1992 and January 1995, Mr. Farrell served as our Executive Vice President and Chief Operating Officer. From July 1991 to October 1992, Mr. Farrell served as our Vice President, Chief Financial Officer and Treasurer. Mr. Farrell was employed by Deloitte Haskins & Sells, a predecessor of Deloitte & Touche LLP, an international accounting firm and our current auditors, from 1978 to 1984.
Mr. Farrell's qualifications for election to our Board include his depth of institutional knowledge and understanding of our company and our business, which he has gained from his 20 years with the company, including 16 years of service as our President and Chief Executive Officer. Mr. Farrell has strong financial knowledge, having worked with Deloitte Haskins & Sells and as a Chief Financial Officer and Treasurer of a large company. Additionally, we believe it is crucial to have the perspective of the Company's Chief Executive Officer represented on the Board to provide direct insight into the Company's day-to-day operation and strategic vision.
Lawrence Burstein (age 68) has been a director since July 1991. Since March 1996, Mr. Burstein has served as President and a director and has been a stockholder of Unity Venture Capital Associates Ltd., a private investment company. From 1986 through March 1996, Mr. Burstein was President, a director and a principal stockholder of Trinity Capital Corporation, a private investment company. Mr. Burstein is a director of CAS Medical Systems, Inc., I.D. Systems, Inc. and Atrinsic, Inc.
Mr. Burstein's qualifications for election to our Board include the financial expertise he has gained in almost 25 years as president and director of private investment companies, as well as the institutional knowledge he has gained in his almost two decades with THQ. Mr. Burstein also possesses extensive knowledge regarding corporate governance matters and other items applicable to public companies through his service on the boards of directors of several other public companies.

Henry T. DeNero (age 65) has been a director since June 2003. Since January 2001, Mr. DeNero has been an independent management consultant. From January 1999 to December 2000, he was Chairman and Chief Executive Officer of HomeSpace, Inc., an Internet company in the real estate and mortgage services business. From July 1995 to December 1998, he was Executive Vice President of First Data Corporation, a computer services company. From June 1994 to June 1995, Mr. DeNero was an independent management consultant. From April 1992 to April 1994, he was Vice Chairman and Chief Financial Officer of Dayton Hudson Corporation (now Target Corporation), a general merchandise retailer. From 1973 to 1992, he was with the management consulting firm, McKinsey & Company, Inc., first as an associate and later as a principal (junior partner) and then a director (senior partner) of the firm. Mr. DeNero is also a director of Western Digital Corporation.
Mr. DeNero's qualifications for election to our Board include his significant financial experience, which qualify him as an audit committee financial expert, as defined by SEC rules. In addition to several executive and consultant roles, Mr. DeNero served as chief financial officer of Dayton Hudson Corporation (now Target Corporation), a top retailer in the video game industry, which provides our Board with insight into aspects of the retail environment in our industry.
Brian P. Dougherty (age 54) has been a director since November 2002. Mr. Dougherty is the founder, Chief Executive Officer and Chairman of the Board of AirSet, Inc. (formerly Airena, Inc.), a software development company that he founded in 2003. In the 22 years prior to founding AirSet, Mr. Dougherty founded and served as chief executive officer and/or chief technology officer as well as a director of several companies, including the following: Imagic, a third‑party maker of games for the Atari 2600, and other early video game consoles; Geoworks Corporation, a publicly‑traded company that developed video games for consoles and PCs, productivity software and operating systems for PCs, and operating systems and applications for mobile phones; Global PC, Inc., a company that provided an easy-to-use internet‑driven personal computer system targeting the first-time user market; MyTurn.com, a publicly‑traded company that acquired substantially all of the assets of Global PC and was a provider of easy-to-use Internet‑driven related computing products and services targeted at providing a complete solution to those without computers and access to the Internet; and Wink Communications, a publicly traded provider of end-to-end interactive television services to the cable and satellite industries. Mr. Dougherty became Chief Technology Officer of MyTurn.com five months before it filed a voluntary petition for relief under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California in March 2001. Mr. Dougherty's role as Chief Technology Officer did not involve leading the company from an operational perspective nor raising financing for ongoing operations-Mr. Dougherty was responsible for integrating the GEOS operating system, which MyTurn.com licensed from Geoworks Corporation, into the company's GlobalPC product. Mr. Dougherty began his career in the video game industry in 1979 with Mattel, where he created games for the Intellivision. Mr. Dougherty has a BS in Electrical Engineering and Computer Science from UC Berkeley.
Mr. Dougherty's qualifications for election to our Board include his experience as the founder and Chief Executive Officer of other software/gaming technology companies. In those positions, among other things, Mr. Dougherty has also gained unique experience and valuable insight regarding not only our core business, but also the Internet and other emerging software/technology businesses.
Jeffrey W. Griffiths (age 60) has been a director since October 2005. Since September 2006, Mr. Griffiths served as President and Chief Executive Officer of Lumber Liquidators, a national retailer of hardwood flooring, and since January 2011, Mr. Griffiths has served as Chief Executive Officer. Mr. Griffiths was President and Chief Executive Officer of video game retailer Electronics Boutique Holdings Corp. (“EB”) from 2001 through 2005, when EB merged with GameStop Corp. Mr. Griffiths' career at EB spanned more than 20 years. He served as Vice President and Senior Vice President of Merchandising, Marketing and Distribution for EB from 1987 to 1996 and from 1996 to 2001, respectively. Mr. Griffiths also served as a director of EB from 2001 to 2005 and of Game PLC, formerly Electronics Boutique PLC, from 1995 to 1997. He serves on the board of Trustees of Albright College and the board of directors of the Philadelphia Academies Inc. and Lumber Liquidators. Mr. Griffiths holds an MBA from Temple University and a BA from Albright College.
Mr. Griffiths' qualifications for election to our Board include his extensive business knowledge and financial and accounting experience from having served as President and Chief Executive Officer of EB and Lumber Liquidators, both public companies. Additionally, his more than 20 years experience in the video game industry, in particular in the retail channel, provides unique insight and expertise to the Board.
James Whims (age 56) has been a director since April 1997. Since February 2010, Mr. Whims has been a partner at Alsop Louie Partners, a venture capital firm specializing in high technology enterprises, and serves as a director of Smith & Tinker and Ruckus Media Group, Alsop Louie Partners portfolio companies. Since 1996, Mr. Whims has been a Managing Director of TechFund Capital I, L.P., TechFund Capital II, L.P., and since 2001, TechFund Capital Europe, venture capital firms concentrating on high-technology enterprises. From 1994 to 1996, Mr. Whims was Executive Vice President of Sony Computer Entertainment of America. Mr. Whims was a co-founder of Worlds of Wonder, an American toy company founded by former Atari employees, which distributed the Nintendo Entertainment System in the United States during its first few years after launch. He was a key executive at Software Toolworks and served as a director of PortalPlayer, Inc. and 3DFX. Mr. Whims is a board member of Synaptics Inc. and numerous private company boards. Mr. Whims holds an MBA from the University of Arizona and a BA from Northwestern University.
Mr. Whims' qualifications for election to our Board include his vast video game knowledge, having been in the industry for nearly three decades. Among the many accomplishments of his lengthy career, he has been responsible for the launch of the Sony PlayStation in the United States, as well as Worlds of Wonder's launch of the Nintendo Entertainment System in the United States. Mr. Whims' extensive industry experience provides our Board with invaluable insight into the video game industry.

UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES
RECEIVED BY THEM FOR EACH DIRECTOR LISTED ABOVE.

PROPOSAL NUMBER 2 APPROVAL OF PERFORMANCE GOALS UNDER THE THQ INC. 2006 LONG-TERM INCENTIVE PLAN
Why the Company is Seeking Stockholder Approval
Section 162(m) of the U.S. Internal Revenue Code, as amended, and the regulations promulgated thereunder (the “Code”), limits the deductibility of compensation paid to “covered employees” (within the meaning of Section 162(m) of the Code) in excess of $1 million unless the compensation, in relevant part, satisfies the “performance-based compensation” exception under Section 162(m) of the Code. Qualified performance-based compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals.
In order for equity awards granted under our LTIP to qualify as tax-deductible “performance-based compensation” within the meaning of Section 162(m) of the Code, our stockholders must approve the material terms of the performance goals applicable to such awards every five years. In 2006, our stockholders initially approved the LTIP, which contains the following list of enumerated performance goals applicable to qualified performance-based awards granted under the LTIP:

Net sales; revenue; revenue growth; operating income; pre-tax or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income; division, group or corporate financial goals; return on equity; total stockholder return; return on assets or net assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models; comparisons with various stock market indices; reductions in costs; cash flow (before or after dividends) cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital; cash flow return on investment; improvement in or attainment of expense levels or working capital levels; implementation, completion or attainment of measurable objectives with respect to research, development, products or projects; achievement of software development milestones; and cash margins.

Because the Compensation Committee has the authority to select from this list of enumerated performance goals the specific performance goals that would apply to awards intended to qualify as performance-based compensation granted under the LTIP, we are asking our stockholders to approve the materials terms of such performance goals for purposes of Section 162(m) of the Code.

Performance-Based Compensation and the LTIP
We issue stock options that are considered to be performance-based compensation because they have exercise prices not less than the fair value of common stock on the date of grant. Prior to May 2011, we issued performance accelerated restricted stock (PARS) and performance accelerated restricted stock units (PARSUs) that contained vesting acceleration features based upon the Company's performance. Because the PARS and PARSUs contained a five-year cliff vest feature, neither was considered performance-based. Beginning in May 2011, the Compensation Committee resolved to issue performance-based share units (PSUs) to our executives rather than PARS or PARSUs. The PSUs are performance-based stock units that vest only to the extent the performance goals established at the beginning of the performance period are achieved. We believe that these awards incentivize our executives to achieve our business plan and serve to align their interests with those of our stockholders. The LTIP provides for a number of performance goals with respect to these awards, which enables us to structure such awards in the way we believe best supports our business plan for the award's performance period.

Benefits of Approving the Performance Goals under the LTIP
The Board believes that the approval of the material terms of the performance goals applicable to awards intended to qualify as performance-based compensation granted under the LTIP, as described above for purposes of Section 162(m) of the Code, is in the best interests of the Company and its stockholders and will permit the Compensation Committee to grant performance-based awards under the LTIP that meet the requirements for tax deductibility under Section 162(m) of the Code.

Approval Standard under Section 162(m) of the Code

Under Section 162(m) of the Code, the material terms of a performance goal are approved by stockholders if, in a separate vote, a majority of the votes cast (in person or by proxy) on the issue are cast in favor of approval. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of this proposal.
Additional Information about the LTIP
A summary of the LTIP, as well as a description of eligibility to receive awards under the LTIP, the maximum amount of compensation that can be paid to an employee under the performance goals, awards outstanding, shares available for future awards, potential future awards under the LTIP and U.S. federal income tax consequences relating to awards under the LTIP appears below in “Proposal Number 3 - Approval of an Amendment to the THQ Inc. 2006 Long-Term Incentive Plan to Increase the Number of Shares of Common Stock Reserved for Issuance” starting on the following page. A copy of the LTIP, as proposed to be amended (see Proposal Number 3), is annexed to this Proxy Statement as Exhibit A.

The Board recommends that you vote “FOR” approval of the performance goals under the LTIP.
UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM FOR PROPOSAL NUMBER 2.

PROPOSAL NUMBER 3 APPROVAL OF AN AMENDMENT TO THE THQ INC. 2006 LONG-TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE

Our Board has adopted, and recommended that the stockholders approve, an amendment to our 2006 Long-Term Incentive Plan (the “LTIP”) to increase the number of shares of common stock reserved for issuance under the LTIP by seven million (7,000,000). The LTIP was originally approved by the stockholders on July 20, 2006 with a total of 6,000,000 shares of common stock reserved for issuance and an amendment was approved by our stockholders on July 31, 2008 increasing the number of total shares of common stock reserved for issuance under the LTIP to 11,500,000.
This section provides a summary of the LTIP, as proposed to be amended. The complete LTIP, as proposed to be amended, is annexed to this Proxy Statement as Exhibit A. For a complete description of the terms and conditions of the LTIP, you should read the proposed, amended LTIP.
Reasons for Amendment
The purpose of the proposed amendment is to ensure that the LTIP includes a sufficient number of shares in order for the Company to continue granting equity awards, which align the interests of our employees, officers and directors to those of our stockholders since grantees generally only receive equity compensation if value is created for our stockholders. Additionally, the Board believes that the Company's long-term financial interests, including its growth and performance, are dependent upon its ability to attract and retain selected individuals to serve as directors, employees, consultants and/or advisors of the Company who are expected to contribute to the Company's success and to achieve its long-term objectives. Equity awards serve an important role in our ongoing effort to recruit, retain and reward the critical talent we need to be successful in our highly competitive industry.

	Long-Term Incentive Plan (LTIP)
	All Equity Awards Outstanding	Options Exercisable	Employees with Equity Grants Outstanding	LTIP Shares Available for Future Issuance	Common Shares Outstanding
June 3, 2011	9,666,671	4,476,254	1,270	4,094,260	68,327,422

While the use of equity is a critical piece of our compensation strategy, we do focus on managing the issuance of equity in order to maintain a reasonable level of dilution. We believe that a significant portion of our outstanding equity awards is unlikely to be dilutive since 8,108,188, or 86%, of outstanding stock options and 4,206,198, or 94%, of exercisable stock options are “under water” as of June 3, 2011, meaning that the exercise price of the stock option was higher than THQ's closing stock price as of such date, which was $4.13. As of the end of fiscal 2011, approximately 25% of outstanding stock options had a weighted-average exercise price of $24.33 and a weighted-average remaining term of 1.2 years. All outstanding stock options have five-year terms and expired options are not returned to the available shares in the LTIP.
In addition, we believe that since we use a fungible counting mechanism against the share reserve, where each option is counted as one against the reserve, but each full-value vehicle, such as restricted stock units (RSUs) and performance share units (PSUs), is counted as 2.17 shares against the reserve, our request for seven million additional shares of common stock will not dilute outstanding shares by that amount.
In fiscal 2011, the net amount of stock options and restricted stock units granted from the LTIP amount to awards of 0.7 million shares. The approximate mix of the grants in fiscal 2011 was: 1/3 for the executive officers of the Company, 1/3 for the highest non-executive performers of the Company, and 1/3 for newly hired employees. Our average net grant amount over the past three fiscal years is 1.6 million shares, which is lower than our historical annual amount, due to relatively high forfeitures returning to the LTIP, primarily related to business realignments that occurred over the past few years. We do not anticipate such high level of forfeitures returning to the LTIP to continue in the future.
If the proposed addition of seven million shares is approved by our stockholders, we anticipate having sufficient shares to meet our needs for recruiting, motivation and retention through the next two to three fiscal years, although those expectations could change in response to extraordinary circumstances (such as acquisitions). We have no other equity incentive plans under which we grant stock options or other stock-based awards.

Promotion of Good Corporate Governance Practices
We have designed the LTIP to include a number of provisions that we believe promote best practices by reinforcing the alignment between equity compensation arrangements for our non-employee directors, officers and employees and stockholders' interests. These provisions include, but are not limited to, the following:

•	No Discounted Options or SARs. Stock options and Stock Appreciation Rights (“SARs”) may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•
No Repricing Without Stockholder Approval. At any time when the exercise price of a stock option or SAR is above the market value of the Company's common stock, the Company cannot, without stockholder approval, “reprice” those awards by reducing the exercise price of such stock option or SAR or exchanging such stock option or SAR for cash, other awards or a new stock option or SAR at a reduced exercise price.

•
No Liberal Share Recycling. Shares subject to an option or SAR that expires without being exercised, shares tendered by a participant or withheld by the Company in payment of the purchase price of an option, shares tendered by a participant or withheld by the Company to satisfy any tax withholding obligation with respect to an equity award, shares purchased by us in the open market using the proceeds of option exercises, and shares subject to a SAR that are not issued in connection with the settlement of the SAR on exercise thereof do not become available for issuance as future awards under the LTIP.

•
Fungible Share Design. Shares issued in connection with full-value vehicles count against the number of shares authorized for issuance under the LTIP at a higher rate than shares issued upon exercise of stock options or SARs.

•
Minimum Vesting Periods. Except for the death, disability or retirement of a participant, or a change in control of the Company, generally (i) stock awards and stock unit awards subject solely to the continued employment of employees of the Company or a subsidiary have a vesting period of not less than three (3) years from date of grant (but permitting pro rata vesting over such time), and (ii) stock awards and stock unit awards subject to the achievement of performance objectives have a vesting period of not less than one (1) year from the date of grant.

•	No Transferability. Awards generally may not generally be transferred, except by will or the laws of descent and distribution.

•	No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the LTIP can automatically be replenished.

•	No Automatic Grants. The LTIP does not provide for automatic grants to any participant.

•	No Tax Gross-ups. The LTIP does not provide for any tax gross-ups.
Summary of LTIP
The following is a summary of key LTIP provisions, as proposed to be amended:

Term of Plan:
The LTIP will remain in effect until all shares subject to the plan have been purchased and/or acquired according to the provisions of the LTIP; provided, however, that no awards may be granted on or after the tenth anniversary of the plan's effective date.

Effective Date:	July 20, 2006
Award Types:	(1)	Stock Options (including incentive stock options);
	(2)	SARs, including Tandem Stock Appreciation Rights;
	(3)	Restricted Stock Awards;
	(4)	Other Stock Unit Awards; and
	(5)	Performance Awards (in the form of Performance Shares or Performance Units, including annual cash bonuses)

Shares Authorized:	If the amendment is approved, the total number of shares of THQ common stock that may be issued under the plan will not exceed 18.5 million shares, subject to certain adjustments.

Shares subject to awards of stock options or SARs count against the share limit 1:1 (one share for every one share granted).

Shares subject to awards other than stock options or SARs count against the share limit 2.17:1 (2.17 shares for every one share granted).
Award Limits:	(1) Annual per person maximum of 1,000,000 stock options or SARs;
(2) Annual per person maximum of 500,000 restricted stock, performance shares or other stock unit award provided, however, in any 12-month period in connection with the initial employment of a participant (or the participant's re-employment following a termination of at least 90 days), such maximum amounts may be 2,000,000 for stock options and stock appreciation rights or 1,000,000 for restricted stock, performance shares or other stock unit awards.

Additionally, maximum cash payout with respect to Performance Units in any 12-month period that may be made to a single participant will be $5 million; provided, however, such amount may be $10,000,000 in connection with the initial employment of a participant (or the participant's re-employment following a termination of at least 90 days).

Vesting and Exercise:
Vesting schedules are determined by the Compensation Committee. Stock options have a maximum five-year term limit and shall vest as set forth in the award agreements granting such options. Stock awards and stock unit awards subject solely to the continued employment of employees of the Company shall generally vest not less than three (3) years from the date of grant (but may provide for pro rata vesting over such time). Stock awards and stock unit awards subject to the achievement of performance objectives shall have a vesting period of not less than one (1) year from date of grant.

Amendment and Termination:	No alteration, amendment, suspension or termination shall be effective without stockholder approval if such approval is required by law or under NASDAQ rules.
No amendments to, or termination of, the LTIP shall in any way impair the rights of a participant under any award previously granted without such participant's consent.

Other Material Features of the LTIP

Eligibility. Any director or employee of the Company or any of its subsidiaries (including a prospective employee, conditioned upon such person's becoming an employee) is eligible to receive an award under the LTIP. Awards may also be granted to a consultant or advisor of the Company, so long as such person (i) renders bona fide services to the Company that are not in connection with the offer and sale of the Company's securities in a capital-raising transaction, and (ii) does not directly or indirectly promote or maintain a market for the Company's securities.
As of June 3, 2011, THQ has over 1,700 employees and six non-employee directors who were eligible to receive awards under the LTIP. The selection of participants and the nature and size of the awards granted to participants is subject to the discretion of the Compensation Committee. Accordingly, the Company cannot specifically identify those employees and directors to whom awards may be granted under the LTIP because no such determination has been made.
Administration. The LTIP is administered by the Compensation Committee of the Board of the Company. The Compensation Committee consists of at least two persons and Committee members are non-employee directors, as defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (“Code”), and “independent” for purpose of the rules and regulations of the NASDAQ Global Select Market.
The Compensation Committee has the authority to select the participants in the LTIP and to determine the size and types of awards, the number of shares subject to awards and the terms and conditions of these awards in accordance with the terms of the LTIP; provided, however, awards granted to directors of the Company must be approved by the Board. The Compensation Committee also has full authority to interpret the LTIP and to establish rules for its administration. Further, the Compensation Committee will make all other determinations that may be necessary or advisable for the administration of the LTIP.
Awards. A participant in the LTIP is permitted to receive multiple grants of awards. The terms and provisions of a type of award with respect to any recipient need not be the same with respect to any other recipient of such award.
Stock Options. Stock options may be either nonqualified stock options or incentive stock options that comply with section 422 of the Code. Each stock option grant will be evidenced by a written award agreement containing such terms and conditions as the Compensation Committee shall determine which are not inconsistent with the provisions of the LTIP.
Except in the case of awards granted in substitution for awards previously granted by an entity acquired by the Company, the purchase price will not be less than the fair market value of a share on the grant date of such option. Once an award is granted, the Committee shall not, without the approval of our stockholders, (a) lower the option price per Share of an Option after it is granted, (b) cancel an option when the option price per share exceeds the fair market value of the underlying shares in exchange for cash or another award (other than in connection with substitute awards), or (c) take any other action with respect to an option that would be treated as a repricing under the rules and regulations of the NASDAQ Global Select Market.
Subject to the terms of the LTIP and the applicable award agreement, as well as THQ's Policy on Insider Trading and Confidentiality of Information, any option may be exercised at any time during the period commencing with the first date permitted under the vesting schedule set forth in such award. Each stock option may be exercised in whole or in part after the grant becomes exercisable. The LTIP limits the term of any stock option to five years. The Compensation Committee has the discretion to determine the form(s) and method(s) by which payment of the exercise price will be made by the participant, including, without limitation, by use of cash, shares, other awards, property, or any combination of the foregoing.
Stock Appreciation Rights (SARs). SARs entitle a participant to receive an amount equal to the excess of the fair market value of a share of THQ stock on the date the SAR is exercised over the fair market value of a share of THQ stock on the date the SAR is granted, multiplied by the number of shares to which the SAR is exercised. The payment may be made in cash, shares, other property, or any combination thereof.
The Compensation Committee may grant SARs under the LTIP alone or in tandem with stock options. SARs that are granted alone must be granted with a per share exercise price not less than 100 percent of the fair market value of a share of the Company stock on the date of grant. The grant price of tandem SARs will equal the option price of the related stock option. The LTIP prohibits the repricing of SARs without first obtaining stockholder approval for such repricing. The LTIP limits the term of SARs to five years from the grant date.
Restricted Stock Awards. An award of restricted stock is a share of Company stock granted to the participant that may not be sold or otherwise disposed of during a restriction period. Except for the death, disability or retirement of the participant, or a change in control, restricted stock awards subject solely to the continued employment of employees of the Company shall have a vesting period of not less than three (3) years from date of grant (but may provide for pro rata vesting over such time), and restricted stock awards subject to the achievement of performance objectives shall have a vesting period of not less than one (1) year from date of grant. Such minimum vesting periods shall not be applicable to (i) grants of restricted stock in payment of performance awards and other earned cash-based incentive compensation, or (ii) grants, in total, which do not exceed ten percent (10%) of the number of shares authorized for grant under the LTIP.
For awards of restricted stock, the participant will have all rights as a holder of shares of THQ stock except that the restricted shares cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the end of the restriction period established by the Compensation Committee and specified in the award agreement, or upon earlier satisfaction of any other conditions, as specified by the Compensation Committee in its sole discretion and set forth in the award agreement.
Other Stock Unit Awards. Other stock unit awards are awards of units having a value equal to an identical number of shares. The Compensation Committee will determine the terms and conditions of such awards and set forth such terms and conditions in an award agreement. Except for the death, disability or retirement of the participant, or a change in control, other stock unit awards subject solely to the continued employment of employees of the Company shall have a vesting period of not less than three (3) years from date of grant (but may provide for pro rata vesting over such time), and other stock unit awards subject to the achievement of performance objectives shall have a vesting period of not less than one (1) year from date of grant. Such minimum vesting periods shall not be applicable to (i) grants of other stock unit awards in payment of performance awards and other earned cash-based incentive compensation, or (ii) grants, in total, which do not exceed ten percent (10%) of the number of shares authorized for grant under the LTIP.
Performance Shares and Performance Units. Performance shares and performance units are awards of a fixed or variable number of shares or of dollar-denominated units that are earned by achievement of performance goals established by the Compensation Committee. In no event may a performance award vest less than 12 months from the commencement of a performance period. Amounts earned under performance share and performance units may be paid in cash, shares, property, or any combination thereof.
Performance Goals. Section 162(m) of the Code limits publicly-held companies such as the Company to an annual deduction for federal income tax purposes of $1 million for compensation paid to each of their “covered employees.” A

“covered employee” is, generally, an individual whose compensation is reported in the summary compensation table and who also was employed as an executive officer of the Company on the last day of the taxable year. However, performance-based compensation is excluded from this limitation. The LTIP is designed to permit the Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of section 162(m).
Under the LTIP, the Committee may condition the grant, vesting and/or exercisability of a restricted stock award, a performance award or another stock unit award, upon the attainment of performance targets related to one or more performance goals over a performance period selected by the Compensation Committee. The Compensation Committee may reduce any such award below the maximum amount that could be paid based upon the degree to which the performance targets related to such award were attained. However, the Compensation Committee may not increase any award that is intended to satisfy the exception for “qualified performance-based compensation” set forth in section 162(m) of the Code above the maximum amount that could be paid based on the attainment of the performance targets.
For any awards that are intended to satisfy the section 162(m) exception for “qualified performance-based compensation”, the awards will be conditioned upon the achievement of pre-established goals relating to specified levels of one or more of the following performance measures: net sales; revenue; revenue growth; operating income; pre-tax or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income; division, group or corporate financial goals; return on equity; total stockholder return; return on assets or net assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models; comparisons with various stock market indices; reductions in costs; cash flow (before or after dividends) cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital; cash flow return on investment; improvement in or attainment of expense levels or working capital levels; implementation, completion or attainment of measurable objectives with respect to research, development, products or projects; achievement of software development milestones; and cash margins. Such performance goals also may be based solely by reference to the Company's performance or the performance of a subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies.
Reuse of Shares for Further Awards. To the extent that shares of THQ stock subject to an outstanding award under the LTIP and certain of the Company's prior equity plans are not issued by reason of forfeiture of such award or by reason of being settled in cash in lieu of shares, then such shares will immediately again be available for issuance under the LTIP. Shares underlying awards granted in substitution for awards previously granted by an entity acquired by the Company will not be counted against the LTIP limit.
Change in Control. Unless otherwise provided in an award agreement, in the event of a change in control in which the successor company does not assume or substitute outstanding awards, upon the change in control:

•	Options and SARs shall immediately vest and become fully exercisable; and

•
Restrictions and deferral limitations on restricted stock and other stock unit awards shall lapse and the restricted stock or other stock units shall become free of all restrictions and limitations and become fully vested.

In the event of a change in control in which the successor company does assume or substitute outstanding awards, if the participant's employment with the successor company is terminated within a certain time period, as set forth in the award agreement, vesting of awards, other than performance awards, shall be accelerated.
Additionally, at the Compensation Committee's discretion, an award agreement may provide that in the event of a Change in Control of the Company (i) options and SARs may be cancelled and terminated without payment if the fair market value of one share of the Company's stock on the date of the change in control is less than the per share option exercise price or SAR grant price; and (ii) performance awards shall be considered earned and payable as of the date of the change in control and any deferrals or restrictions thereon shall lapse as of such date. Further, with respect to options and SARs, the Committee may terminate outstanding awards and pay cash, stock or property to the participant in an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of such Change in Control over the exercise price per share of such option or SAR.
The Board believes that the LTIP's Change in Control definition is consistent with current sound principles of corporate governance. The definition of a Change in Control is complex, but is summarized as follows. It provides that a Change in Control will have occurred if:

•	Any person not affiliated with THQ acquires 50% or more of the voting power of our outstanding securities;

•	We merge with another company and our voting stock represents less than 60% of the voting power of the new entity;

•
During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board cease for any reason to constitute at least a majority of the Board (except for certain individuals nominated to the Board by a majority of the incumbent directors); or

•	The Company is liquidated or dissolved.
Certain Adjustments. If the Compensation Committee determines that any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affects the shares such that an adjustment is determined by the Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended under the LTIP, then the Compensation Committee may make any adjustments or substitutions of awards as the Compensation Committee determines.
Transferability. No award may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and each award, and each right under an award, will be exercisable during the participant's lifetime and only by the participant or, if permissible by applicable law, such person's guardian or legal representative; provided, however, an award may be transferred to a “permitted assignee” with the consent of the Compensation Committee. A “permitted assignee” is (i) a Participant's spouse, children, or grandchildren (including any adopted step children and grandchildren), (ii) a trust or partnership for the benefit of one or more person referred to in clause (i), or (iii) a charity.
Termination of Employment or Services. The Compensation Committee, in its sole discretion, will set forth in the applicable award document the extent to which a participant will have the right to exercise or retain an award following termination of employment with THQ or any subsidiary or following the termination of his or her service as a director.
Other Provisions. The Compensation Committee may provide that the receipt of payment of cash or the delivery of shares that would otherwise be due to a participant under an award may be deferred at the election of the participant pursuant to an applicable deferral plan established by the Company or a subsidiary.
The Compensation Committee may make awards on terms and conditions other than those described above or in the LTIP to comply with the laws and regulations of any foreign jurisdiction or to make an award more effective under such laws or regulations.
No award will be construed as giving any participant a right to receive future awards or to continued employment or service with the Company.
U.S. Federal Income Tax Consequences. The following is a brief description of the Company's understanding of the federal income tax consequences applicable to awards that may be granted under the LTIP. This description may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not address any state, local or foreign tax consequences. To the extent any awards under the LTIP are subject to Section 409A of the Code, the following description assumes that such awards will be designed to conform to the requirements of Section 409A of the Code and the regulations or other guidance promulgated thereunder.
Stock Options. Under current federal tax law, upon the grant of a non-qualified stock option, no taxable income will be realized by the optionee and the Company will not be entitled to any tax deduction. Upon exercise of a non-qualified stock option, an optionee will realize ordinary taxable income on the date of exercise. Such taxable income will equal the difference between the option price and the fair market value of the Common Stock on the date of exercise (the “Spread at Exercise”). The Company will be entitled to a corresponding tax deduction. Upon the grant of an incentive stock option, no taxable income will be realized by an optionee and the Company will not be entitled to any tax deduction. If an optionee exercises the option, as an employee or within three months of termination, then generally, no such taxable income or deduction will result at the time of the exercise of such option; however, the Spread at Exercise will be included in alternative minimum taxable income for purposes of the alternative minimum tax provisions of the Code. The Company will not be entitled to any tax deduction. If an optionee sells or otherwise disposes of stock acquired from the exercise of an incentive stock option within two years from the date of grant of the option or one year from the date of exercise of the option, a “disqualifying disposition” occurs. If a disqualifying disposition occurs, the disposition will result in ordinary income at the time of the disposition in an amount equal to the lesser of (1) the gain on the sale or (2) the Spread at Exercise. If the gain exceeds the Spread at Exercise, the excess is a short-term or long-term capital gain depending upon how long the shares are held prior to the sale. If the stock is sold for less than the exercise price, failure to meet the holding period requirement generally will result in a short-term or long-term capital loss, depending upon how long the shares have been held before the sale, equal to the difference between the exercise price and the sale price. If there is no disqualifying disposition of stock acquired from the exercise of an incentive stock option, any gain or loss realized by the employee from the sale or exchange of such stock will be treated as a long-term capital gain (or loss) and no tax deduction will be allowable to the Company.
SARs. A recipient does not recognize taxable income on the grant of stock appreciation rights, but does recognize ordinary income when they are exercised. The amount of this ordinary income will be the cash or the fair market value of the shares of common stock received upon exercise. The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the participant, subject to the limitations of Section 162(m) of the Code.
Restricted Stock Awards. A participant generally does not recognize taxable income on the receipt of restricted stock, but does recognize ordinary income on the date the recipient's interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture (the “vesting date”), in an amount equal to the fair market value of the shares on that date. Any dividends paid on the shares of restricted stock before the vesting date are also taxable as compensation income upon receipt. However, a participant may elect to recognize income upon the receipt of shares of restricted stock, rather than on the vesting date, equal to the fair market value of the shares on the date of the award. If the participant makes this election, dividends paid with respect to the shares of restricted shares that are paid currently (rather than held subject to forfeiture) will not be treated as compensation, but rather as dividend income, and the recipient will not recognize additional income on the vesting date. The participant will not be entitled to any deduction if, after making this election, he or she forfeits any of the shares of restricted stock. If shares of restricted stock are forfeited after this election is made, the recipient will not be entitled to a refund of the ordinary income tax paid on the shares. The recipient may, however, be entitled to receive a capital loss deduction upon forfeiture. The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a grant of shares restricted stock, subject to the limitations of Section 162(m) of the Code.
Other Stock Unit Awards. A recipient does not recognize taxable income on the grant of RSUs, but does recognize ordinary income when they vest, unless settlement of the RSUs is deferred in accordance with the requirements of federal tax law. If these requirements are met, the recipient will recognize taxable income when the shares of common stock are delivered. The amount of this ordinary income will be the fair market value of the shares on the date of vesting or settlement, as applicable, plus the amount of cash payable or paid, as applicable. Any dividends paid on RSUs are also taxable as compensation income upon vesting or payment, as applicable.
Performance Shares. A recipient does not recognize taxable income on the grant of performance share awards, but does recognize ordinary income, to the extent that the designated performance measures are satisfied, when they vest unless settlement is deferred in accordance with the requirements of federal tax law. Upon vesting, or settlement, as applicable, the recipient will recognize taxable income when the cash or shares of common stock are delivered. The amount of this ordinary income will be the fair market value of the shares on the date of vesting or delivery, as applicable, plus the amount of cash payable or paid, as applicable. Any dividends paid on performance share awards are also taxable as compensation income upon vesting or payment, as applicable. The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a grant of performance share awards, subject to the limitations of Section 162(m) of the Code.
Required Vote and Recommendation of the Board
The proposal to amend the LTIP requires the approval of the holders of a majority of the voting shares present at the annual meeting in person or by proxy and voting for or against this proposal. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of this proposal.
THE BOARD RECOMMENDS THAT YOU VOTE FOR PROPOSAL NUMBER 3.
UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM FOR PROPOSAL NUMBER 3.

PROPOSAL NUMBER 4 APPROVAL OF AN AMENDMENT TO THE THQ INC. EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE
Our Board has adopted, and recommended that the stockholders approve, an amendment to our Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares of common stock reserved for issuance under the ESPP by one million (1,000,000). The ESPP was originally approved by the stockholders on July 20, 2006.
This section provides a summary of the proposed amendment to the ESPP. The complete ESPP, as proposed to be amended, is annexed to this Proxy Statement as Exhibit B. For a complete description of the terms and conditions of the ESPP, you should read the proposed, amended ESPP.
Reasons for Amendment
The purpose of the proposed amendment is to ensure that the ESPP enables our eligible employees (other than Senior Vice Presidents and above) to purchase our common stock through payroll deductions and provides continuing opportunities for our employees to participate in the Company's success by permitting them to acquire a stock ownership interest in THQ.
Our stockholders approved amendments to the ESPP in July 2008 authorizing an additional 500,000 shares of common stock to be reserved under the ESPP and in August 2009 authorizing an additional 500,000 shares of common stock to be reserved under the ESPP. Although we have amended the ESPP to limit the number of shares that individual employees may purchase during each Offering Period to 500, subject to certain adjustments, we have issued almost all of the shares available under the ESPP because of our low stock price.
We currently have few shares available for issuance under our ESPP, and the ESPP has been suspended since March 1, 2011. As of February 28, 2011, the last day of the last Offering Period, we had 340 participants enrolled in the ESPP. Thus, we estimate that the increase of 1,000,000 shares of common stock we are now proposing for the ESPP will permit employees to participate in the ESPP through at least February 2014.

	Purchase Plan (ESPP)
	ESPP Participants Enrolled*	ESPP Shares Available	Common Shares Outstanding
June 3, 2011	0	80,250	68,327,422
* ESPP has been suspended since March 1, 2011 and thus there are currently no participants enrolled.

Summary of the ESPP
The following is a summary of key ESPP provisions, as proposed to be amended:

Effective Date:	July 20, 2006
Shares Authorized:	If the amendment is approved, 2,500,000 shares of THQ common stock will be authorized and reserved for issuance under the ESPP. 1,080,250 shares will be available for issuance under the ESPP.
Offering Period:
Six (6) months, or such other period as determined by the Compensation Committee of the Board, not to exceed twenty-seven (27) months. Offering Periods are currently six months in duration and begin on March 1 and September 1 (or the first business day thereafter) of each year.

Purchase Price:
Employees participating in the ESPP may purchase a share of THQ's common stock at the lesser of (i) eighty-five percent (85%) of the fair market value of a share of common stock on the first day of the Offering Period or (ii) eighty-five percent (85%) of the fair market value of a share of common stock on the last day of the Offering Period.

Participation Limits:
An employee's right to purchase common stock under the ESPP may not accrue at a rate which exceeds $25,000 per year of the fair market value of THQ's common stock. Additionally, the maximum number of shares of common stock that an employee may purchase during any Offering Period shall not exceed 500, subject to certain adjustments; provided, however, the Compensation Committee may in its discretion change such maximum number prior to the beginning of an Offering Period.

Amendment and Termination:
No amendment, suspension or termination shall be effective without stockholder approval if such approval is required by law or under NASDAQ rules.

No amendments to, or termination of, the ESPP shall in any way impair the rights of a participant under any options previously granted without such participant's consent.

Other Material Features of the ESPP
Eligibility. All regular employees of the Company (except for Senior Vice Presidents and above) who work more than twenty hours per week and more than five months in any calendar year, and who have completed at least ninety (90) days of continuous full-time employment with the Company on or before the first day of the applicable Offering Period will be eligible to participate in the ESPP. However, an employee will not be eligible to participate if, as a result of participating, that employee would hold five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary. As of June 3, 2011, approximately 1,725 employees are eligible to participate in the ESPP.
Administration. The administration of the ESPP is overseen by the Compensation Committee of the Board. The Compensation Committee has full power and authority to adopt rules and regulations to administer the plan, to interpret the provisions of the ESPP, and subject to the express terms of the ESPP, to establish the terms of offerings under the ESPP. The decisions of the Compensation Committee are final and binding on all participants. All costs and expenses incurred in plan administration will be paid by THQ without charge to participants.
Payroll Deductions and Stock Purchases. Eligible employees of the Company may elect to participate in the ESPP by giving notice to the Company, which notice shall instruct the Company to withhold a specified percentage of the employee's base salary (in any multiple of 1% up to a maximum of 15%) on each pay period during the Offering Period. On the last business day of an Offering Period, the withheld salary will be used to purchase common stock at the Purchase Price. For purposes of the ESPP, fair market value per share as of a particular date shall be the closing transaction price of THQ's common stock as reported on NASDAQ on that date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported). If, on the last day of an Offering Period, the number of shares of common stock to be purchased by all participants exceeds the number of shares then available for purchase under the ESPP, the Compensation Committee will make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.
Termination of Participation. A participant may stop contributions to the ESPP at any time and his or her accumulated payroll deductions will, at the participant's election, either be promptly refunded if notice was received by the Compensation Committee or its designees at least thirty (30) days before the end of an Offering Period, or applied to the purchase of common stock on the next scheduled purchase date. The participant's purchase right will immediately terminate upon his or her cessation of employment for any reason. Any payroll deductions that the participant may have made for the purchase period in which such cessation of employment occurs will be refunded and will not be applied to the purchase of common stock.
Transferability. No purchase rights will be assignable or transferable by the participant, except by will or the laws of inheritance following a participant's death.
U.S. Federal Income Tax Consequences. The following is a brief description of the Company's understanding of the federal income tax consequences to THQ and participants subject to U.S. taxation with respect to participation in the ESPP. This description may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not address any state, local or foreign tax consequences.
The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code (“Code”). Under such an arrangement, no taxable income will be recognized by a participant, and no deductions will be allowable to THQ, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized by the participant until either there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.
If a participant sells or otherwise disposes of the purchased shares within two (2) years after his or her entry date into the purchase period in which such shares were acquired or within one (1) year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the closing selling price of the shares on the purchase date exceeded the purchase price paid for those shares, and THQ will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The participant also will recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.
If a participant sells or disposes of the purchased shares more than two (2) years after his or her entry date into the purchase period in which the shares were acquired and more than one (1) year after the actual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the closing selling price of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) the amount by which the closing selling price of the shares on the purchase date exceeded the purchase price paid for those shares. Any additional gain upon the sale or disposition of the purchased shares will be taxed as a long-term capital gain. THQ will not be entitled to an income tax deduction with respect to such disposition.

If a participant still owns the purchased shares at the time of death, his or her estate will recognize ordinary income in the year of death equal to the lesser of (i) the amount by which the closing selling price of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) of the closing selling price of the shares on the participant's entry date into the purchase period in which those shares were acquired.
Required Vote and Recommendation of the Board of Directors
The proposal to amend the THQ Inc. Employee Stock Purchase Plan requires the approval of the holders of a majority of the voting shares present at the annual meeting in person or by proxy and voting for or against this proposal. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of this proposal.
THE BOARD RECOMMENDS THAT YOU VOTE FOR PROPOSAL NUMBER 4.
UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM FOR PROPOSAL NUMBER 4.

PROPOSAL NUMBER 5 ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY-ON-PAY)
In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are seeking your non-binding, advisory vote on the compensation of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (collectively, our “named executive officers”) as reported in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. We ask that you support the compensation of our named executive officers as disclosed in “Compensation Discussion and Analysis” beginning on page 38 and the tables and related disclosures contained in the “Executive Compensation” section beginning of page 49 of this Proxy Statement.

As described in greater detail under the heading “Compensation Discussion and Analysis,” the overall objectives of our executive compensation program are (i) to attract and retain key executive talent needed to achieve the Company's business objectives, and (ii) to establish an appropriate link between executive compensation and achievement of the Company's strategic and financial performance goals, including the enhancement of stockholder value. To that end, our compensation program is designed to offer competitive base salaries, taking into account the pay practices of other companies with which we compete for talented executives; emphasize a pay-for-performance philosophy through annual cash bonus opportunities designed to reward executives for achievement of annual corporate financial performance goals as well as individual goals; and use stock‑based incentives to motivate executives to focus on long-term strategic objectives, to align the interests of management with those of our stockholders and to provide opportunities for management to share in the benefits that they achieve for the Company's stockholders. The compensation committee, which is comprised only of independent directors and retains an independent compensation consultant to advise it on competitive market practices, regularly reviews our executive compensation program to ensure that it achieves its desired goals.
Because our compensation program for our named executive officers is weighted toward performance-based pay, for fiscal 2011, our named executive officers did not receive cash incentive bonuses because the Company did not achieve the minimum thresholds necessary to fund the incentive bonus pool. As described on page 41, “Mix of Pay Components”, if each of the named executive officers had received his target bonus in fiscal 2011, the allocation of compensation received would have been 38% fixed compensation (base salary) and 62% variable compensation (cash incentive bonus and long-term equity). Additionally, because pay-for-performance is the cornerstone of our executive compensation program, we generally target base salaries at or below the median within our comparable companies and set annual cash bonus opportunities at or above the 75th percentile of compensation paid within our comparable companies so that if the Company meets or surpasses its annual performance goals and the named executive officers meet their individual goals, total cash compensation paid to our named executive officers is between the median and 75th percentile within our comparable companies. Our objective with respect to long-term equity incentive awards is to set the fair value of awards to our named executive officers at or above the 75th percentile of compensation paid within our comparable companies so that if the Company performs well over the long-term and stockholder value is created, total direct compensation paid to our executives will be at approximately the 75th percentile within our comparable companies. However, because of the Company's stock price decline over the last few years, the grant date fair value of long-term equity incentives granted to our named executive officers has continued to decline and in fiscal 2011 was at approximately the 25th percentile within our comparable companies. Therefore, in line with our pay-for-performance philosophy, the total direct compensation for our named executive officers in fiscal 2011 was below the 50th percentile within our comparable companies, mostly driven by the low value of the long-term equity incentive awards due to the Company's stock price decline. Actual total direct compensation paid to our named executive officers in fiscal 2011 was significantly lower than the 50th percentile since no cash incentive bonuses were paid for fiscal 2011.
We urge stockholders to read the “Compensation Discussion and Analysis” below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the tables and related disclosure which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals.
Required Vote
The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal will be required for the adoption of the resolution approving the compensation paid to our named executive officers.

Recommendation
We ask our stockholders to vote in support of the following resolution at the Annual Meeting:
“RESOLVED, that THQ's stockholders approve, on a non-binding, advisory basis, the compensation paid to THQ's named executive officers, as disclosed in the Company's Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related tables and disclosure.”

Unless a proxy is marked to give a different direction, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Effect of Say-on-Pay Vote

This say-on-pay vote is advisory only and not binding on the company, the Compensation Committee or our Board. Although the vote is advisory, we and our Board and our Compensation Committee value the opinions of our stockholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers.

UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM FOR PROPOSAL NUMBER 5.

PROPOSAL NUMBER 6 ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY-ON-PAY FREQUENCY)
We are seeking your preference as to the frequency of future stockholder advisory votes on the compensation of our named executive officers (the “say-on-pay” vote described above in Proposal 5). We are required by Section 14A of the Securities Exchange Act of 1934 to include a say-on-pay vote in proxy statements for our annual meetings at least once every three years, and also to seek periodic advisory votes on how often there should be a say-on-pay vote. We are asking whether the say-on-pay vote should occur every year, every two years or every three years.
Recommended Frequency of the Vote
Our Board has determined that an annual say-on-pay vote is the most appropriate alternative for THQ at this time. In formulating its recommendation, our Board considered that an annual advisory say-on-pay vote will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year and will be most useful to the Board. Accordingly, the Board recommends that you vote for an annual say-on-pay vote.
Required Vote
The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory say-on-pay vote preferred by stockholders.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board's recommendation.

Effect of Frequency Vote
This “say-on-frequency” vote is advisory only and not binding on the company or the Board. However, the Board expects to take into account the outcome of this vote when considering how frequently to seek a “say-on-pay” vote of stockholders in the future.

UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM FOR ONE YEAR FREQUENCY FOR PROPOSAL NUMBER 6.

PROPOSAL NUMBER 7 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Information about Deloitte & Touche LLP
The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) to be our independent registered public accounting firm (also referred to herein as “auditors”) for the fiscal year ending March 31, 2012. As a matter of good corporate governance, the Board submits the Audit Committee's selection of the independent registered public accounting firm to stockholders for ratification.
Deloitte has been our independent registered public accounting firm since 1991, and no relationship exists other than the usual relationship between auditor and client.
If the appointment of Deloitte as auditors for fiscal 2012 is not ratified by the stockholders, the adverse vote will be considered by the Audit Committee when it considers auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current fiscal year, the appointment for fiscal 2012 will stand, unless the Audit Committee finds other good reason for making a change.
A representative of Deloitte is expected to be present at the Annual Meeting to have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.
Fees for professional services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in fiscal years 2011 and 2010 were as follows:

	Fiscal 2010	Fiscal 2011
Audit Fees(1)	$1,481,110	$1,441,400
Audit-Related Fees(2)	159,825	8,385
Tax Fees(3)	35,533	64,438
All Other Fees	0	0
Total	1,676,468	1,514,223

(1)    Represents the aggregate fees billed and expected to be billed in each fiscal period presented above primarily for professional services provided in connection with: (i) the year-end financial statement audit (U.S. domestic and international); (ii) the review of the Company's quarterly financial statements included in the Company's Forms 10-Q; and (iii) the audit of the Company's internal control over financial reporting, as required by Section 404 of the Sarbanes‑Oxley Act of 2002.
(2)    Represents the aggregate fees billed in each fiscal period presented above for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements, including consultations and additional audit services. Audit-related fees in fiscal 2011 are related to the review of a comment letter received by the Company from the Securities and Exchange Commission (“SEC”). Audit‑related fees in fiscal 2010 are fees related to review of our convertible debt offering, a registration statement filing for our ESPP and a comment letter received by the Company from the SEC.
(3)    Represents the aggregate fees billed in each fiscal period presented above for tax compliance, tax advice and tax planning.
Services Provided by Deloitte & Touche LLP
The Audit Committee is required to pre-approve the engagement of Deloitte to perform audit and other services for THQ and its subsidiaries. Our procedures for the pre-approval by the Audit Committee of all services provided by Deloitte comply with SEC regulations regarding pre-approval of services. Services subject to these SEC requirements include audit services, audit‑related services, tax services and other services. The audit engagement is specifically approved and the auditors are retained by the Audit Committee.
The Audit Committee considered and determined that fees for services other than audit and audit‑related services are compatible with maintaining Deloitte's independence. The Audit Committee approved 100% of all fees incurred in fiscal 2011.
THE BOARD RECOMMENDS THAT YOU VOTE FOR PROPOSAL NUMBER 7.
UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM FOR PROPOSAL NUMBER 7.

CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION
The Role of the Board of Directors
It is the paramount duty of our Board to oversee management in the long-term interests of THQ and our stockholders. To satisfy that duty, the Board takes an active role in THQ's affairs and serves as the ultimate decision‑making body of THQ, except for those matters reserved to or shared with the stockholders. The Board's responsibilities include:

•	Overseeing the Company's risk management process, including reviewing and approving our major financial objectives and strategic operating plans, business risks and actions;

•	Reviewing the performance of our Chief Executive Officer and other executive officers in achieving corporate goals and objectives;

•	Hiring and determining the compensation of our Chief Executive Officer and other executive officers, as well as implementing the Board‑approved CEO succession plan; and

•	Overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.
In fulfilling these responsibilities, directors bring to THQ a wide range of experience, qualifications, attributes, skills, knowledge and judgment. These varied skills contribute to the Board's ability to effectively monitor the policies and decisions of THQ's management, including the execution of THQ's strategies.
The Board has adopted Corporate Governance Guidelines for the Company, which may be viewed in the corporate governance section of our investor relations website at http://investor.thq.com.
Board Composition and Leadership Structure
There are currently seven Board members; however, Gary Rieschel has chosen not to run for re-election to the Board for personal reasons and thus the Nominating / Corporate Governance Committee has nominated six directors for election at the Annual Meeting. The Board has determined that a Board comprised of six directors is currently the appropriate size because, in general, the Board believes that smaller boards are more cohesive, work better together and tend to be more efficient monitors than larger boards.
Each member of our Board is elected annually and serves until his or her successor is elected or appointed. Unless otherwise required by NASDAQ's listing standards or any other law governing the Company, at least two-thirds of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ. Each independent director must certify to the Company in writing that he or she is independent in accordance with applicable NASDAQ rules and shall promptly notify the Board of any change in his or her independent status. Currently, all directors other than Mr. Farrell, our President and Chief Executive Officer, are independent and each committee of the Board consists entirely of independent directors.
Our Corporate Governance Guidelines provide that the Board is free to make its choice for Chairman of the Board (“Chairman”) in any way that the Board considers best for the Company at a given point in time. Therefore, the Board does not have a policy on whether the role of the Chairman and the Chief Executive Officer (“CEO”) shall be held by the same or different persons. The Board currently believes that having the same person, Mr. Farrell, occupy the offices of Chairman and CEO has served THQ well. As Chairman and CEO, Mr. Farrell has significant knowledge of the issues, opportunities and challenges facing the Company and is therefore best positioned to develop board agendas that focus on the most critical matters to the Company.
Our Corporate Governance Guidelines also provide that if the Chairman is not an independent director, as defined under applicable NASDAQ listing standards, an independent director will be selected annually by the independent directors on the Board to serve as Lead Director. The Lead Director's responsibilities include chairing executive sessions of the Board and other meetings of the Board in the absence of the Chairman, serving as a liaison between the Chairman and the other independent directors and between the other independent directors and Company's management, and performing such other duties as may be specified by the Board from time to time. The Lead Director also has the authority to call meetings of independent directors. Mr. Whims currently serves as our Lead Director.
We believe that our Board leadership structure promotes effective oversight of the Company's risk management (described below in “Board Role in Risk Oversight”) for the same reasons we believe the structure is most effective for our Company in general, that is, by providing unified leadership through a single person, while allowing for input from our independent Board members, all of whom are fully engaged in Board deliberations and decisions.
Board Meetings
The Board holds regularly‑scheduled quarterly meetings. In addition, special meetings of the Board may be called at any time to address specific needs of THQ. In the fiscal year ended March 31, 2011 (“fiscal 2011”), there were six meetings of the Board held in person or by telephone conference call. The independent directors of the Board meet in executive session (i.e., without non-independent directors or members of management present) at each regularly‑scheduled quarterly Board meeting and at any other time requested by an independent director. All directors attended at least 75% of the Board meetings and meetings of the committees on which they served during fiscal 2011.
Committees of the Board of Directors
The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee. Each committee of the Board consists entirely of independent directors. Members of the individual standing committees are named in the following chart:

Name	Audit	Compensation	Nominating/ Corporate Governance
Lawrence Burstein	X		X*
Henry T. DeNero	X*	X
Brian P. Dougherty		X	X
Jeffrey W. Griffiths	X
Gary E. Rieschel**			X
James Whims(1)		X*	X
Total Meetings in Fiscal 2011	10	16	4

*    Committee Chairperson
**    Not running for re-election
(1)    Mr. Whims serves as the Company's Lead Director.
Additionally, in May 2010, the Board formed the Independent Director Evaluation Committee, which is a committee of the Board comprised of independent and disinterested members of the Board, who presently are the members of the Nominating/Corporate Governance Committee of the Board, in order to administer certain aspects of the Company's Section 382 Rights Agreement. The Board authorized, empowered and directed the Independent Director Evaluation Committee to exercise all rights and powers specifically granted to it under the Section 382 Rights Agreement.
Each standing committee is governed by a charter, which is intended to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company's business operations and to make decisions that are independent of the Company's management. The committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The charter for each standing committee of the Board may be viewed in the corporate governance section of our investor relations website at http://investor.thq.com.
Below is a description of each standing committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.
Audit Committee. The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. The Audit Committee's role includes the appointment, compensation, retention and oversight of our independent registered public accounting firm. Additional primary responsibilities of the Audit Committee include the review of the effectiveness of our internal control over financial reporting, review and approval of proposed related party transactions, review of procedures for complaints by Company employees regarding accounting, internal accounting controls or audit matters, and oversight of the Company's internal audit function. The specific responsibilities and functions of the Audit Committee are delineated in the Audit Committee Charter. The Board has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. In addition, the Board has determined that Mr. DeNero is an “audit committee financial expert” as defined by SEC rules.
Compensation Committee. The primary responsibilities of the Compensation Committee are to: (i) review and make recommendations to the Board with respect to compensation of our executive officers; (ii) oversee and advise the Board on the adoption of policies that govern the Company's compensation programs; (iii) oversee the Company's administration of its stock‑based compensation and other benefit plans; and (iv) approve grants of stock‑based compensation awards. The Compensation Committee's role includes reviewing, discussing, and recommending to the Board that the Compensation Discussion and Analysis be included in the Company's proxy statement, as required by SEC rules. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter.
Nominating/Corporate Governance Committee. The principal responsibilities of the Nominating/Corporate Governance Committee with respect to nominating functions are to establish criteria for candidates for the Board, establish a process for identifying and evaluating candidates for the Board, recommend candidates to the Board as director nominees, adopt policies for recommendation to the Board with regard to the consideration of candidates recommended by stockholders, evaluate the size of the Board, and evaluate the structure, operation and membership of committees of the Board. With respect to corporate governance functions, the Nominating/Corporate Governance Committee reviews and assesses the adequacy of our corporate governance policies and recommends changes to the Board, reviews related‑party transactions for conflicts of interest, reviews and assesses our governing documents and annually assesses the effectiveness of the operation of the Board and its committees. The specific responsibilities and functions of the Nominating/Corporate Governance Committee are delineated in the Nominating/Corporate Governance Committee Charter.
Director Nomination Process
In evaluating nominees for directors to recommend to the Board, the Nominating/Corporate Governance Committee will take into account many factors within the context of the characteristics and needs of the Board as a whole. While the specific needs of the Board may change from time to time, all nominees for director, including those recommended by stockholders, are considered on the basis of the following qualifications:

•	the highest level of personal and professional ethics and integrity;

•	practical wisdom and mature judgment;

•	broad training and significant leadership experience in business, entertainment, technology, finance, corporate governance, public interest or other disciplines relevant to our long-term success;

•	a willingness to represent the best interests of all our stockholders and objectively appraise management's performance; and

•	the ability to provide different perspectives on issues presented to the Board, including through diversity of professional experience, race, gender, age and national origin.
In determining whether to recommend a director for re-election, the Nominating/Corporate Governance Committee will also consider the director's tenure on the Board, past attendance at meetings, participation in and contributions to the activities of the Board, and continued independence (including any actual, potential or perceived conflicts of interest), as well as changes in the director's principal occupation or professional status. The Nominating/Corporate Governance Committee does not have a specific policy with regard to consideration of any of the above‑listed qualifications or criteria, but will consider all aspects of a nominee's qualifications in determining whether to nominate such candidate for our Board. The primary consideration of the Nominating/Corporate Governance Committee is to identify candidates that will best fulfill the Board's and the Company's needs at the time of the search. Therefore, the Nominating/Corporate Governance Committee does not believe it is appropriate to either nominate or exclude from nomination an individual based on any specific criteria, including gender, ethnicity, color, age, or similar factors.
The Nominating/Corporate Governance Committee will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates, except that it may also consider as one of the factors in its evaluation, the amount of our common stock held by the stockholder and the length of time the stockholder has held such stock. Stockholders may nominate a director in accordance with the notice provisions set forth in THQ's Bylaws. In order for a stockholder to properly nominate a director for consideration at an annual meeting of stockholders, a proponent must include certain information about itself, including the proponent's address and stock ownership information, and a representation that the proponent intends to appear in person or by proxy at the annual meeting to propose such nomination. Additionally, information is required to be provided about a beneficial owner on whose behalf a nomination is made, including: (a) detailed ownership information regarding the beneficial owner; (b) a description of any agreement, arrangement or understanding with respect to the nomination between or among such beneficial owner and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D of the Securities Exchange Act of 1934, as amended (“Exchange Act”) (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or beneficial owner); (c) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the notice by, or on behalf of, such beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of THQ's capital stock, or increase or decrease the voting power of the stockholder or beneficial owner with respect to shares of THQ's stock; and (d) a representation whether the beneficial owner will engage in a solicitation with respect to the nomination and, if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the THQ's outstanding capital stock required to nominate the director proposed by the stockholder. THQ may also require any proposed nominee to furnish such other information as may reasonably be required by THQ to determine the eligibility of such proposed nominee to serve as a director, including information relevant to a determination whether such proposed nominee can be considered an independent director. All information must be updated by the proponent as of the record date for the annual meeting and as of 5 business days prior to the annual meeting.
In addition to the above‑mentioned requirements, in order for a stockholder to nominate a director for election at an annual meeting, advance notice must be delivered to our Secretary not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the date on which public announcement (as defined below) of the date of such meeting is first made by THQ.
The advance notice provisions described above are qualified in their entirety by reference to THQ's Bylaws.
We do not currently pay a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential director nominees.
Board Role in Risk Oversight
The Board's role in risk oversight of the Company is consistent with the Company's leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Company's risk exposure on a day-to-day basis, and the Board and its committees providing oversight in connection with those efforts. In order to assist the Board in overseeing risk management, we use enterprise risk management, a company-wide initiative that involves the Board, management and other personnel in an integrated effort to identify, assess and manage risks that may affect our ability to execute on our corporate strategy and fulfill our business objectives. These activities include receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies. The Company's Compensation Committee is responsible for overseeing the management of risks relating to the Company's compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating/Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed of such risks through committee reports at the Board meeting following a given committee meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
In addition to the Company's formal compliance program, the Board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company's risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board (and its committees) periodically ask the Company's executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

In fiscal 2010, the Compensation Committee conducted a thorough risk assessment of the Company's compensation policies and practices that included a review of trends and developments in executive pay. Based on this assessment and because there have been no material changes to the Company's compensation policies and practices, either with respect to the executive compensation program or other compensation programs, the Compensation Committee believes that the Company's compensation policies and practices motivate prudent risk taking and are not reasonably likely to cause a material adverse effect upon THQ's business and operations. In this regard, the Company notes that:

•	the Company's annual cash bonus opportunity gives additional weight to performance metrics, such as earnings growth, that promote disciplined progress towards longer-term Company goals;

•	the Company does not offer short-term incentives that are disproportionate to other review elements that might drive high-risk behavior at the expense of the long-term Company value;

•	the Company's compensation programs are weighted towards offering long-term incentives that reward sustainable performance;

•	the stock ownership guidelines for the directors of the Board and the Chief Executive Officer align their interests with the long-term growth goals; and

•	the Company's compensation awards are limited to reasonable levels, as determined by a review of the Company's economic position, as well as the compensation offered by comparable companies.
Board Governance
The Board has adopted the following policies with respect to its governance:
Service on Boards of Other Companies. Directors are encouraged to limit the number of other boards on which they serve, taking into account potential board attendance, participation and effectiveness on these boards. Non-employee directors may not serve simultaneously on more than four public company boards in addition to the Company's Board. The Company's Chief Executive Officer may only serve on one public company board in addition to the Company's Board. Directors should also advise the Chairman of the Board and the Chairman of the Nominating/Corporate Governance Committee in advance of accepting an invitation to serve on another board.
Directors Who Change Their Present Job Responsibilities. If a non-employee director changes his or her occupation or retires from his or her principal employment, such director is required to submit a letter of resignation to the Chairman of THQ's Board. Action on such conditional offer of resignation is by Board resolution, upon recommendation of the Nominating/Corporate Governance Committee.
Director Education. Serving on the Board requires significant time and attention and each of the directors is expected to devote the time and effort necessary to understand the business of the Company and to properly discharge such director's responsibilities. The Company requires its newly elected directors to attend an initial orientation program and thereafter requires that directors attend at least one continuing education program each year to assist them in performing their Board responsibilities. All of the directors nominated for election to our Board have attended at least one continuing education program during the term since the last annual meeting of stockholders.
Attendance at Annual Stockholder Meetings. Each director is strongly encouraged to attend the Company's annual meeting of stockholders. In 2010, Brian Farrell, our Chairman, President and Chief Executive Officer, and five other directors attended the annual stockholder meeting.
Director Stock Ownership Guidelines
On May 13, 2008, the Board adopted ownership guidelines for non-employee director stock ownership. The guidelines provide that a non-employee director must own an amount of the Company's common stock (including derivative shares that may be held pursuant to an equity grant) equal to at least ten times (10X) a director's annual base retainer, which is currently $24,000. Therefore, the current guideline threshold for stock ownership by non-employee directors is $240,000. Our current directors have five years to meet these ownership guidelines from the time of adoption. New directors will have five years from the time they are named to a qualifying position to meet the ownership guidelines. Although the current directors are not required to meet the ownership guidelines until May 13, 2013, as of June 3, 2011, Lawrence Burstein, Jeffrey W. Griffiths, Gary E. Rieschel, and James Whims each hold more than $240,000 worth of the Company's common stock, based upon the closing price of our common stock on such date, which was $4.13 per share.

Related Party Transactions
As a general matter, it is the Company's preference to avoid related party transactions. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which the Company is a participant and in which any of the following persons has or will have a direct or indirect interest and the amount involved exceeds $120,000:

•	an executive officer, director or director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of the Company's common stock;

•
any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company's common stock; or

•
any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

The Company's Audit Committee charter includes a written policy whereby in the event such a transaction is proposed, it must be submitted to and approved by the Audit Committee. Additionally, the Company's Nominating/Corporate Governance Committee charter requires such committee to review related party transactions for conflicts of interest and to approve any such transactions.
On an annual basis, each director and executive officer is required to complete a questionnaire, which requires disclosure of any transactions that the director or executive officer, or his or her immediate family members or associates, may have with the Company in which the director or executive officer, or his or her immediate family members or associates, has a direct or indirect material interest. The Audit Committee, which is responsible for reviewing and approving any related party transactions, considers the responses in the questionnaires and other information regarding potential relationships between the Company and its directors and executive officers. Additionally, the Company's Code of Business Conduct and Ethics includes a written policy that prohibits its directors and officers from engaging in activities that could give rise to an actual or potential conflict of interest with the Company.
There were no related party transactions that are required to be reported pursuant to Item 404(a) of Regulation S-K.
CHARTERS AND CODES OF ETHICS
The Board has adopted charters for each of its standing committees, and has adopted a Code of Ethics for Executive Officers and Other Senior Financial Officers as well as a Code of Business Conduct and Ethics for directors, officers and employees of THQ (the “Codes”). The charters and the Codes are available on the investor relations section of our web site at http://investor.thq.com. We will post amendments to our charters and Codes on our website as well as disclose any waivers granted under the Codes in a Form 8-K as required. Copies of our charters and Codes are available without charge by contacting our Corporate Secretary at (818) 871-5080, or email us at investorinfo@thq.com.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
We invite stockholders to communicate any concerns they may have about our Company directly and confidentially with the non-management directors as a group by writing to the Non-Management Directors, c/o Secretary, THQ Inc., 29903 Agoura Road, Agoura Hills, CA 91301. Such communications shall be delivered by the Secretary directly to the chairman of the Nominating/Corporate Governance Committee.

DIRECTOR COMPENSATION
Brian J. Farrell received no compensation for serving as a director, except that he, like all directors, is eligible to receive reimbursement of any expenses incurred in attending Board and committee meetings. He is not listed in the table below since he is also a named executive officer and his compensation is fully reflected in the Summary Compensation Table on page 49 herein.
The compensation of each other director of the Company during fiscal 2011 was as follows:

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	Option Awards(2) ($) (d)	Total ($) (j)
Lawrence Burstein(3)	$63,000	$20,350	$22,969	$106,319
Henry T. DeNero(3)	79,000	20,350	22,969	122,319
Brian P. Dougherty(3)	50,500	20,350	22,969	93,819
Jeffrey W. Griffiths(3) (4)	17,503	44,347	22,969	40,472
Gary E. Rieschel*(3)	40,000	20,350	22,969	83,319
James Whims(3)	89,000	20,350	22,969	132,319

*    Not running for re-election
(1)    These amounts represent annual retainer fees, committee and/or chairmanship fees, and meeting fees, as described in the narrative disclosure below.
(2)    The amounts in the Stock Awards and the Option Awards columns reflect the aggregate grant date fair value of Deferred Stock Units (“DSUs”) and stock options computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation-Stock Compensation. See Note 18 to the Company's consolidated financial statements included in its Form 10-K for the fiscal year ended March 31, 2011 for a discussion of the relevant assumptions used in calculating these amounts.
(3)    As of April 2, 2011, the last day of fiscal 2011, the aggregate number of equity awards outstanding for each director was as follows:

	Exercisable Options	Unexercisable Options	Unvested DSU's
Lawrence Burstein	55,000	5,000	2,084
Henry T. DeNero	55,000	5,000	2,084
Brian P. Dougherty	55,000	5,000	2,084
Jeffrey W. Griffiths	55,000	5,000	4,541
Gary E. Rieschel	49,000	5,000	2,084
James Whims	55,000	5,000	2,084

(4)    Mr. Griffiths elected to convert his annual cash retainer into DSUs during fiscal 2010 and received 5,896 additional DSUs. The conversion from cash ($24,000) to DSUs was based upon the closing price of THQ's stock on the date of grant, which was August 10, 2010, the date of our last annual stockholders' meeting. The closing price on such date was $4.07.
Narrative Disclosure to Director Compensation Table
Our directors receive compensation for their service only if they are not THQ employees. Mr. Farrell therefore receives no compensation for serving as a director. During fiscal 2011, each non-employee director received an annual retainer of $24,000 and an equity grant of 12,000 stock options and 5,000 DSUs. Pursuant to the Board policy that provides that all non-employee directors will receive their annual grants on the date of the annual stockholders meeting, the equity awards were granted to the directors on August 10, 2010. The option grants have an exercise price of $4.07, which was the closing price of THQ's common stock on the grant date. The stock options and DSUs vest monthly over a 12-month period, but the DSUs are not subject to conversion into common stock and released to a director until the 13-month anniversary of the award date.

Directors receive the following additional amounts:

•	an annual retainer of $20,000 for the Lead Director;

•	an annual retainer of $20,000 for the Audit Committee chairman;

•	an annual retainer of $10,000 for each other Board committee chair;

•	a per meeting fee of $1,500 for attendance at each Board meeting; and

•	a per meeting fee of $1,000 for attendance at each committee meeting.
Additionally, the Board has adopted the following policies with respect to director compensation:

•	the grant date fair value of the annual equity grants of DSUs shall be capped at $125,000; and

•
annual cash retainers may be converted into additional DSUs at the rate of $1 cash for $1 grant date fair value in DSUs, but only if the grantee irrevocably elects to defer payment of the DSUs settlement until a date which is 13 months following the conversion of the cash retainer into DSUs settlement. As described in footnote 4 above, Mr. Griffiths elected to convert his cash retainer into DSUs during fiscal 2010 and received 5,896 additional DSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PRINCIPAL STOCKHOLDERS
The following table shows, as of June 3, 2011 (except as otherwise noted in filings with the SEC), the number of shares of THQ common stock owned by beneficial owners known to us to hold more than 5% of our common stock. As of June 3, 2011, there were 68,327,422 shares of our common stock outstanding. We only have one class of common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
OppenheimerFunds, Inc 6803 S. Tucson Way Centennial, CO 80112-3924	8,914,660(1)	13.05%
WS Capital, L.L.C. 300 Crescent Court, Suite 1111 Dallas, TX 75201	5,000,000(2)	7.32%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,280,506(3)	6.26%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,863,393(4)	5.65%
Columbia Wanger Asset Management, LLC 227 West Monroe Street, Suite 3000 Chicago, IL 60606	3,842,000(5)	5.62%

(1)    Based on information contained in a report on Amendment No. 4 to Schedule 13G filed with the SEC on February 10, 2011 by OppenheimerFunds, Inc. (“Oppenheimer”) and Oppenheimer Quest Opportunity Value Fund. Oppenheimer reported that it has shared voting power and shared dispositive power with respect to 8,914,660 shares and that Oppenheimer Quest Opportunity Value Fund has sole voting power and shared dispositive power with respect to 5,939,700 shares.
(2)    Based on information contained in a report on Schedule 13G filed with the SEC on May 16, 2011 by WS Capital, L.L.C. (“WS Capital”). WS Capital reported that WS Capital, WS Capital Management, L.P. (“WSC Management”), Reid S. Walker and G. Stacy Smith shared voting power and shared dispositive power with respect to 5,000,000 shares. Walker Smith Capital, L.P. (“WSC”), Walker Smith Capital (Q.P.), L.P. (“WSCQP”), Walker Smith International Fund, Ltd. (“WS International”), HHMI Investments, L.P. (“HHMI”) and GT Global Hedge, L.P. (“GT Global” and collectively with WSC, WSCQP, WS International and HHMI, the “WS Funds”) owned 5,000,000 Shares. WSC Management is the general partner of WSC and WSCQP, the agent and attorney-in-fact for WS International and the investment manager for HHMI and GT Global. WS Capital is the general partner of WSC Management. Reid S. Walker and G. Stacy Smith are members of WS Capital. As a result, WSC Management, WS Capital and Messrs. Reid S. Walker and G. Stacy Smith possess shared power to vote and direct the disposition of the Shares held by the WS Funds.
(3)    Based on information contained in a report on Amendment No. 1 to Schedule 13G filed with the SEC on February 9, 2011 by BlackRock, Inc. Blackrock reported sole voting power and sole dispositive power with respect to 4,280,506 shares.
(4)    Based on information contained in a report on Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 2011 by The Vanguard Group, Inc. (“Vanguard”). Vanguard reported sole voting power and shared dispositive power with respect to 112,246 shares and sole dispositive power with respect to 3,751,147 shares.
(5)    Based on information contained in a report on Amendment No. 2 to Schedule 13G filed with the SEC on February 11, 2011 by Columbia Wanger Asset Management, LLC. (“Columbia”). Columbia reported sole voting power with respect to 3,612,000 shares and sole dispositive power with respect to 3,842,000 shares, which include shares held by

Columbia Acorn Trust, a Massachusetts business trust (“CAT”), that is advised by Columbia. CAT holds 5.2% of the shares.
On May 12, 2010, the Company and Computershare Trust Company, N.A., as rights agent, entered into a Section 382 Rights Agreement (the “Rights Agreement”). The Board adopted the Rights Agreement in an effort to protect the value of the Company's net operating loss and tax credit carryforwards (“NOLs”).  The Rights Agreement is intended to deter any person or group from acquiring beneficial ownership of 4.9% or more of the Company's outstanding common stock, as well as to deter any person who already beneficially owned 4.9% or more of the Company's outstanding common stock as of the close of business on May 12, 2010 from acquiring additional shares of the Company's outstanding common stock without the approval of the Independent Director Evaluation Committee of the Board. Stockholders who beneficially own 4.9% or more of the Company's outstanding common stock as of the close of business on May 12, 2010 will not trigger the Rights Agreement so long as they do not acquire additional shares of common stock representing three-tenths of one percent (0.3%) of our common stock then outstanding at a time when they still beneficially own 4.9% or more of the Company's outstanding common stock.  Subject to the provisions of the Rights Agreement, the Independent Director Evaluation Committee may, in its sole discretion and upon receipt of an advance waiver request from a stockholder who desires to effect an acquisition of common stock that would otherwise trigger the Rights Agreement, exempt such a transaction from triggering the Rights Agreement.
During fiscal 2011, the Independent Director Evaluation Committee granted two exemptions under the Rights Agreement. BlackRock, Inc. (“BlackRock”) for itself and in its capacity as manager and / or investment advisor of various funds and accounts was granted an exemption permitting BlackRock to increase its aggregate holdings of our common stock up to 14.9%. WS Capital Management, L.P. (“Walker”) for itself and in its capacity as general partner and / or investment advisor of various investment funds, was granted an exemption permitting Walker to increase its aggregate holdings of our common stock up to 6,615,000 shares. Additionally, on June 1, 2011, the Independent Director Evaluation Committee granted an exemption under the Rights Agreement to The Vanguard Group, Inc. (“Vanguard”) for itself and in its capacity as manager and / or investment advisor of various funds and accounts, allowing Vanguard to increase its aggregate holdings of our common stock up to 7,877,500 shares. In each case, BlackRock, Walker and Vanguard made representations and covenants sufficient to cause the Independent Director Evaluation Committee to conclude that such exemptions would not jeopardize the availability of the Company's NOLs. To date, no acquisitions have caused the issuance of any rights under the Rights Agreement.

BENEFICIAL OWNERSHIP OF MANAGEMENT
The following table sets forth certain information with respect to beneficial ownership of our shares of common stock as of June 3, 2011 by (i) all directors and director nominees, (ii) each of the named executive officers as set forth in this Proxy Statement, and (iii) our directors and our executive officers as a group. As of such date, there were 68,327,422 shares of our common stock outstanding. Unless otherwise indicated below, each individual named in the table has sole voting power and sole investment power with respect to all of the shares beneficially owned, subject to community property laws, where applicable.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Brian J. Farrell	993,160	(2)	1.5%
Lawrence Burstein	120,986	(3)	*
Henry T. DeNero	75,050	(4)	*
Brian P. Dougherty	100,864	(5)	*
Jeffrey W. Griffiths	103,946	(6)	*
Gary E. Rieschel**	107,100	(7)	*
James Whims	152,988	(8)	*
Danny Bilson	229,664	(9)	*
Ian Curran	342,040	(10)	*
Martin J. Good	203,926	(11)	*
Paul J. Pucino	225,335	(12)	*
All Directors and Executive Officers as a group (13 individuals)	2,739,227	(13)	4.0%

*    Less than 1%.
**    Not running for re-election
(1)    The address for each individual is c/o THQ Inc., 29903 Agoura Road, Agoura Hills, California 91301.
(2)    Includes 480,667 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement, 32,666 shares of common stock issuable upon release of vested and deferred performance accelerated restricted stock units (“PARSUs”) upon termination of employment with the Company (pursuant to Mr. Farrell's deferral elections), 40,566 shares of common stock held of record by the Denise M. Farrell 2009 Grantor Retained Annuity Trust (“GRAT”), 40,566 shares of common stock held of record by the Brian J. Farrell 2009 GRAT, and 398,695 shares of common stock held of record by the Farrell Family Trust dated June 27, 2007.
(3)    Includes 57,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement and 5,000 shares of common stock issuable upon the vesting and release of deferred stock units (“DSUs”) within 60 days of the date of this Proxy Statement.
(4)    Includes 57,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement and 5,000 shares of common stock issuable upon the vesting and release of DSUs within 60 days of the date of this Proxy Statement.
(5)    Includes 57,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement, 5,000 shares of common stock issuable upon the vesting and release of DSUs within 60 days of the date of this Proxy Statement, and 38,864 shares of common stock held of record by The Anna M. Lijphart and Brian P. Dougherty Living Trust u/t/a dated August 1995.
(6)    Includes 57,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement and 10,896 shares of common stock issuable upon the vesting and release of DSUs within 60 days of the date of this Proxy Statement.
(7)    Includes 54,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement and 5,000 shares of common stock issuable upon the vesting of DSUs within 60 days of the date of this Proxy Statement.
(8)    Includes 57,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement, 4,050 shares of common stock issuable upon release of vested and deferred PARSUs upon termination of service as director (pursuant to Mr. Whims' deferral election), 5,000 shares of common stock issuable upon the vesting and release of DSUs within 60 days of the date of this Proxy Statement, and 224 shares of common stock held of record by TechFund Capital L.P. (“TechFund”). Mr. Whims is a managing member of the general partner of TechFund and accordingly may be deemed to share beneficial ownership of the shares of common stock held of record by TechFund. Mr. Whims disclaims beneficial ownership of such shares.
(9)    Includes 227,921 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement.
(10)    Includes 322,419 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement.
(11)    Includes 189,235 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement and 3,000 shares of common stock issuable upon the vesting and release of PARSUs within 60 days of the date of this Proxy Statement.
(12)    Includes 210,335 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement.
(13)    Includes all executive officers and directors of the Company as of June 3, 2011.

EXECUTIVE OFFICERS
As of June 30, 2011, our executive officers are Brian J. Farrell, Danny Bilson, Ian Curran, Martin J. Good, Edward L. Kaufman, Teri Manby and Paul J. Pucino. Information with respect to Mr. Farrell is set forth above in “Election of Directors.” All of our executive officers are appointed by and serve at the discretion of the Board.
Danny Bilson (age 54) was appointed our Executive Vice President, Core Games in June 2009. In this role, Mr. Bilson is responsible for our core-gamer, fighting and racing games business unit. Mr. Bilson previously served as our Senior Vice President, Creative Development since October 2008 and prior to that as our Vice President of Creative Development since he joined the Company in February 2008. Prior to joining the Company, Mr. Bilson was a principal in his own production company, Pet Fly, where he wrote, directed and produced original television series and pilots for major Hollywood studios such as Warner Bros./CBS, Warner Bros./ABC, Paramount/NBC/First Run Syndication and Paramount/UPN and also wrote and produced several feature films. Mr. Bilson was employed by Electronic Arts from 1999 through 2004, where he co-produced The Sims and went on to become Vice President, Intellectual Property Development, providing creative direction, concept design, story and scripts for several major Electronic Arts franchises. Danny has been a member of the faculty of the USC School of Cinematic arts since 2005, where he leads the interactive fiction section.
Ian Curran (age 44) was appointed Executive Vice President, Global Publishing in June 2009. He previously served as our Executive Vice President, International from July 2007 and our Senior Vice President, International Publishing from December 2004. In his current role, Mr. Curran is responsible for overseeing our worldwide sales and distribution activities. Prior to June 2009, Mr. Curran was responsible for overseeing all of THQ's sales and distribution activities outside of North America. From October 2003 to December 2004, Mr. Curran served as Vice President, European Publishing and prior to this, between October 2000 and October 2003, was Managing Director, responsible for all the publishing activities within the United Kingdom and Export divisions. From December 1998 to September 2000, Mr. Curran served as UK General Manager for Acclaim Entertainment Ltd. and was responsible for all sales, marketing and finance activities, and between January 1997 and December 1998 his responsibilities for Acclaim were carried out in the capacity as UK Sales Director. Prior to joining Acclaim, between October 1995 and January 1997, Mr. Curran served as Head of European Sales for Warner Interactive International (Time Warner Inc.) and between November 1992 and November 1994 Mr. Curran was employed as Buying Director for Future Zone Stores Limited (Part of Rhino Group PLC-now trading as Game PLC). While in this position, his responsibilities included being a member of the main board of directors.
Martin J. Good (age 50) was appointed our Executive Vice President, Kids, Family, Casual in June 2010. In this role, Mr. Good is responsible for our kids, family and mass appeal games business unit and will oversee the delivery of online games across this unit and the core games business unit. Mr. Good previously served as our Senior Vice President, Asia Pacific and Global Online Operations from October 2009 and our Senior Vice President, Asia Pacific from December 2007. In these roles, he led the creation of the Company's direct publishing operations in Korea, China, Japan and Australia. From December 2003 to December 2007, Mr. Good served as Vice President, Asia Pacific and from March 2000, when he joined the Company, he served as Managing Director, Asia Pacific. Prior to joining THQ, Mr. Good's extensive sales and marketing experience included roles at interactive entertainment companies GT Interactive and BMG Interactive, high-tech company New Image Industries, and a major Australian airline, where he began his career as an aeronautical engineer.
Edward L. Kaufman (age 52) was appointed our Executive Vice President, Business and Legal Affairs and Corporate Secretary in September 2009. Mr. Kaufman's extensive career includes more than 15 years in senior legal management roles at leading media, entertainment and consumer product companies. Most recently, Mr. Kaufman was Executive Vice President, General Counsel and Secretary of World Wrestling Entertainment, Inc. (WWE). He joined WWE in 1997 from Hanna‑Barbera, Inc., where he was Director, Business and Legal Affairs. Prior to Hanna‑Barbera, Inc., Mr. Kaufman was with National Broadcasting Company (NBC), Security Pacific Corporation and the law firm of Schachter, Kristoff, Ross, Sprague & Curiale. Mr. Kaufman is licensed to practice law in Connecticut, California and the District of Columbia. He earned a J.D. from Stanford Law School and a Bachelor's Degree with Honors from the University of Virginia.
Teri J. Manby (age 39) was appointed our Chief Accounting Officer in May 2010. Ms. Manby also has served as our Vice President, Corporate Controller, since March 2009. Ms. Manby joined the Company in 2008 as Director, Financial Reporting and brings more than 15 years of accounting and financial experience to her role. Prior to joining the Company, Ms. Manby served as Vice President, Finance for Reeds Furniture, Inc. from April 2005 to March 2008. From September 1994 to April 2005, Ms. Manby was employed by the public accounting firm of Deloitte & Touche LLP, during which she spent two years in London, England serving international clients filing in the United States. Ms. Manby earned a Bachelor of Arts in Business Economics with an emphasis in Accounting from the University of California at Santa Barbara.

Paul J. Pucino (age 50) was appointed our Executive Vice President and Chief Financial Officer in January 2009. Prior to joining THQ, Mr. Pucino consulted for various companies with respect to financial and exit strategy activities. From August 2007 through March 2008, Mr. Pucino was executive vice president and Chief Financial Officer of Classmates Media Corporation, a wholly‑owned subsidiary of United Online. From 2005 to 2007, Pucino was Chief Financial Officer of publicly traded Internet services company Digital Insight, which was merged with Intuit in February 2007. From May 2000 to January 2005, Mr. Pucino served as executive vice president and Chief Financial Officer of Tekelec, a publicly traded developer of Internet and telecommunications networking equipment. Mr. Pucino earned a Bachelor's degree in Accounting from the University of Tampa and an MBA in Finance from the University of Chicago.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The following Compensation Discussion and Analysis describes the material elements of our executive compensation program during our fiscal year ended March 31, 20111 (“fiscal 2011”). Later in this Proxy Statement under the heading “Executive Compensation,” you will find a series of tables containing specific information about the compensation earned or paid in fiscal 2011 to the following individuals, whom we refer to as our named executive officers:

•	Brian J. Farrell, our Chairman, President and Chief Executive Officer

•	Paul J. Pucino, our Executive Vice President and Chief Financial Officer

•	Danny Bilson, our Executive Vice President, Core Games

•	Ian Curran, our Executive Vice President, Global Publishing

•	Martin J. Good, our Executive Vice President, Kids, Family, Casual
This Compensation Discussion and Analysis explains all material elements of our executive compensation program during fiscal 2011 and describes the following with respect to such program: the objectives of our program; what the program is designed to reward; each element of executive compensation; why we choose to pay each element; how we determine the amount (and, where applicable, the formula) for each element to pay; and how each compensation element and our decisions regarding that element fit into our overall executive compensation objectives and affect decisions regarding other elements.
Executive Summary of Fiscal 2011 Company Performance
In fiscal 2011, we invested aggressively in our core game pipeline and continued to execute on the following strategic goals:

•	Develop a select number of high quality titles targeted at the core gamer so that we develop and publish a steady flow of core game franchises;

•	Expand our casual and lifestyle portfolio to focus on new play-patterns; and

•	Integrate a digital component into all of our key franchises and increase digital revenues.
We shipped more than 2.4 million units of internally developed and owned intellectual property Homefront and entered into a multi-year extension of our long-term agreement with Games Workshop to publish games based on the Warhammer 40,000 brand. We signed three key development talent / intellectual property agreements. We launched and shipped over 1.6 million units of our uDraw GameTablet, a first-of-its-kind, innovative new gaming accessory targeted at consumers of all ages. We worked on the development of our most extensive downloadable content offering to date for a console game - MX vs. ATV Alive, which released in May 2011 and also launched our first UFC games for Facebook: UFC Undisputed Fight Nation and UFC Undisputed for iPhone/iPad, and announced the upcoming Facebook and mobile games based on Jimmy Buffet's Margaritaville.
Because of our aggressive investment, we believe that we have positioned the company for significant net sales growth and profitability in fiscal 2012 and beyond. However, despite the achievement of strategic goals during fiscal 2011, the Company's non-GAAP net sales were $802.3 million and its non-GAAP loss per share was $0.242, which did not meet the performance goals set by the Compensation Committee at the beginning of fiscal 2011 (see below in “Annual Cash Bonus” beginning on page 42 for a description of the performance goals for fiscal 2011). Thus, there was no annual cash bonus paid to any named executive officer for fiscal 2011. Additionally, there was no accelerated vesting of previously granted PARSU awards.

1 Our fiscal year ends on the Saturday nearest March 31st. For simplicity, all fiscal periods are referenced as ending on a calendar month end. The fiscal year ended March 31, 2011 contained 52 weeks and ended on April 2, 2011. The prior fiscal year (“fiscal 2010”) contained 53 weeks and ended on April 3, 2010. Our current fiscal year (“fiscal 2012”) contains 52 weeks and ends on March 31, 2012.
2 For additional information on the calculation and reconciliation of GAAP measures to non-GAAP measures, please see "Reconciliation of GAAP net loss to Non-GAAP net income (loss)" in Exhibit 99.1 to our Form 8-K filed on May 3, 2011 (which is not incorporated by reference herein).

Objectives of our Compensation Program
The overall objectives of our executive compensation program are (i) to attract and retain key executive talent needed to achieve the Company's business objectives, and (ii) to establish an appropriate link between executive compensation and achievement of the Company's strategic and financial performance goals, including the enhancement of stockholder value. To that end, our compensation program is designed to:

•	offer competitive base salaries, taking into account the pay practices of other companies with which we compete for talented executives;

•
emphasize a pay-for-performance philosophy through annual cash bonus opportunities designed to reward executives for achievement of annual corporate financial performance goals as well as individual goals; and

•
use stock‑based incentives to motivate executives to focus on long-term strategic objectives, to align the interests of management with those of our stockholders and to provide opportunities for management to share in the benefits that they achieve for the Company's stockholders.

All of our named executive officers, other than Mr. Farrell, currently serve “at will.” We generally believe that “at will” employment relationships provide the most flexibility for the Company in attracting the best talent to keep up with rapid changes that can occur in our business and our industry. Mr. Farrell is employed by THQ pursuant to an employment agreement, which is described in detail under the heading “Employment Agreements” on page 52. We believe that an employment agreement with Mr. Farrell, who serves as our Chairman of the Board and Chief Executive Officer, is critical in enabling us to retain his valued services and institutional knowledge of our Company given our highly competitive industry.
As described in more detail below, the material elements of our executive compensation program include a base salary, an annual cash bonus opportunity, long-term equity incentive opportunities, opportunities to save for post-employment compensation through 401(k) retirement or foreign pension benefits and a deferred compensation program, and severance and change-in-control protection for certain actual or constructive terminations of the executive officers' employment.
How Total Compensation is Determined. The Compensation Committee has responsibility for establishing and implementing the Company's compensation philosophy and objectives. The Compensation Committee, which is comprised exclusively of independent directors, oversees all compensation and benefit programs and actions that affect our directors and our named executive officers. The Compensation Committee also recommends to the Board the salaries, annual cash bonuses and long-term incentive awards for our executive officers as well as all compensation for our directors. In order to achieve the objectives of our director and executive compensation program, the Compensation Committee, with the assistance of its external compensation consultant, collects and analyzes competitive market data. The goal of this process is to set compensation at levels the Compensation Committee believes are competitive with amounts paid to directors and executive officers in comparable positions at other similarly‑sized public companies in the same or similar industries, which we refer to as the “comparable companies.” We compare the compensation data to our directors and executive officers' compensation by similarity of position. We recognize that while objective data is a good starting point for determining appropriate compensation, there may be circumstances that warrant an adjustment or deviation from the market data. For example, an executive officer at THQ may have broader or narrower duties than the position to which he or she is being compared in the compensation assessment. We take this into consideration and make appropriate judgments with regard to compensation levels. Other considerations may include individual performance, difficulty of replacing the executive, retention needs, experience and importance of institutional knowledge held by the executive. In fiscal 2011, our comparable companies included:

DreamWorks Animation SKG	Novell Inc.	Scholastic Corporation
Electronic Arts	Nuance Communications	Take Two Interactive
Lions Gate Entertainment	Red Hat	WebMD Health
Marvel Entertainment Group	Rovi Corporation	World Wrestling Entertainment
Comparable companies are selected based on similarity of industry type, as well as revenues and other financial metrics.
Role of Independent Compensation Consultants in Compensation Decisions. The Compensation Committee engaged Frederick W. Cook & Co., Inc. (“Frederic Cook”) as its third party compensation consultant to advise the Compensation Committee on director and executive compensation decisions that were made for fiscal 2011. In November 2011, the Compensation Committee hired Mercer as its new third party compensation consultant to provide the Compensation Committee with objective advice on Company-wide compensation decisions that were made starting in fiscal 2012. Mercer also reports directly to the Compensation Committee on this assignment and representatives from Mercer attend meetings as requested by the Compensation Committee.
Role of Executive Officers in Compensation Decisions. Our management provides on-going recommendations to the Compensation Committee regarding our executive compensation programs and at times provides recommendations regarding director compensation. The recommendations include executive compensation plans and designs, as well as performance goals for annual cash bonuses. Our management provides its recommendations in conjunction with, and based on, general market information as well as information gathered from Mercer and from internal resources, with the objective of aligning the design and operation of our compensation programs with our business strategies and objectives. The Compensation Committee, however, makes all determinations regarding director and executive officer compensation to recommend to the Board, and neither Mr. Farrell nor any other executive officer is involved in the determination of his own compensation. At the invitation of the Compensation Committee, members of senior management attend meetings and make presentations to the Compensation Committee.
The Elements of THQ's Compensation Program
Total direct compensation at THQ is comprised of three main elements:

•	base salary,

•	annual cash bonus opportunity, and

•	long-term equity incentive opportunities (stock‑based awards).
We believe that each element of total direct compensation paid to our executives enables us to achieve one or more of our compensation objectives and fosters specific behavior. The table below lists the material elements of direct compensation paid to our executives and the compensation objectives that they are designed to achieve.

Component of Compensation	Objective	Behavioral Focus
Base salary	Provides competitive level of base compensation in order to attract and retain key executives	Rewards core competence in the executive role relative to skills, knowledge, experience and contributions to the Company
Annual cash bonus opportunity	Provides short-term variable pay opportunity in order to motivate achievement of critical annual performance metrics	Rewards meeting and surpassing annual Company and individual goals
Long-term equity incentive opportunity
Provides variable pay opportunity for long-term sustainable performance and retention while increasing executive stock ownership in the Company, aligning executives' interests with those of stockholders
Rewards individual contributions toward long-term Company growth and stockholder value creation

Mix of Pay Components. In determining the appropriate mix of compensation elements, we aim to balance the objectives of rewarding recent results and motivating long-term performance. Accordingly, we generally set base salaries at or below the median within our comparable companies and set annual cash bonus opportunities at or above the 75th percentile of compensation paid within our comparable companies so that if the Company meets or surpasses its annual performance goals and the named executive officers meet their individual goals, total cash compensation paid to our named executive officers is between the median and 75th percentile within our comparable companies. Our objective with respect to long-term equity incentive awards is to set the fair value of awards to our named executive officers at or above the 75th percentile of compensation paid within our comparable companies so that if the Company performs well over the long-term and stockholder value is created, total direct compensation paid to our executives will be at approximately the 75th percentile within our comparable companies. However, because of the Company's stock price decline over the last few years, the grant date fair value of long-term equity incentives granted to our named executive officers has continued to decline and in fiscal 2011 was at approximately the 25th percentile within our comparable companies. Therefore, in line with our pay-for-performance philosophy, the positioning of the total direct compensation for our named executive officers in fiscal 2011 was below the 50th percentile within our comparable companies, mostly driven by the low value of the long-term equity incentive awards due to the Company's stock price decline. Actual total direct compensation realized by our named executive officers in fiscal 2011 was significantly lower than the 50th percentile since no cash incentive bonuses were paid for fiscal 2011 and given the decline in our stock price.

               The Compensation Committee has not established specific policies for allocating among the three elements of direct compensation; however, in order to achieve our stated objectives with respect to our executive compensation program, our goal is to weight the mix of compensation for our executives toward variable compensation (annual cash bonuses and long-term equity). In fiscal 2011, because of our low stock price, the fair value of long-term equity awards was lower than in the past and thus the mix skewed higher towards salary and target annual bonus.

This chart illustrates the average percentage of the three material elements of total direct compensation that our named executive officers could have received in fiscal 2011 if annual cash bonuses were paid at target levels*:

* Long-term equity granted to the named executive officers in fiscal 2011 is calculated based upon the grant date fair value of stock awards and option awards, pursuant to FASB ASC Topic 718, Compensation—Stock Compensation. Target bonuses were not paid since the Company did not achieve its performance goals.

Base Salary. Base salaries for our executives are generally set at or below the 50th percentile of salaries within our comparable companies and are established based on the scope of each executive officer's responsibilities, taking into account competitive market compensation for similar positions, as well as experience and competency of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee. Base salaries for the named executive officers approximate the market median. Base salaries are reviewed annually by the Compensation Committee and may be adjusted from time to time pursuant to such review, to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For example, an executive may undertake additional duties, but the executive's compensation was initially compared to the market compensation for standard duties based on the executive's previous position.

Generally, base salaries for our named executive officers have increased by approximately 3-5% per year, which is approximately the same percentage as the annual base salary increases received by our non-executive employees each year. All of the named executive officers received a 3% merit increase in fiscal 2011 except for Mr. Good, who received a salary increase in June 2010 in connection with his promotion and relocation to the United States. Mr. Good's salary increase was approximately 20%, which reflected the increased scope of his responsibilities and competitive market compensation for similar positions.
Base salaries paid to the named executive officers in fiscal 2011 are reflected in the Summary Compensation Table on page 49.
Annual Cash Bonus. The annual cash incentive component of our compensation program provides our executives with a short-term incentive opportunity to earn annual cash bonuses based on achievement of certain pre-established corporate and individual performance goals. We believe the annual incentive is an effective tool for motivating our executives to achieve THQ's short-term operating targets as well as creating stockholder value.
No cash incentive bonuses were paid to our executive officers for fiscal 2011 for the reasons explained below.
Setting the Company Goal. The process for determining annual cash bonuses starts at the beginning of each fiscal year when the Compensation Committee establishes a performance goal for the Company that includes certain financial metrics. In determining which financial metrics to use for the year, the Compensation Committee considers the state of the Company's business and which financial measures are most likely to focus the named executive officers on making decisions that deliver short-term results that are aligned with the Company's long-term goals. In fiscal 2011, the Compensation Committee determined that the Company had to achieve the following targets in order to meet its performance goal (the “Company Goal”): (i) non-GAAP net sales of $925 million (the “revenue target”) and (ii) non-GAAP earnings per share of $0.30 (the “earnings target”). The Compensation Committee selected these targets to reflect the Company's key goals: to increase revenue annually and increase profitability. Achievement of the Company Goal is weighted as 80% of each executive officer's target bonus so that the executive officers are primarily motivated to achieve the Company Goal, and secondarily motivated to achieve their individual goals.
Setting the Individual Goals. The individual performance goals for our executive officers, other than for Mr. Farrell, are approved by Mr. Farrell at the beginning of each fiscal year. Mr. Farrell's individual performance goals are reviewed by the Board. The individual performance goals used in determining annual cash bonuses for our executive officers are primarily subjective and achievement of the goals, other than for Mr. Farrell, is based on qualitative assessment by Mr. Farrell, who makes a recommendation to the Compensation Committee at the end of each fiscal year. The Compensation Committee evaluates achievement of Mr. Farrell's goals. Individual goals typically are related to key focus areas and operational performance objectives specific to each executive officer's job function and may include such areas as expense control, division growth, management effectiveness and on-time delivery of our products. Achievement of the individual performance goals is weighted as 20% of each executive officer's target bonus.
Once the Company Goal and Individual Goals (the “Goals”) have been set and approved, the Compensation Committee sets a range of bonus opportunities for each executive officer based on achievement of the Goals. The bonus opportunity ranges from $0, if the Company fails to achieve at least a minimum performance threshold (which in fiscal 2011 was achievement of at least 95% of the revenue target and 83% of the earnings target), to a “maximum bonus,” which in fiscal 2011 was the following: the sum of (i) 150% of the Company Goal component of the Target Bonus and (ii) 100% of the Individual Goals component; multiplied by a performance factor of 1.1.

In fiscal 2011, the target and maximum incentive bonus opportunity for each of the named executive officers was set as follows:

				80% of Target Bonus x1.5 for maximum payout under Company Goal		20% of Target	Subtotal of maximum Company	x 1.1 Performance Factor for
Name	FY11 Salary	Target Bonus % (of salary)	Target Bonus ($)	80% of Target Bonus ($)	x1.5	Bonus for Individual Goals	Goal + Individual Goals	Maximum Bonus Opportunity
Brian J. Farrell	$697,500	120%	$837,000	$669,600	$1,004,400	$167,400	$1,171,800	$1,288,980
Paul J. Pucino	386,500	75	289,875	231,900	347,850	57,975	405,825	446,408
Danny Bilson	412,000	80	329,600	263,680	395,520	65,920	461,440	507,584
Ian Curran	412,000	80	329,600	263,680	395,520	65,920	461,440	507,584
Martin J. Good	385,000	80	308,000	246,400	369,600	61,600	431,200	474,320

After the fiscal year, the Compensation Committee recommends to the Board the actual payout (if any) of each incentive bonus component (the Company Goal and the Individual Goals) independently based on fiscal year results. In fiscal 2011, the recommendation of bonus payout was based upon the following guidelines:
Company Goal.

•	If both the revenue target and earnings target are achieved, the Company Goal bonus component would be paid at 100% of the portion of the Target Bonus based on achievement of the Company Goal.

•
For Company performance exceeding the revenue target and earnings target, the Company Goal bonus component may be paid up to 150% of the portion of the Target Bonus based on achievement of the Company Goal.

•
If the Company fails to achieve both the revenue target and earnings target but achieves at least a minimum level of performance under the bonus plan, which in fiscal 2011 was achievement of at least 95% of the revenue target and 83% of the earnings target, the Company Goal bonus component may be paid at between 25% to 99% of the portion of the Target Bonus related to achievement of the Company Goal, depending upon the level of the Company's performance.

•	No bonus amounts related to the Company Goal bonus component would be paid if the Company fails to achieve at least the minimum performance threshold.
Individual Goals.

•
Actual payout of the Individual Goals bonus component is discretionary and calculated based upon actual performance of the individual versus pre-established goals; however, no payout of Individual Goals may be made unless the minimum level of corporate performance is achieved.

Performance Factor. After determining the “Goals” component of an executive officer's bonus (Company Goal bonus component earned plus the Individual Goals bonus component earned), the Compensation Committee may multiply the Goals payout by a performance factor, ranging from 0.7 to 1.1. The performance factor multiplier is based upon an executive officer's own performance rating as reviewed by the Compensation Committee. The purpose of the performance factor is to allocate the bonus pool among the executive officers based upon each officer's contribution toward the achievement of the Company Goal, not just based upon their individual performance. For example, if the maximum bonus opportunity had been achieved in fiscal 2011, the bonus pool for the named executive officers would have been $2,931,705, which is the sum of the column, “Subtotal of maximum Company Goal + Individual Goals.” If each of the named executive officers received a 1.0 performance factor, there would be no reallocation of bonuses and thus each such officer would have received the amount indicated by their name in that column. However, if the Compensation Committee determined that one named executive officer had, while achieving his Individual Goals, contributed less towards the Company Goal than another named executive officer, who had also achieved his Individual Goals, the Compensation Committee could have assigned, for example, a 1.05 to one officer and a .95 to the other officer, thus reallocating the bonus pool.
Fiscal 2011 Bonuses. In fiscal 2011, the Company failed to achieve the minimum thresholds necessary to fund the incentive bonus pool and thus incentive bonuses were not paid.

Long-Term Equity Compensation. We provide long-term equity compensation opportunities to our executive officers because we believe they align our executives' interests with those of our stockholders and thus directly serve to provide a strong incentive to increase stockholder returns. We also believe long-term equity compensation is an effective retention tool because it offers an upside for anticipated future performance and has a service vesting requirement to be earned. As mentioned above, our goal is to target equity grants consistent with the 75th percentile within our comparable companies, reflecting an emphasis on performance‑based equity compensation over cash; however, due to our declining stock price over the last few years, the fair value of equity grants made to our named executive officers has declined and consistent with our pay-for-performance philosophy, in fiscal 2011 was at approximately the 25th percentile within our comparable companies.
Executive officers are eligible to receive equity awards when they first join the Company, annually to provide incentives for continued performance, in connection with a significant change in responsibilities and, occasionally, for additional retention purposes. As with the determination of base salary and annual cash bonuses, the target value granted to each executive is determined by the Compensation Committee in its judgment, after considering a number of factors, including the executive's position and level of responsibility, an assessment of his or her performance, the value of equity awards for similar positions in our comparable companies, and internal parity among similarly‑situated executives. The individual performance criteria used in determining equity grants to executive officers are subjective based on a qualitative assessment. In fiscal 2011, the size of the equity awards made to our named executive officers in May 2010 was in part based on a review of information regarding the value of equity awards for officers in similar positions at our then-comparable companies, but also included factors such as the individual executive's performance, the number of stock options and stock units relative to past grants and the total number of shares available for grant. Mr. Good was also granted a promotional grant in July 2010, reflecting his increased position and level of responsibility. The size of this grant was determined by reviewing internal parity among similarly-situated executives as well as the value of equity awards for officers in similar positions in our comparable companies.
Mix of Equity in Annual Long-Term Incentive Equity Grants. Annual equity grants to our executive officers have historically been made up of two components: (1) stock options, which generally comprise approximately 65% of an equity grant, and (2) performance accelerated restricted stock unit awards (PARSUs), which generally comprise approximately 35% of an equity grant. This mix reflects the Compensation Committee's pay-for-performance orientation because stock options, which comprise the majority of the equity grants, are inherently performance‑based in that the exercise price is equal to the market value of the underlying stock on the date the option is granted, and therefore the option has value to the holder only if the market value of the common stock appreciates over time. Thus, stock options are intended to provide equity compensation to certain of our employees, including our named executive officers, only if value is created for our stockholders. The options granted vest ratably over a three-year period after grant, subject to the named executive officer's continued employment with the Company, and expire five years from the grant date. PARSUs granted to our named executive officers fully vest five years after the date of grant, subject to the continued employment of the recipient; provided, however, 20% of each outstanding grant of PARSUs may accelerate annually and become vested if certain performance targets for the Company are attained in each fiscal year during the five-year term. Thus PARSUs allow the Company to grant equity that has a performance‑based element, but that also serves to retain such executives and to provide a way for our executives to increase stock ownership, aligning their interests with those of our stockholders. PARSUs are settled one-for-one, in shares of common stock upon vesting, unless the participant has elected to defer receipt of PARSUs. For fiscal 2011, the accelerated vesting criteria were 105% of the revenue target and 110% of the earnings target, as such targets are described above in “Compensation Discussion and Analysis - Annual Cash Bonus.” Because the Company did not achieve the accelerated vesting criteria for fiscal 2011, there was no acceleration of PARSU vesting.
In May 2011, which is in fiscal 2012, the Compensation Committee ceased granting PARSUs and has decided to grant performance share units (PSUs), which will only vest based upon achievement of certain performance goals. Since PSUs are purely performance-based, as opposed to PARSUs, which automatically vest at the end of five years, the Compensation Committee believes that PSUs provide better alignment with the Company's pay-for-performance philosophy.
Long-term incentive equity grants to named executive officers are generally awarded after the fiscal year-end. We chose this timing in order to align decisions for all elements of executive compensation to the same date, which is after the previous fiscal year's financial results are available for the Compensation Committee to review and consider in making compensation decisions for our named executive officers.

The following equity awards were made on May 11, 2010 in connection with the annual grant to the Company's executive officers:

•	Mr. Farrell—130,000 options and 23,333 PARSUs;

•	Mr. Pucino—65,000 options and 11,667 PARSUs;

•	Mr. Bilson—74,750 options and 13,417 PARSUs;

•	Mr. Curran—74,750 options and 13,417 PARSUs; and

•	Mr. Good—15,166 restricted stock units and 8,167 PARSUs.
Mr. Good's equity grant on May 11, 2010 consisted of restricted stock units (RSUs) rather than stock options, due to adverse tax consequences related to the grant of stock options in Australia, where Mr. Good resided when the grant was made. The RSUs granted to Mr. Good vest ratably over a three-year period after grant, subject to Mr. Good's continued employment with the Company. Additionally, on July 12, 2010, Mr. Good was granted 50,000 options in connection with his promotion to Executive Vice President, Kids, Family, Casual.
Post Employment Compensation
Retirement Benefits. Our U.S.‑based named executive officers, along with most of our other U.S.‑based employees, may participate in the Employees' 401(k) Plan of THQ Inc. (the “401(k) Plan”). The 401(k) Plan is a qualified tax deferred defined contribution plan that enables eligible employees of the Company to save for retirement. THQ has historically matched 100% of an employee's deferral contribution up to a maximum of 4% of the employee's eligible compensation. Additionally, the 401(k) Plan allows the Company to make an annual discretionary profit sharing contribution on behalf of each participant. The total profit sharing amount contributed to the 401(k) Plan is determined by the Compensation Committee.
Mr. Farrell participated in the 401(k) Plan in fiscal 2011. The Compensation Committee did not allocate a profit sharing contribution amount to the 401(k) Plan in fiscal 2011.
THQ also sponsors various defined contribution or pension plans outside of the United States, some of which are required by local laws and allow or require THQ to contribute to the employee's plan. Although Mr. Curran relocated to the U.S. from the UK in fiscal 2011, he continued to participate in a private pension plan allowable under UK law. THQ contributed an amount equal to 12% of Mr. Curran's base salary to his plan in fiscal 2011. Mr. Good, who lived in Australia until January 15, 2011, participated in an Australian‑based pension plan during fiscal 2011. THQ's contributions to his plan in fiscal 2011 were in an amount equal to 12% of his base salary. Mr. Good has now relocated to the U.S. and in fiscal 2012, the Company intends to make contributions to his Deferred Compensation Plan (see below) account in lieu of the contributions to the Australian-based pension plan.
Deferred Compensation Plan. We adopted the THQ Inc. Management Deferred Compensation Plan (the “Deferred Compensation Plan”) on January 1, 2005 primarily to serve as a retention tool and to provide benefits that are competitive with those offered by the comparable companies. We chose to offer the Deferred Compensation Plan because it provides an opportunity for certain U.S.‑based employees of the Company and members of the Board, including the eligible named executive officers, to save for future financial needs. The amount of salary and annual incentive earned by the officer is not affected by the Deferred Compensation Plan. The Deferred Compensation Plan essentially operates as an unfunded, unsecured, tax-advantaged wealth accumulation program and contributes to the Company's attractiveness as an employer. The Deferred Compensation Plan does not guarantee a return or provide for above‑ market preferential earnings. The Company may make voluntary contributions to a participant's account, in such amounts and at such times as the Company may, in its sole discretion, determine. Any discretionary contribution is based upon the profitability of the Company, the performance of the officer or such other factors as the Compensation Committee shall determine. In fiscal 2011, the Company did not make any voluntary contributions. As discussed above, the Company intends to make contributions to Mr. Good's Deferred Compensation Plan account in fiscal 2012 in lieu of pension-based contributions he received in Australia.
In addition to the Deferred Compensation Plan, the Company has a plan that allows its officers, including the named executive officers, to defer receipt of vested stock units. For a more detailed discussion of such plan and of the deferred compensation arrangements generally relating to our named executive officers, see the Non-Qualified Deferred Compensation table and accompanying narrative beginning on page 57.
Severance Agreements. Except for Mr. Farrell, each of the named executive officers has entered into a severance agreement with the Company. Mr. Farrell is entitled to severance under his employment agreement, which is more fully described under “Potential Payments upon Termination or Change in Control-Brian J. Farrell's Employment Agreement.” This benefit is designed to encourage the named executive officer's continued services to the Company by providing specified severance benefits in the event the named executive officer's employment is terminated by the Company without cause. In the event of such termination, the severance agreements provide for cash payments, continuation of certain benefits and vesting of a certain amount of unvested equity upon such termination in exchange for a release of future claims against the Company. The terms and conditions of the severance agreements are more fully described under “Potential Payments upon Termination or Change in Control-Severance Agreements” beginning on page 58.
Change-in-Control Agreements. Our named executive officers are entitled to receive payments in the event of specific change-in-control situations, which for Mr. Farrell are more fully described under “Employment Agreements” and for the other named executive officers are more fully described under “Potential Payments upon Termination or Change in Control-Change-in-Control Agreements.” These payments are designed to motivate our named executive officers to devote their full energies to the Company's business during the time of a change in control of the Company. The benefits provided to the named executive officers under the change-in-control agreements include payments of expected future salary and bonus, vesting of unvested employer contributions to the officer's 401(k) account, and immediate vesting of outstanding, unvested equity awards. These benefits are paid in the event that a named executive officer's employment is terminated without Cause or by the named executive officer for Good Reason, following a Change in Control.
Although the change-in-control agreements with Mr. Farrell, Mr. Pucino, Mr. Bilson and Mr. Curran provide for gross-up payments related to taxes to be made to them under certain circumstances, in May 2009, the Compensation Committee determined that when any new agreements are entered into with executive officers, or upon material amendment to an existing agreement, such executive officer should be responsible for the taxes payable by them with respect to their compensation and that any change-in-control severance agreement entered into or materially amended on or after such date will not provide for the Company to gross up tax payments. Additionally, such new agreements provide that if the executive officer is entitled to receive payments that would be subject to excise tax and the reduction of payments would result in a greater after-tax amount to the executive officer, such payment will be reduced to the maximum amount that could be paid to the executive officer without giving rise to the excise tax. Mr. Good entered into a new agreement in August 2010, in connection with his promotion, and thus his change-in-control agreement does not provide for gross-up payments related to taxes to be made to him.
Perquisites
Supplemental Health Care - Our U.S.-based named executive officers and their dependents are entitled to participate in the Company's Exec-U-Care supplemental health insurance program, which provides reimbursement for out-of-pocket medically necessary expenses not covered under the Company's standard health insurance coverage. Exec-U-Care reimbursement is subject to annual limits and a lifetime maximum of $750,000 per person. The Company paid for private health care insurance for Mr. Good in Australia that was in addition to health care benefits received by our other employees in Australia.
Life & Disability Insurance - Pursuant to Mr. Farrell's employment agreement, the Company pays premiums for life and disability insurance policies for Mr. Farrell, as described in further detail under the heading “Potential Payments Upon Termination or Change in Control-Brian J. Farrell's Employment Agreement” on page 58. Additionally, for its U.S.-based named executive officers, the Company pays premiums on life insurance in an amount equal to three times such named executive officer's base salary up to a maximum of $1 million. The Company also offers supplemental long-term disability insurance to its U.S.‑ based officers. This disability insurance supplements the long-term disability insurance that is generally available to all employees of the Company, including the named executive officers. The Company also paid supplemental income protection/life / trauma coverage for Mr. Good in Australia.
Automobile Allowance - During fiscal 2011, Mr. Farrell received a monthly car allowance. Mr. Good received use of a Company-owned car in Australia through January 15, 2011, when he relocated to the United States.
Relocation Bonuses / Expense Reimbursements - In fiscal 2011, Mr. Curran and Mr. Good each received a $50,000 relocation bonus. Mr. Curran relocated from the UK to the Company's headquarters in California. Mr. Good relocated from Australia to the Company's headquarters in California. Mr. Good also received a $50,000 signing bonus for signing on to his new position of Executive Vice President, Kids, Family, Casual in June 2010. Additionally, Mr. Good also received a termination payment in the amount of $156,628, which consisted of unpaid vacation pay and long service leave payout, upon his termination of employment with the Company's subsidiary, THQ Asia Pacific. Additionally, during fiscal 2011, Mr. Curran and Mr. Good each received reimbursement of relocation expenses incurred by each of them, including reimbursement for expenses including rent for leased housing, including payment of security deposit; temporary housing for while house-hunting; car rental and fuel; airfare for family members; movers; automobile disposition; and orientation expenses.
Dollar amounts of all perquisites listed above except relocation bonuses are disclosed in the “All Other Compensation” table on page 50, herein. Relocation bonuses and Mr. Good's signing bonus are reflected in the “Bonus”

column of the Summary Compensation Table on page 49.
No other regular perquisites are available to the named executive officers.
CEO Stock Ownership Guidelines
The Board believes that, in order to better align the interests of the chief executive officer of the Company and stockholders of the Company, the chief executive officer should have a financial stake in the Company. In furtherance of this policy, on May 13, 2008, the Board adopted ownership guidelines that provide that the Company's chief executive officer must own an amount of the Company's common stock (including derivative shares that may be held pursuant to an equity grant) equal to at least five times (5X) his or her annual salary (which in fiscal 2011 was $697,500). Mr. Farrell has until May 13, 2012 to meet the ownership guidelines and a new chief executive officer would have four years from the time he or she is named as the chief executive officer to meet the ownership guidelines.
Tax and Accounting Implications
Deductibility of Executive Compensation. Like most employers, we take allowable tax deductions for the compensation that we pay to our employees. Section 162(m) of the Internal Revenue Code, however, can prevent us from taking that deduction for compensation over $1 million paid for any one year to certain of our executive officers, unless certain conditions are met. Such conditions include a requirement that compensation be “performance based” and that bonus or equity compensation plans, as well as performance-based criteria in such plans, be approved by the stockholders of a company.
The Compensation Committee designs some elements of executive compensation to ensure full deductibility. The Compensation Committee approved, and our stockholders adopted at their 2006 Annual Meeting, our 2006 Long-Term Incentive Plan. This plan authorizes, among other things, annual cash bonuses and equity awards that can be qualified for full deductibility under Section 162(m). The plan also permits awards to be granted that do not qualify as fully deductible under Section 162(m).
While the Compensation Committee is mindful of the limitations imposed by Section 162(m), it believes that stockholder interests are best served by not restricting THQ's discretion and flexibility in crafting compensation programs, even though those programs may result in non-deductible compensation expenses. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and may do so again.
During fiscal 2011, Mr. Farrell was paid total compensation that exceeded $1,000,000; however, because his non-equity incentive plan compensation (for fiscal 2010 that was paid in fiscal 2011) from our LTIP was performance-based, his compensation met the requirements of Section 162(m) and was deductible.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management, as required by Item 402(b) of Regulation S-K of the Exchange Act, as amended. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for THQ's 2011 Annual Meeting and incorporated by reference into THQ's Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

Compensation Committee

James Whims, Chairman Henry T. DeNero Brian P. Dougherty

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee in fiscal 2011 consisted entirely of the three independent directors listed above. Each member of the Compensation Committee is a non-employee director and no member has any direct or indirect material interest in, or relationship with, THQ outside of his position as a director. To our knowledge, there were no interlocking relationships involving members of the Compensation Committee or other directors requiring disclosure.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table summarizes the compensation for the fiscal years ended March 31, 2011 (“fiscal 2011”), March 31, 2010 (“fiscal 2010”) and March 31, 2009 (“fiscal 2009”)3, for each of the following: (i) our Principal Executive Officer, (ii) our Principal Financial Officer, and (iii) our three most highly compensated executive officers other than our Principal Executive Officer and Principal Financial Officer in fiscal 2011, each of whom was serving as an executive officer of the Company as of the last day of fiscal 2011 (the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)

Brian J. Farrell	2011	$697,370	$—	$150,965	$394,771	$—	$46,452	$1,289,558
President, Chief Executive	2010	677,131	—	—	595,519	1,137,580	37,356	2,447,586
Officer, and Board Chairman	2009	677,031	—	429,794	681,590	—	49,772	1,838,187

Paul J. Pucino	2011	386,427	—	75,485	197,386	—	15,557	674,855
Executive Vice President,	2010	375,000	—	—	297,763	393,750	12,106	1,078,619
Chief Financial Officer	2009	59,135	—	46,350	182,895	—	312	288,692

Danny Bilson(6)	2011	411,923	—	86,808	226,993	—	4,110	729,834
Executive Vice President,	2010	382,981	—	—	474,505	448,000	7,773	1,313,259
Core Games

Ian Curran	2011	402,692	50,000	86,808	226,993	—	270,554	1,037,047
Executive Vice President,	2010	376,430	—	—	534,688	448,000	120,954	1,480,072
Global Publishing	2009	330,458	—	399,088	424,135	—	68,882	1,222,563

Martin J. Good (6),(7)	2011	369,116	100,000	150,965	102,760	—	475,182	1,198,023
Executive Vice President,
Kids, Family, Casual

(1)    Amounts shown are not reduced to reflect the named executive officers' elections, if any, to defer receipt of salary into the THQ Inc. Management Deferred Compensation Plan. In fiscal 2011, only Mr. Farrell participated in this deferral plan.
(2)    Mr. Curran and Mr. Good each received a $50,000 relocation bonus in fiscal 2011. Mr. Curran relocated from the UK to the Company's headquarters in California. Mr. Good relocated from Australia to the Company's headquarters in California. Mr. Good also received a $50,000 signing bonus for signing on to his new position of Executive Vice President, Kids, Family, Casual in June 2010.
(3)    The amounts in the Stock Awards and the Option Awards columns reflect the aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation. See Note 19 to the Company's consolidated financial statements included in its Form 10-K for the fiscal year ended March 31, 2011 for a discussion of the relevant assumptions used in calculating these amounts.

3     Effective April 1, 2006, we began reporting our fiscal year on a 52/53-week period. Beginning with the fiscal year ending March 31, 2007, our fiscal year ended on the Saturday nearest March 31. The fiscal years ended March 31, 2011, 2010 and 2009 contain the following number of weeks and end on the following date:

Fiscal Period	Number of Weeks	Fiscal Period End Date
Year ended March 31, 2011	52 weeks	April 2, 2011
Year ended March 31, 2010	53 weeks	April 3, 2010
Year ended March 31, 2009	52 weeks	March 28, 2009
For simplicity of presentation, we refer to our fiscal year-end as occurring on March 31 of each relevant year.

(4)    Amounts disclosed under “Non-Equity Incentive Plan Compensation” represent incentive cash bonuses paid pursuant to the Company's “pay-for-performance” executive compensation program for services rendered in fiscal 2010. Bonuses for services rendered in fiscal 2010 were paid in fiscal 2011. There were no incentive bonuses paid for services rendered in fiscal 2011 or fiscal 2009.

(5)    Amounts disclosed under “All Other Compensation” in fiscal 2011 consist of the following:

Name	Automobile Allowance	Contributions and Allocations to Defined Contribution/ Pension Plans	Supplemental Health Insurance Contributions	Life and Disability Insurance Premiums Paid by the Company	Relocation Expenses	Tax Reimbursements	Termination Payments	Total All Other Compensation
Brian J. Farrell	$9,000	$16,238	$9,070	$12,144	$—	$—	$—	$46,452
Paul J. Pucino	—	—	11,468	4,089	—	—	—	15,557
Danny Bilson	—	—	250	3,860	—	—	—	4,110
Ian Curran (a)	—	49,457	250	3,848	152,458	64,541	—	270,554
Martin J. Good (b)	25,011	64,633	12,504	11,960	157,814	46,632	156,628	475,182
(a)    Although Mr. Curran relocated to the U.S. from the UK in fiscal 2011, he continued to participate in a private pension plan allowable under UK law. THQ contributed an amount equal to 12% of Mr. Curran's base salary to his plan in fiscal 2011. Relocation Expenses include $60,305 for rental housing payments; $11,110 for security deposit payment; a $44,000 relocation allowance; and reimbursement of expenses including temporary housing while house-hunting, airfare for family members, car rental and fuel, movers and airfare for family members. Tax reimbursements include the Company's payment of taxable relocation expenses on Mr. Curran's behalf.
(b)    Automobile Allowance includes value of use of company car as well as fuel costs. Contributions and Allocations to Defined Contribution / Pension Plans include the Company's contributions to Mr. Good's Australian-based pension plan. Relocation Expenses include a $37,795 relocation allowance; $38,816 for airfare costs between the United States and Australia; $24,945 for door-to-door moving expenses; $15,347 for temporary housing costs; $10,000 for a security deposit payment; and reimbursement of expenses included rental housing payments, insurance related to relocation, temporary housing in Australia and orientation expenses. Tax reimbursements include the Company's payment of taxable relocation expenses on Mr. Good's behalf. Termination payments include a $156,628 termination payment, which consisted of unused vacation pay, upon his termination of employment with the Company's subsidiary, THQ Asia Pacific.
(6)    No amounts are reported for Mr. Bilson for fiscal 2009 or for Mr. Good for fiscal 2010 or fiscal 2009 since they were not named executive officers of the Company for those years.
(7)    Until Mr. Good relocated to the U.S. on January 15, 2011, his compensation was paid in Australian Dollars (AUD). All compensation information for him paid in AUD and included in this Proxy Statement has been converted into USD using the exchange rate on the date of each payment.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2011
The following table provides certain information with respect to grants of awards to each of the Company's named executive officers in fiscal 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name (a)	Grant Date(1) (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Stocks (#) (i)	Options (#) (j)	Awards ($/Sh) (k)	Option Awards(3) (l)

Brian J. Farrell	5/11/10	—	—	—	—	—	—	23,333	130,000	$6.47	$545,736
	6/4/10	$234,360	$837,000	$1,288,980	—	—	—	—	—	—	—

Paul J. Pucino	5/11/10	—	—	—	—	—	—	11,667	65,000	6.47	272,871
	6/4/10	81,165	289,875	446,408	—	—	—	—	—	—	—

Danny Bilson	5/11/10	—	—	—	—	—	—	13,417	74,750	6.47	313,801
	6/4/10	92,288	329,600	507,584	—	—	—	—	—	—	—

Ian Curran	5/11/10	—	—	—	—	—	—	13,417	74,750	6.47	313,801
	6/4/10	92,288	329,600	507,584	—	—	—	—	—	—	—

Martin J. Good	5/11/10	—	—	—	—	—	—	23,333	—	—	150,965
	7/12/10	—	—	—	—	—	—	—	50,000	4.37	102,760
	6/9/10	86,240	308,000	474,320	—	—	—	—	—	—	—

(1)    Equity awards were made in accordance with our equity grant policy described in “Compensation Discussion and Analysis-Long Term Equity Compensation.” Our current policy is to consider equity awards to the named executive officers at the time of the Compensation Committee meeting after the end of the fiscal year in order to align decisions for all elements of compensation for the named executive officers to the same date, which is a date when the Compensation Committee has the prior year's financial results available to review and consider in making compensation decisions. Mr. Good's non-equity incentive plan bonus opportunity was set on June 9, 2010, the date on which he was promoted to Executive Vice President, Kids, Family, Casual. An additional equity award was granted to Mr. Good on July 12, 2010 in connection with such promotion.
(2)    The numbers in these columns represent the range of potential cash bonus awards that could have been earned by our named executive officers for fiscal 2011 pursuant to our “pay-for-performance” bonus plan. The plan provides for the award of annual cash bonuses based upon the attainment of specified performance metrics, which in fiscal 2011 consisted of the following threshold targets: (i) non-GAAP net sales of $925 million (the “revenue target”) and (ii) non-GAAP earnings per share of $0.30 (the “earnings target”), as well as individual performance. Column (c), “Threshold” represents the minimum amount payable for a certain level of performance under the bonus plan, which in fiscal 2011 was achievement of at least 95% of the revenue target and 83% of the earnings target. This amount is calculated by multiplying the 80% of the Target Bonus that is attributable to the Company Goal times 0.25, which is the minimum threshold payout under the Company Goal, adding the 20% of Target Bonus for Individual Goals to that amount and then multiplying that subtotal times a 0.7 performance factor multiplier. Column (d), “Target” reflects each named executive officer's Target Bonus, which were set in fiscal 2011 as follows: Brian J. Farrell-120%; Paul J. Pucino-75%; Danny Bilson-80%; Ian Curran-80%; and Martin J. Good-80%. Column (e), “Maximum” reflects the maximum bonus each named executive officer could have earned if paid the sum of (i) 150% of the Company Goal component of the Target Bonus and (ii) 100% of the Individual Goals component; multiplied by a performance factor of 1.1. The actual amount paid to each of the named executive officers for fiscal 2011 is set forth in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation. These awards are described in further detail under “Compensation Discussion and Analysis-Annual Cash Bonus” beginning on page 42.

(3)    The Grant Date Fair Value is computed in accordance with FASB ASC Topic 718. See Note 19 to the Company's consolidated financial statements included in its Form 10-K for the fiscal year ended March 31, 2011 for a discussion of the relevant assumptions used in calculating grant date fair value. There can be no assurance that the Grant Date Fair Value of Stock Awards or Option Awards will ever be realized.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements.
Brian J. Farrell. Mr. Farrell is employed with THQ pursuant to an Amended and Restated Employment Agreement, dated December 31, 2008 (the “Employment Agreement”). The Employment Agreement, which was initially entered into on July 20, 2006, includes the following key provisions:

•
Compensation—Mr. Farrell shall be paid an annual base salary of at least $626,045, subject to annual review beginning as of March 31, 2007. In fiscal 2011, Mr. Farrell's base salary was $697,500. In addition, Mr. Farrell participates in the Company's pay-for-performance bonus plan and may earn an annual cash bonus if the Company's bonus pool is funded (see “Compensation Discussion and Analysis,” beginning on page 38, herein for a discussion of how the bonus pool is funded).

•
Additional Benefits—A life insurance policy in the amount of $3.0 million, disability insurance in the amount of 80% of his base salary, a car allowance, and at least all other benefits made available by the Company to other senior executives of the Company in the United States.

•
Term—The Employment Agreement provides that the Company will continue to employ Mr. Farrell as the Company's President and Chief Executive Officer during the original and any extended term of the Employment Agreement, which commenced on July 20, 2006 and continued through March 31, 2010; provided, however, that commencing March 31, 2008 and thereafter, the Employment Agreement is automatically extended each year on March 31st by a period of one (1) additional year if the Company has not given Mr. Farrell at least ninety (90) days written notice prior to the relevant March 31st that it does not want to extend the Employment Agreement. The Company did not give Mr. Farrell notice on March 31, 2008, 2009, 2010 or 2011 and thus the Employment Agreement is now extended through March 31, 2014. The Employment Agreement shall automatically terminate on March 31st of the calendar year in which Mr. Farrell turns 65 years of age.

•
Excise Tax Gross-Up Payment—In the event that Mr. Farrell is required to pay, due to any payments made to him under his employment agreement, any excise tax imposed by Section 4999 of the Internal Revenue Code, the Company shall pay Mr. Farrell a gross-up payment to cover such excise taxes, interest and penalties.

The Employment Agreement may be terminated by the Company: (i) in the event of Mr. Farrell's death or disability, (ii) for Cause, or (iii) without Cause, but only with the affirmative vote of 80% of the members of the Board. The Employment Agreement may be terminated by Mr. Farrell: (a) voluntarily, or (b) for Good Reason. The Employment Agreement provides for a severance payment upon termination of employment as a result of death or disability, termination by the Company without Cause, termination by Mr. Farrell for Good Reason, or termination in connection with a Change of Control. See below, “Potential Payments upon Termination or Change in Control,” for a description of these provisions in the Employment Agreement. “Cause,” “Good Reason,” and “Change in Control” are defined in the Employment Agreement.
The Employment Agreement was amended and restated as of December 31, 2008. The amendments were immaterial and were intended to bring the Employment Agreement in compliance with Section 409A of the Internal Revenue Code of 1986, as amended.
Equity Awards. In May 2010, all named executive officers except Mr. Good were awarded equity grants that consisted of both stock options and performance accelerated restricted stock units (“PARSUs”). Mr. Good's equity grant consisted of restricted stock units (RSUs) rather than stock options, due to adverse tax consequences related to the grant of stock options in Australia, where Mr. Good resided when the grant was made. Additionally, on July 12, 2010, Mr. Good, who was relocating to the United States, received a promotional grant of 50,000 options. All options and Mr. Good's RSUs vest ratably over a three-year period after grant, subject to the named executive officer's continued employment with the Company, and expire five years from the grant date. The PARSUs are subject to forfeiture and will vest five years after the grant date, subject to the named executive officer's continued employment with the Company; however, vesting may be accelerated if certain Company-related performance criteria are met each fiscal year during the term of the PARSUs. For fiscal 2011, the accelerated vesting criteria were 105% of the revenue target and 110% of the earnings target, as such targets are described above in “Compensation Discussion and Analysis - Annual Cash Bonus.” Because the Company did not achieve the accelerated vesting criteria for fiscal 2011, there was no acceleration of PARSU vesting. PARSUs are settled one-for-one, in shares of common stock upon vesting, unless the participant has elected to defer receipt of PARSUs.
Non-Equity Incentive Plan Compensation. The amounts in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table reflect the annual incentive cash bonuses paid to our named executive officers under our executive compensation program. The formula used to determine these awards is as follows:
Base Salary × Target Bonus % = Target Bonus
Target Bonus percentages for the named executive officers in fiscal 2011 were as follows: Brian J. Farrell—120%; Paul J. Pucino—75%; Danny Bilson—80%; Ian Curran—80%; and Martin J. Good—80%.
Once the Target Bonus is established for each named executive officer, a maximum cash incentive bonus opportunity is calculated as follows:

80% of Target Bonus x 1.5 for maximum payout under Company Goal	+	20% of Target Bonus for Individual Goals	=	Subtotal of maximum Company Goal + Individual Goals	×	x 1.1 maximum multiplier for performance factor	=	Maximum Bonus Opportunity
Achievement of the Company Goal is weighted as 80% of each executive officer's Target Bonus so that the executive officers are primarily motivated to achieve the Company Goal, and secondarily motivated to achieve their individual goals. For fiscal 2011, the bonus opportunity ranged from $0, if the Company failed to achieve at least a minimum performance threshold (which in fiscal 2011 was achievement of at least 95% of the revenue target and 83% of the earnings target), to a “maximum bonus,” which, as reflected above, was the sum of (i) 150% of the Company Goal component of the Target Bonus and (ii) 100% of the Individual Goals component; multiplied by a performance factor of 1.1.
After the fiscal year, the Compensation Committee recommends to the Board the actual payout (if any) of each incentive bonus component (the Company Goal and the Individual Goals) independently based on fiscal year results. In fiscal 2011, the Company failed to achieve the minimum thresholds necessary to fund the incentive bonus pool and thus incentive bonuses were not paid.
Compensation Mix. For fiscal 2011, our named executive officers received the following amounts of salary and incentive cash bonus in proportion to total compensation (1):

Executive	Salary as a percentage of Total Compensation	Incentive Cash Bonus as a percentage of Total Compensation
Brian J. Farrell	54%	0%
Paul J. Pucino	57	0
Danny Bilson	56	0
Ian Curran	39	0
Martin J. Good	31	0

(1)	Total compensation as reflected in the “Total” column of the Summary Compensation Table on page 49.

Average salary as a percentage of total compensation was higher in fiscal 2011 than in previous years because (i) no annual cash incentive bonuses were paid for fiscal 2011, and (ii) the fair value of the long-term equity awards was lower in fiscal 2011 due to the Company's declining stock price. Additionally, salary as a percentage of total compensation was lower for Mr. Curran and Mr. Good than for the other named executive officers due primarily to relocation-related compensation paid to or on behalf of each of them in fiscal 2011, which is reflected in “All Other Compensation.”

OUTSTANDING EQUITY AWARDS AS OF APRIL 2, 2011
The following table sets forth certain information regarding stock‑based awards held by each named executive officer as of April 2, 2011.

	OPTION AWARDS				STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested (1) (#) (g)

Brian J. Farrell	130,000	— (2)	26.12	4/3/2011	14,000(2)	$62,580
	130,000	— (3)	32.80	5/15/2012	18,667(3)	83,441
	86,667	43,333(4)	18.42	5/13/2013	18,666(4)	83,437
	88,667	177,332(6)	5.20	5/12/2014	—	—
	—	130,000(7)	6.47	5/11/2015	23,333(7)	104,299
					TOTAL	333,757

Paul J. Pucino	100,000	50,000(9)	3.09	2/11/2014	15,000(9)	67,050
	44,334	88,667(6)	5.20	5/12/2014	—	—
	—	65,000(7)	6.47	5/11/2015	11,667(7)	52,151
					TOTAL	119,201

Danny Bilson	35,000	— (10)	18.75	3/13/2013	—	—
	5,934	2,966(11)	9.90	10/20/2013	—	—
	33,334	16,666(12)	4.01	11/12/2013	—	—
	47,701	95,400(6)	5.20	5/12/2014	—	—
	16,667	33,333(13)	7.16	6/19/2014	—	—
	—	74,750(7)	6.47	5/11/2015	13,417(7)	59,974
					TOTAL	59,974

Ian Curran	45,500	— (2)	26.12	4/3/2011	4,901(2)	21,907
	45,500	— (3)	32.80	5/15/2012	6,534(3)	29,207
	15,000	— (14)	28.23	8/16/2012	—	—
	43,334	21,666(4)	18.42	5/13/2013	9,333(4)	41,719
	—	—	—	—	10,000(5)	44,700
	33,334	16,666(15)	4.58	12/12/2013	—	—
	44,334	88,667(6)	5.20	5/12/2014	—	—
	25,000	50,000(13)	7.16	6/19/2014	—	—
	—	74,750(7)	6.47	5/11/2015	13,417(7)	59,974
					TOTAL	197,507

Martin J. Good	15,000	— (16)	20.74	7/18/2011	3,000(16)	13,410
	15,000	— (3)	32.80	5/15/2012	4,000(3)	17,880
	30,000	— (17)	24.85	1/15/2013	—	—
	30,334	15,166(4)	18.42	5/13/2013	8,167(4)	36,506
	—	—	—	—	7,500(5)	33,525
	20,000	10,000(15)	4.58	12/12/2013	—	—
	31,034	62,067(6)	5.20	5/12/2014	—	—
	—	—	—	—	8,167(7)	36,506
	—	—	—	—	15,166(8)	67,792
	—	50,000(18)	4.37	7/12/2015	—	—
					TOTAL	205,620

(1)    Calculated based upon the closing market price of our common stock, $4.47, on April 1, 2011, the last trading day for our common stock in fiscal 2011.
(2)    These awards were granted to our executive officers on April 3, 2006. The options are fully vested; however, all options expired unexercised on April 3, 2011, which is in fiscal 2012 and thus the options are reflected on the table above as outstanding as of the last day of fiscal 2011. The stock awards are performance accelerated restricted stock units (PARSUs), which fully vested on April 3, 2011, which is in fiscal 2012 and thus are reflected as not vested in the table above.
(3)    These awards were granted to our executive officers on May 15, 2007. The options are fully vested. The stock awards are PARSUs, which fully vest on May 15, 2012, subject to the continued employment of the recipient; provided, however, 20% of each outstanding grant of PARSUs will accelerate annually and become vested if certain performance targets for the Company are attained in each fiscal year during the five-year term of the PARSUs. The Company attained its performance targets for fiscal 2010 and accordingly, 20% of the PARSUs vested on June 4, 2010 and are not reflected in the table above.
(4)    These awards were granted to our executive officers on May 13, 2008. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to the continued employment of the recipient. The first one-third of the stock options vested on May 13, 2009, the second one-third vested on May 13, 2010, and the last one-third vested on May 13, 2011, which was in fiscal 2012 and thus not disclosed as “exercisable” above. The stock awards are PARSUs, which fully vest on May 13, 2013, subject to the continued employment of the recipient; provided, however, 20% of each outstanding grant of PARSUs will accelerate annually and become vested if certain performance targets for the Company are attained in each fiscal year during the five-year term of the PARSUs. The Company attained its performance targets for fiscal 2010 and accordingly, 20% of the PARSUs vested on June 4, 2010 and are not reflected in the table above.
(5)    These were Restricted Stock Units (RSUs) granted to Mr. Curran and Mr. Good on May 13, 2008. The RSUs had a three-year cliff vest term and fully vested on May 13, 2011, which was in fiscal 2012 and thus disclosed as “not vested” above.
(6)    These option awards were granted to our executive officers on May 12, 2009. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to the continued employment of the recipient. The first one-third of the stock options vested on May 12, 2010, the second one-third vested on May 12, 2011, which was in fiscal 2012 and thus not disclosed as “exercisable” above, and the last one-third will vest on May 12, 2012.
(7)    These awards were granted to our executive officers on May 11, 2010. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to the continued employment of the recipient. The first one-third of the stock options vested on May 11, 2011, which was in fiscal 2012 and thus not disclosed as “exercisable” above, the second one-third will vest on May 11, 2012, and the last one-third will vest on May 11, 2013. The stock awards are PARSUs, which fully vest on May 11, 2015, subject to the continued employment of the recipient; provided, however, 20% of each outstanding grant of PARSUs will accelerate annually and become vested if certain performance targets for the Company are attained in each fiscal year during the five-year term of the PARSUs.
(8)    These awards are RSUs granted to Mr. Good on May 11, 2010. The RSUs vest in one-third increments on each of the first three anniversaries of the grant date, subject to Mr. Good's continued employment with the Company. The first one-third of the RSUs vested on May 11, 2011, which was in fiscal 2012 and thus disclosed as “not vested” above, the second one-third will vest on May 11, 2012, and the last one-third will vest on May 11, 2013.
(9)    These awards were granted to Mr. Pucino on February 11, 2009 in connection with his employment with the Company. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to Mr. Pucino's continued employment. The first one-third of the stock options vested on February 11, 2010, the second one-third vested on February 11, 2011, and the last one-third will vest on February 11, 2012. The stock awards are RSUs, which fully vest on February 11, 2012, subject to Mr. Pucino's continued employment with the Company.
(10)    These awards were granted to Mr. Bilson on March 13, 2008 in connection with his employment with the Company. Both the options and RSUs are fully vested and the stock underlying such RSU award was released to Mr. Bilson on March 13, 2011.
(11)    These options were granted to Mr. Bilson on October 20, 2008 as part of a non-executive annual performance grant. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to Mr. Bilson's continued employment. The first one-third of the stock options vested on October 20, 2009, the second one-third vested on October 20, 2010, and the last one-third will vest on October 20, 2011.

(12)    These options were granted to Mr. Bilson on November 12, 2008 in connection with his promotion to Senior Vice President, Creative Development. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to Mr. Bilson's continued employment. The first one-third of the stock options vested on November 12, 2009, the second one-third vested on November 12, 2010, and the last one-third will vest on November 12, 2011.
(13)    These options were granted to Mr. Bilson and Mr. Curran on June 19, 2009 in connection with their promotions to Executive Vice President, Core Game Brands and Executive Vice President, Global Publishing, respectively. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to the continued employment of the recipient. The first one-third of the stock options vested on June 19, 2010, the second one-third vested on June 19, 2011, which was in fiscal 2012 and thus not disclosed as “exercisable” above, and the last one-third will vest on June 19, 2012.
(14)    These options were granted to Mr. Curran on August 16, 2007 in connection with his promotion to Executive Vice President, International Publishing. The options are fully vested.
(15)    These options were granted to Mr. Curran and Mr. Good on December 12, 2008 as part of an internal parity equity grant made to the members of the senior management team responsible for sales and marketing activities. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to the continued employment of the recipient. The first one-third of the stock options vested on December 12, 2009, the second one-third vested on December 12, 2010, and the last one-third will vest on December 12, 2011.
(16)    These awards were granted to Mr. Good on July 18, 2006 as part of a non-executive annual performance grant. The options are fully vested. The stock awards are PARSUs, which fully vest on July 18, 2011, subject to Mr. Good's continued employment; provided, however, 20% of each outstanding grant of PARSUs will accelerate annually and become vested if certain performance targets for the Company are attained in each fiscal year during the five-year term of the PARSUs. The Company attained its performance targets for fiscal 2008 and fiscal 2010 and accordingly, 20% of the PARSUs vested on July 18, 2007 and 20% vested on June 4, 2010, respectively.
(17)    These options were granted to Mr. Good on January 15, 2008 in connection with his promotion to Senior Vice President, Asia Pacific. The options are fully vested.
(18)    These options were granted to Mr. Good on July 12, 2010 in connection with his promotion to Executive Vice President, Kids, Family, Casual. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to Mr. Good's continued employment with the Company. The first one-third of the stock options will vest on July 12, 2011, the second one-third will vest on July 12, 2012, and the last one-third will vest on July 12, 2013.
OPTION EXERCISES AND STOCK VESTED
The following table sets forth information concerning vesting of stock awards during fiscal 2011 for each named executive officer on an aggregated basis:

	OPTION AWARDS		STOCK AWARDS
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Brian J. Farrell	—	$—	13,999	(1)	$77,554	(1)
Paul J. Pucino	—	—	—		—
Danny Bilson	—	—	3,000	(2)	17,820	(2)
Ian Curran	—	—	5,599	(3)	31,018	(3)
Martin J. Good	—	—	3,633	(4)	20,127	(4)

(1)    Mr. Farrell had 13,999 PARSUs vest during fiscal 2011 that were awarded in three different grants - on April 3, 2006, May 15, 2007 and May 13, 2008. The PARSUs vested on June 4, 2010 because the Company attained certain performance targets for fiscal 2010, and thus 20% of each outstanding grant of PARSUs was accelerated and vested. Value realized is calculated by multiplying the number of shares of stock vested (13,999) by the market value of the underlying stock on the vesting date ($5.54 per share); however, Mr. Farrell elected to defer receipt of all of the PARSUs (until the earlier of January 30, 2015 or within 30 days of termination of employment for the April 3, 2006 award; until the earlier of July 1, 2015 or within six months of termination of employment for the May 15, 2007 award; and until the earlier of June 30, 2013 or within six months of termination following termination of employment for the May 13, 2008 award) and thus no amount was actually realized upon vesting.
(2)    The vested stock awards were RSUs awarded to Mr. Bilson on March 13, 2008, which fully vested on March 13, 2011. Mr. Bilson elected to have shares withheld for payment of tax liability and thus the actual amount of shares acquired was 1,743. Value realized is calculated based upon the closing market price of THQ's common stock on March 14, 2011, $5.94, which was the business day that the stock underlying the RSU's was released since the RSUs vested on a Sunday.
(3)    The vested stock awards were PARSUs awarded in three different grants to Mr. Curran on April 3, 2006, May 15, 2007 and May 13, 2008. Each of the PARSU awards fully vest five years after grant date, however, vesting was accelerated with respect to 20% of each of the PARSU awards on June 4, 2010 because the Company attained certain performance targets for fiscal 2010. Mr. Curran elected to have shares withheld for payment of tax liability upon vesting of each of the awards and thus the actual amount of shares acquired was 3,810. Value realized is calculated based upon the closing market price of THQ's common stock on June 4, 2010, $5.54, which was the date the PARSU's vested.
(4)    The vested stock awards were PARSUs awarded in three different grants to Mr. Good on July 18, 2006, May 15, 2007 and May 13, 2008. Each of the PARSU awards fully vest five years after grant date, however, vesting was accelerated with respect to 20% of each of the PARSU awards on June 4, 2010 because the Company attained certain performance targets for fiscal 2010. Mr. Good elected to have shares withheld for payment of tax liability upon vesting of each of the awards and thus the actual amount of shares acquired was 1,999. Value realized is calculated based upon the closing market price of THQ's common stock on June 4, 2010, $5.54, which was the date the PARSU's vested.
NON-QUALIFIED DEFERRED COMPENSATION
The following table shows the executive and Company contributions, earnings, distributions and account balances for the named executive officers in the THQ Inc. Management Deferred Compensation Plan (the “Deferred Compensation Plan”):

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(2) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)(3) (f)
Brian J. Farrell	$113,758	$—	$94,495	$(52,324)	$554,280
Paul J. Pucino	—	—	—	—	—
Danny Bilson	—	—	—	—	—
Ian Curran	—	—	—	—	—
Martin J. Good	—	—	—	—	—

(1)    Amount is included as “Salary” for fiscal 2011 in the Summary Compensation Table on page 49.
(2)    The earnings in this column (d) are not reported in the Summary Compensation Table because they were not preferential or above market.
(3)    Amounts reported in this column (f) include amounts previously reported in the Company's Summary Compensation Table in previous years when earned. Amounts previously reported in such years include previously earned, but deferred, salary and cash bonuses. This total reflects the cumulative value of deferrals, contributions made by the Company and investment experience less distributions made to the named executive officer.

The Deferred Compensation Plan is an unfunded, unsecured, deferred compensation plan. The Deferred Compensation Plan allows certain employees of the Company (including all directors and named executive officers) to defer:

•	Up to 100% of base salary; and

•	Up to 100% of variable pay, including annual cash bonus or Board fees.
The Company may make voluntary contributions to a participant's deferred compensation account, in such amounts, and at such times as the Company may, in its sole discretion, determine. The aggregate balances shown above represent amounts that the named executive officers earned but elected to defer, plus earnings (or losses) and any contributions that the Company made to such named executive's account, less distributions that the Company made from such named executive officer's account.
Account balances may be invested in investments selected by the executive from an array of investment options similar to the investment options available in the Company's 401(k) Plan. The array may change from time to time; as of March 31, 2011, participants could choose among several different investments, including domestic and international growth, income, balanced and blended fund investment stock funds, bonds or money market funds. Participants can daily change their investment selections prospectively by contacting the third‑party administrator of the Deferred Compensation Plan.
When participants elect to defer amounts into the Deferred Compensation Plan, they also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year-whether or not employment has then ended-or at a time that begins at or after the executive's retirement or separation from the Company. Distributions can be made in a single lump sum payment or in up to 15 annual installments, depending upon the officer's years of service with the Company. However, soon after a participant's employment ends, his or her account balance is automatically distributed in a lump sum-without regard to his or her election-if the participant's account balance is less than $15,500 at the time of retirement or separation or if employment ended due to the participant's death.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
All of our named executive officers have agreements that provide for payments and benefits to such named executive officers upon termination (actual or constructive) other than for “cause” or if the termination occurs within a specified period after, or in contemplation of, a change in control. The following pages describe these agreements and show potential payments upon termination, as if our named executive officers had been terminated on April 2, 2011, which was the last day of fiscal 2011.
Brian J. Farrell's Employment Agreement. As described above in the section entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” Mr. Farrell is employed with THQ pursuant to an Employment Agreement. The Employment Agreement may be terminated by the Company: (i) in the event of Mr. Farrell's death or disability, (ii) for Cause, or (iii) without Cause, but only with the affirmative vote of 80% of the members of the Board. The Employment Agreement may be terminated by Mr. Farrell: (a) voluntarily, or (b) for Good Reason.
Pursuant to the Employment Agreement, if Mr. Farrell is terminated by the Company without Cause or if he terminates his employment for Good Reason, he is entitled to the following benefits:

•
A lump sum payment, payable within 30 days of termination, equal to three times the sum of (A) base salary on the date of termination, plus (B) bonus compensation at the annual rate of the highest bonus amount received by Mr. Farrell during any prior fiscal year;

•	The immediate vesting of Mr. Farrell's rights in all employee benefit and compensation plans, including stock options and stock awards not fully vested at such time;

•
For the greater of three years or the balance of the employment term, as set forth in the Employment Agreement: (i) medical and dental insurance, unless Mr. Farrell receives substantially equivalent medical and dental coverage from a third party employer without cost to him; (ii) the additional life and disability insurance coverage; and (iii) perquisites received by Mr. Farrell at the time of termination;

•	Payment of the fees and disbursements incurred by counsel to Mr. Farrell as a result of the termination of Mr. Farrell's employment during the one-year period following such termination;

•	Appropriate office and secretarial assistance for six months after termination of Mr. Farrell's employment; and

•	A gross-up payment if excise taxes (including penalties and interest) are owed by Mr. Farrell.

Additionally, if Mr. Farrell's employment is terminated by the Company other than for Cause within one year subsequent to a Change of Control or if Mr. Farrell voluntarily terminates his employment within such year for any reason (whether or not Good Reason), he would be entitled to the benefits described above.
If Mr. Farrell's Employment Agreement was terminated in accordance with the foregoing on the last business day of fiscal 2011, he would have received the following:

Base Salary Payment	Bonus Payment	Accelerated Vesting of Unvested Option & Stock Awards(1)	Group & Health Benefits(2)	Other(3)	Excise Tax Gross-Up Payment	Total
$2,092,500	$3,412,740	$333,757	$143,455	$37,800	$ 0	$6,020,252

(1)    These amounts represent the intrinsic value of unvested options and stock awards that would vest upon termination, based upon the closing stock price of THQ's common stock on April 1, 2011 (the last business day of fiscal 2011), which was $4.47.
(2)    Group and health benefits include 36 months of employer contributions for health, short-term disability, long-term disability, AD&D and life insurance benefits.
(3)    Includes three years automobile allowance and six months use of an office and secretarial services.
If the Employment Agreement is terminated due to Mr. Farrell's death or disability, within 20 days of such termination, the Company shall pay a lump sum equal to his then annual base salary for one year to his executive of personal representative. Additionally, the vesting or lapsing of restrictions of all stock options and stock awards that were not exercisable or that were restricted as of the date of death or disability shall be accelerated.
If Mr. Farrell's Employment Agreement was terminated in accordance with the foregoing on the last business day of fiscal 2011, he would have received the following:
Termination for Death or Disability:

Base Salary Payment	Bonus Payment	Accelerated Vesting of Unvested Option & Stock Awards(1)	Group & Health Benefits(2)	Other(3)	Excise Tax Gross-Up Payment	Total
$697,500	$ 0	$333,757	$ 0	$ 0	$ 0	$1,031,257

(1)    These amounts represent the intrinsic value of unvested options and stock awards that would vest upon termination, based upon the closing stock price of THQ's common stock on April 1, 2011 (the last business day of fiscal 2011), which was $4.47.
Mr. Farrell would not have received any payments if his Employment Agreement was terminated on the last business day of fiscal 2011 due to voluntary termination or for Cause.
Severance Agreements. THQ's Board believes it is in the best interests of the Company and its stockholders to encourage the continued services of our named executive officers and to ensure the officer's continued dedication by providing specified severance benefits in the event the named executive officer's employment is terminated by the Company without Cause. For that reason, the Company has entered into severance agreements with each of the named executive officers of THQ other than Mr. Farrell (the “Severance Agreements”). Mr. Farrell's Employment Agreement provides for the payment of benefits to him in the event of termination under certain circumstances as described above.

The Severance Agreements provide for the payment of the following benefits if the named executive officer's employment with THQ or its subsidiaries is terminated by the Company without Cause, unless the named executive officer is entitled to benefits under the Change-in-Control Agreement described below:

•
A lump sum cash payment equal to the sum of (i) one times the named executive officer's current base salary; and (ii) either (a) one times annual bonus paid (including amounts deferred), in respect of the fiscal year of the Company immediately preceding the fiscal year in which the termination occurs, or (b) any accrued but unpaid bonus for the fiscal year ended immediately prior to the fiscal year in which the termination occurs; provided, however, if the named executive officer has been employed with the Company for less than one year, then the amount paid under the preceding clause (ii) shall be equal to one times the annual target bonus in effect at the date of termination.

•	COBRA premiums under the Company's group health plan for a period of 12 months.
In addition, if on the date of termination, the named executive officer shall not be fully vested with respect to any equity awards granted to such named executive officer, the named executive officer will immediately be vested on the date of termination in that number of additional options and stock awards that would have vested during the 12 months following the date of termination, as if such stock options or stock awards had become vested in equal monthly increments over the vesting period.
In exchange for the aforementioned severance the named executive officer must execute a release of his right to bring claims against the Company.
If our named executive officers (other than Mr. Farrell) had been terminated in accordance with the foregoing on the last business day of fiscal 2011, each would have received approximately the following amounts under the Severance Agreements:

Name	Base Salary Payment	Bonus Payment	Accelerated Vesting of Unvested Options(1)	Accelerated Vesting of Unvested Stock Awards(1)	COBRA Premiums	Total
Paul J. Pucino	$386,500	$393,750	$69,000	$77,480	$11,244	$937,974
Danny Bilson	412,000	448,000	7,666	11,995	15,940	895,601
Ian Curran	412,000	448,000	0	75,261	15,940	951,201
Martin J. Good	385,000	252,690	1,667	53,571	15,940	708,868

(1)    These amounts represent the intrinsic value of unvested options and stock awards that would vest upon termination, based upon the closing stock price of THQ's common stock on April 1, 2011 (the last business day of fiscal 2011), which was $4.47.
Change-in-Control Agreements. THQ's Board believes that it is in the best interests of the Company and its stockholders to encourage our key officers to continue their services and their dedication to their assigned duties in the event of any threat or occurrence of any change in control of the Company. For that reason, in addition to the Severance Agreements, we have entered into agreements with each of our named executive officers, other than Mr. Farrell (the “Change-in-Control Agreements”). Mr. Farrell's Employment Agreement provides for the payment of benefits to him in the event of a change in control under certain circumstances as described above.
The Change-in-Control Agreements provide the following benefits in the event that a named executive officer's employment is terminated following a Change in Control of THQ by the Company without Cause or by the named executive officer for Good Reason:

•
A lump sum cash payment of (i) one and one-half (1 1/2) times the named executive officer's current salary; plus (ii) one times the target annual bonus then in effect for such officer; plus (iii) the product of the bonus amount described in clause (ii) and a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365; plus (iv) any accrued but unpaid bonus for the preceding fiscal year;

•	Medical, accident, disability and life insurance coverage for 12 months after termination at the lesser of the current cost or active employee cost;

•	A cash payment equal to the value of any unvested portion of employer contributions to the named executive officer's account under the Company's 401(k) Plan; and

•
A gross-up payment if excise taxes (including penalties and interest) are owed by such named executive officer; provided, however, no gross-up payment shall be paid if the amount of the aggregate “parachute payment” payable to the Named Executive Officer is not greater than 110% of the maximum amount that may be paid to such Named Executive Officer without resulting in the imposition of the excise tax.

Although the change-in-control agreements provide for gross-up payments related to taxes to be made to the named executive officers under certain circumstances, on May 11, 2009, the Compensation Committee determined that when any new agreements are entered into with executive officers, or upon material amendment to an existing agreement, such executive officer should be responsible for the taxes payable by them with respect to their compensation and that any change-in-control severance agreement entered into or materially amended on or after such date will not provide for the Company to gross-up tax payments. Additionally, such new agreements provide that if the executive officer is entitled to receive payments that would be subject to excise tax and the reduction of payments would result in a greater after-tax amount to the executive officer, such payment will be reduced to the maximum amount that could be paid to the executive officer without giving rise to the excise tax. Mr. Good entered into a new agreement in August 2010, in connection with his promotion, and thus his change-in-control agreement does not provide for gross-up payments related to taxes to be made to him.
In addition, if on the date of termination such named executive officer's stock options or stock awards are not fully vested, all such stock options or awards shall become immediately vested and stock options shall be exercisable for such period as provided in the plan and/or agreement governing such stock options or awards.
In order to receive any benefits under a Change-in-Control Agreement, the named executive officer may not voluntarily leave THQ without “Good Reason.” “Good Reason” is defined to include any of the following events after a Change in Control: (a) involuntary termination of the named executive officer; (b) a reduction of the named executive officer's rate of annual base salary as in effect immediately prior to the Change in Control or failure to pay such salary; (c) a requirement that the named executive officer relocate to a primary work location more than 25 miles from the primary work location at the time of the Change in Control; (d) the Company's failure to provide the named executive officer with employee benefit plans, compensation plans, paid vacation, expense reimbursement and other fringe benefits, on terms that are in all material respects no less favorable, in the aggregate, than those provided under plans, practices, programs and policies of the Company as in effect immediately prior to the Change in Control; (e) the failure to maintain the effectiveness of the Change-in-Control Agreements after the Change in Control; and (f) a material diminution of duties, authorities or reporting responsibilities.
The definition of a Change in Control for purposes of the Change-in-Control Agreements is complex but is summarized as follows. It provides that a change in control will have occurred if:

•	Any person not affiliated with THQ acquires 50% or more of the voting power of our outstanding securities;

•
During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board cease for any reason to constitute at least a majority of the Board (except for certain individuals nominated to the Board by a majority of the incumbent directors);

•	We merge with another company and our voting stock represents less than 60% of the voting power of the new entity;

•	Our stockholders approve a plan of complete liquidation or dissolution of the Company; or

•	Any other event occurs that the Board deems to constitute a Change in Control.

If our named executive officers had been terminated in accordance with the foregoing on the last business day of fiscal 2011, they would have received the following:

Name	Cash Payment(1)	Accelerated Vesting of Unvested Options(2)	Accelerated Vesting of Unvested Stock Awards(2)	Group & Health Benefits	Excise Tax Gross-Up Payment or (Reductions) (3)	Total
Paul J. Pucino	$1,159,500	$69,000	$119,201	$13,865	$ 0	$1,361,566
Danny Bilson	1,279,077	7,666	59,974	16,902	0	1,363,619
Ian Curran	1,277,200	0	197,507	16,890	0	1,491,597
Martin J. Good	1,193,500	5,000	198,321	13,042	(160,304)	1,249,559

(1)    Cash payment consists of 150% of base salary, two times target bonus and unvested 401(k) account balances as follows:

Name	Base Salary Payment	Bonus Payment	Unvested 401(k) Payment	Total Cash Payment
Paul J. Pucino	$579,750	$579,750	$ 0	$1,159,500
Danny Bilson	618,000	659,200	1,877	1,279,077
Ian Curran(4)	618,000	659,200	0	1,277,200
Martin J. Good	577,500	616,000	0	1,193,500
(2)    These amounts represent the intrinsic value at April 2, 2011 of unvested options and stock awards that would vest upon termination, based upon the closing stock price of THQ's common stock on April 1, 2011 (the last business day of fiscal 2011), which was $4.47.
(3)    Pursuant to Mr. Good's change-in-control agreement, his payment would be reduced to the maximum amount that could be paid to him without giving rise to an excise tax.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires THQ's directors and executive officers, and persons who own more than ten percent of THQ's common stock, to file reports of ownership and changes in ownership of common stock of THQ. We have adopted procedures to assist THQ's directors and officers in complying with these requirements, which include assisting officers and directors in preparing forms for filing.
To our knowledge, based solely upon a review of such reports furnished to us and written representations that no other reports were required, we believe that during fiscal 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with on a timely basis, with the exception of the untimely filings to report the acquisitions of stock option grants by Martin J. Good (promotional grant granted on July 12, 2010) and Teri J. Manby (non-executive grant granted on September 23, 2010), which option grants were subsequently reported on Form 5s filed on May 17, 2011.
DELIVERY OF ANNUAL MEETING MATERIALS
If you share an address with another stockholder, each stockholder may not receive a separate copy of our Annual Report and proxy materials pursuant to the SEC's “householding” rules. Stockholders who would like to receive a separate copy or additional copies of these materials may request them by sending an e-mail to investorinfo@thq.com, calling 1-818-871-5125 or writing to: Secretary, THQ Inc., 29903 Agoura Road, Agoura Hills, CA 91301. We will promptly respond to your request for separate or additional copies.
Stockholders who share an address and receive multiple copies of our Annual Report and proxy materials may also request to receive a single copy by following the instructions above.
Current and prospective investors can also access our Form 10-K, Proxy Statement and other financial information on the investor relations section of our website at http://investor.thq.com, by sending an e-mail to investorinfo@thq.com, calling 1-818-871-5125 or writing to: Secretary, THQ Inc., 29903 Agoura Road, Agoura Hills, CA 91301.

REPORT OF THE AUDIT COMMITTEE
This report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.
The Audit Committee's responsibilities are described in a written charter, which was adopted by the Board and is reviewed by the Audit Committee on an annual basis. During fiscal 2011, the members of the Audit Committee were Henry T. DeNero (Chairman), Lawrence Burstein and Jeffrey W. Griffiths. The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of the NASDAQ Global Select Market (the “Rules”), and one of its members, Henry T. DeNero, is an “audit committee financial expert” as defined by the Rules and the definitions promulgated by the Securities and Exchange Commission (“SEC”). The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees pursuant to the Rules as well as rules promulgated by the SEC.
THQ's management is responsible for preparing the Company's financial statements and the Company's independent registered public accountants, Deloitte & Touche LLP (“Deloitte”), are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by THQ's management and Deloitte. Additionally, in fulfilling its responsibilities, the Audit Committee, among other things, approves the services of the independent registered public accountants, oversees internal audit, reviews financial statements, earnings releases and other accounting matters, oversees the Company's systems of internal controls and approves related party transactions.
In this context, the Audit Committee has met and held discussions with management and Deloitte. Management represented to the Audit Committee that THQ's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte.
The Audit Committee has discussed with Deloitte matters required to be discussed by Statement on Auditing Standards No. 61 and No. 90, Communication With Audit Committees, as amended. In addition, Deloitte provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board regarding the independent registered public accountants' communications with the Audit Committee concerning independence, and the Audit Committee and Deloitte have discussed Deloitte's independence from THQ and its management, including the matters in those written disclosures.
The Audit Committee has discussed with Deloitte, with and without management present, their evaluations of THQ's internal accounting controls and the overall quality of THQ's financial reporting.
Following the Audit Committee's discussions with management and Deloitte, and in reliance on the reviews and discussions discussed above, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company's annual report on Form 10-K for the year ended March 31, 2011, for filing with the SEC. The Audit Committee also reappointed Deloitte as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2012 and the Board concurred in such reappointment.
Audit Committee:
Henry T. DeNero, Chairman
Lawrence Burstein
Jeffrey W. Griffiths

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING
Except for proposals submitted to the Company pursuant to and in compliance with Rule 14a-8 of the Exchange Act, as amended (“Rule 14a-8”), nominations of persons for election to the Company's Board and the proposal of business other than nominations to be considered by the stockholders at the Company's 2012 annual meeting must be made in compliance with the Company's Bylaws and delivered to our Secretary not earlier than the close of business on March 30, 2012 nor later than the close of business on April 29, 2012.
Stockholders who, pursuant to and in compliance with Rule 14a-8, submit a proposal to be included in the Company's Proxy Statement for the 2012 Annual Meeting of Stockholders, must submit the proposal in writing to our Secretary no later than March 2, 2012 for the Company to consider it for inclusion in the Proxy Statement for the 2012 Annual Meeting of Stockholders. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
All nominations and proposals shall be delivered to our Secretary at our principal executive offices at 29903 Agoura Road, Agoura Hills, California 91301.
OTHER BUSINESS
We know of no business, other than as stated in the Notice of Annual Meeting of Stockholders, to be brought before the Annual Meeting. If other matters should properly come before the meeting, proxies will be voted on such matters in accordance with the best judgment and discretion of the persons appointed by the proxies.

By Order of the Board of Directors

Edward L. Kaufman Secretary
June 30, 2011

PLEASE COMPLETE, DATE, SIGN AND
RETURN YOUR PROXY PROMPTLY

EXHIBIT A THQ INC. 2006 LONG-TERM INCENTIVE PLAN

THQ INC.
2006 LONG-TERM INCENTIVE PLAN
(As Proposed to be Amended July 28, 2011)

(Amended and Restated as of the following dates:
December 2, 2006, January 25, 2007, February 14, 2008, May 13, 2008 and July 31, 2008)

(Adopted in May 2006 and Approved by Stockholders in July 2006)
THQ Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the following 2006 Long-Term Incentive Plan (the “Plan”).

1.	PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as directors, employees, consultants and/or advisors of the Company who are expected to contribute to the Company's success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2.	DEFINITIONS

2.1.    “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Other Stock Unit Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.2.    “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder, including through an electronic medium.

2.3.    “Board” shall mean the board of directors of the Company.

2.4.    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.5.    “Committee” shall mean the Compensation Committee of the Board or another committee appointed by the Board, or a subcommittee thereof formed to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the rules and regulations of the NASDAQ Stock Market (or such other principal securities market on which the Shares are traded).

2.6.    “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m) of the Code.

2.7.    “Director” shall mean a non-employee member of the Board.

2.8.    “Dividend Equivalents” shall have the meaning set forth in Section 12.5.

2.9.    “Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary. Solely for purposes of the Plan, an Employee shall also mean any consultant or advisor who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company's securities in a capital‑raising transaction and (ii) does not directly or indirectly promote or maintain a market for the Company's securities.

2.10.    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.11.    “Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of Shares as of any date shall be the closing transaction price of the Shares as reported on the NASDAQ Stock Market on that date (or if there were no reported prices on such date, on the next date for which prices are reported) or, if the Company is not then listed on the NASDAQ Stock Market, on such other principal securities exchange on which the Shares are traded, and if the Company is not listed on the NASDAQ Stock Market or any other securities exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria.

2.12.    “Freestanding Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

2.13.    “Limitations” shall have the meaning set forth in Section 10.5.

2.14.    “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.15.    “Other Stock Unit Award” shall have the meaning set forth in Section 8.1.

2.16.    “Participant” shall mean an Employee or Director who is selected by the Committee to receive an Award under the Plan.

2.17.    “Payee” shall have the meaning set forth in Section 13.1.

2.18.    “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Article 9.

2.19.    “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.20.    “Performance Share” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish.

2.21.    “Performance Unit” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated amount of cash or property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish.

2.22.    “Permitted Assignee” shall have the meaning set forth in Section 12.3.

2.23.    “Prior Plans” shall mean, collectively, the Company's Amended and Restated 1997 Stock Option Plan and the Company's Third Amended and Restated Non-Executive Employee Stock Option Plan.

2.24.    “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.25.    “Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.26.    “Shares” shall mean the shares of common stock, par value $0.01, of the Company.

2.27.    “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Section 6.

2.28.    “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.29.    “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.30.    “Tandem Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

2.31.    “Vesting Period” shall have the meaning set forth in Section 7.1.

3.	SHARES SUBJECT TO THE PLAN

3.1    Number of Shares. (a) Subject to adjustment as provided in this Section 3.1 (with respect to Prior Plans and Substitute Awards) and in Section 12.2, a total of Eighteen and One-Half Million (18,500,000) Shares shall be authorized for grant under the Plan. Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 2.17 Shares for every one (1) Share granted.

(b)    If any Shares subject to an Award or to an award under the Prior Plans are forfeited, or any Award or award under the Prior Plans is settled for cash, the Shares shall, to the extent of such forfeiture or cash settlement, again be available for Awards under the Plan, subject to Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares subject to an Option or Stock Appreciation Right that expires without being exercised, (ii) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (iii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iv) Shares repurchased by the Company with Option proceeds, and (v) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof.

(c)    Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year.

(d)    Any Shares that again become available for grant pursuant to this Article shall be added back as one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans, and as 2.17 Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan.

3.2.    Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4.	ELIGIBILITY AND ADMINISTRATION

4.1.    Eligibility. Any Employee or Director shall be eligible to be selected as a Participant.

4.2.    Administration. (a) The Plan shall be administered by the Committee; provided, however, any Awards granted to Directors must be approved by the Board. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b)    Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions, including fixing the time and place of its meetings.

(c)    To the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the NASDAQ Stock Market (or such other principal securities market on which the Shares are traded), the Committee may delegate to a committee of one or more directors of the Company or, to the extent permitted by law, to one or more executive officers or a committee of executive officers the right to grant Awards to Employees who are not Directors or executive officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not Directors or executive officers of the Company.

5.	OPTIONS

5.1.    Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable. No Dividend Equivalents shall be payable with respect to any Option.

5.2.    Award Agreements. All Options granted pursuant to this Article shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.

5.3.    Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option. Other than pursuant to Section 12.2, the Committee shall not without the approval of the Company's stockholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option when the option price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with Substitute Awards), and (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the NASDAQ Stock Market (or such other principal securities market on which the Shares are traded).

5.4.    Option Term.    The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of five (5) years from the date the Option is granted.

5.5.    Exercise of Options. (a) Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant's executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and in compliance with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(b)    Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (iii) with the consent of the Committee, by delivery of other consideration (including, where permitted by law and the Committee, other Awards) having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement, or (vi) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

5.6.    Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option's exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

5.7.    Incentive Stock Options. The Committee may grant Options intended to qualify as “incentive stock options” as defined in Section 422 of the Code, to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Notwithstanding anything in Section 3.1 to the contrary and solely for the purposes of determining whether Shares are available for the grant of “incentive stock options” under the Plan, the maximum aggregate number of Shares that may be issued pursuant to “incentive stock options” granted under the Plan shall be four million (4,000,000) Shares, as adjusted pursuant to Section 12.2.

6.	STOCK APPRECIATION RIGHTS

6.1.    Grant and Exercise. The Committee may provide Stock Appreciation Rights (a) in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (“Tandem Stock Appreciation Right”), (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2.    Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant, or in the case of a Tandem Stock Appreciation Right granted on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be.

An Award Agreement granting a Stock Appreciation Right shall indicate whether payment of the Stock Appreciation Right upon exercise shall be made in cash, in whole Shares or other property, or any combination thereof.

Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or at any time thereafter before exercise or expiration of such Option.

Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the option price at which Shares can be acquired pursuant to the Option. In addition, (i) if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies, and (ii) no Tandem Stock Appreciation Right granted under the Plan to a person then subject to Section 16 of the Exchange Act shall be exercised during the first six (6) months of its term for cash, except as provided in Article 11.

Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised.

The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

The Committee may impose such other conditions or restrictions on the terms of exercise and the grant price of any Stock Appreciation Right, as it shall deem appropriate. Notwithstanding the foregoing provisions of this Section 6.2(g), but subject to Section 12.2, a Freestanding Stock Appreciation Right shall have the same terms and conditions as Options, including (i) a grant price not less than Fair Market Value on the date of grant to an employee of the Company or a Subsidiary, and (ii) a term not greater than five (5) years.

Without the approval of the Company's stockholders, other than pursuant to Section 12.2, the Committee shall not (i) reduce the grant price of any Stock Appreciation Right after the date of grant (ii) cancel any Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with Substitute Awards), and (iii) take any other action with respect to any Stock Appreciation

Right that would bet treated as a repricing under the rules and regulations of the NASDAQ Stock Market (or such other principal securities market on which the Shares are traded).

The Committee may impose such terms and conditions on Stock Appreciation Rights granted in conjunction with any Award (other than an Option) as the Committee shall determine in its sole discretion.

No Dividend Equivalents shall be payable with respect to any Stock Appreciation Right.

7.	RESTRICTED STOCK AWARDS

7.1.    Grants. Awards of Restricted Stock may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award”), and such Restricted Stock Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. A Restricted Stock Award shall be subject to vesting restrictions imposed by the Committee covering a period of time specified by the Committee (the “Vesting Period”). The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock.

7.2.    Award Agreements. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards need not be the same with respect to each Participant

7.3.    Rights of Holders of Restricted Stock. Beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares; provided, however, that except as otherwise provided in an Award Agreement any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock.

7.4.    Minimum Vesting Period. Except for the death, disability or retirement of the Participant, or a Change in Control as defined in Article 11, (i) Restricted Stock Awards subject solely to the continued employment of employees of the Company or a Subsidiary shall have a Vesting Period of not less than three (3) years from date of grant (but permitting pro rata vesting over such time), and (ii) Restricted Stock Awards subject to the achievement of performance objectives shall have a Vesting Period of not less than one (1) year from the date of grant. Such minimum Vesting Periods shall not be applicable to (i) grants of Restricted Stock in payment of Performance Awards and other earned cash-based incentive compensation, or (ii) when combined with the shares not subject to the minimum vesting period set forth in Section 8.3, a total of not more than ten percent (10%) of the number of shares authorized for grant under Section 3.1 herein.

8.	OTHER STOCK UNIT AWARDS

8.1.    Grants. Other Awards of units having a value equal to an identical number of Shares (“Other Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan. Other Stock Unit Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based incentive compensation.

8.2.    Award Agreements. The terms of Other Stock Unit Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant.

8.3.    Minimum Vesting Period. Except for the death, disability or retirement of the Participant, or a Change in Control as defined in Article 11, (i) Other Stock Unit Awards subject solely to the continued employment of employees of the Company or any Subsidiary shall be subject to a vesting period determined by the Committee of not less than three (3) years from date of grant (but permitting pro rata vesting over such time), and (ii) Other Stock Unit Awards subject to the achievement of performance objectives shall have a Vesting Period of not less than one (1) year from the date of grant. Such minimum vesting period shall not be applicable to (i) grants of Other Stock Unit Awards in payment of Performance Awards and other earned cash-based incentive compensation, or (ii) when combined with the shares not subject to the minimum vesting period set forth in Section 7.4, a total of not more than ten percent (10%) of the number of shares authorized for grant under Section 3.1 herein.

8.4.    Payment. Except as provided in Article 10 or as maybe provided in an Award Agreement, Other Stock Unit Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Other Stock Unit Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.	PERFORMANCE AWARDS

9.1.    Grants. Performance Awards in the form of Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2.

9.2.    Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents. The terms of Performance Awards need not be the same with respect to each Participant.

9.3.    Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. In no event may a Performance Award vest less than 12 months from the commencement of a Performance Period. The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4.    Payment. Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

10.	CODE SECTION 162(m) PROVISIONS

10.1.    Covered Employees. Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Performance Award or an Other Stock Unit Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 10 is applicable to such Award.

10.2.    Performance Criteria. If the Committee determines that a Restricted Stock Award, a Performance Award or an Other Stock Unit Award is subject to this Article 10, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: net sales; revenue; revenue growth; operating income; pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income; division, group or corporate financial goals; return on equity; total shareholder return; return on assets or net assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models; comparisons with various stock market indices; reductions in costs; cash flow (before or after dividends) cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital; cash flow return on investment; improvement in or attainment of expense levels or working capital levels; implementation, completion or attainment of measurable objectives with respect to research, development, products or projects; achievement of software development milestones; and cash margins. Such performance goals also may be based solely by reference to the Company's performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company's management, or (c) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

10.3.    Adjustments. Notwithstanding any provision of the Plan (other than Article 11), with respect to any Restricted Stock, Performance Award or Other Stock Unit Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances.

10.4.    Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

10.5.    Limitations on Grants to Individual Participant. Subject to adjustment as provided in Section 12.2, no Participant may be granted (i) Options or Stock Appreciation Rights during any 12-month period with respect to more than 1,000,000 Shares, (ii) Restricted Stock, Performance Shares or Other Stock Unit Awards that are denominated in Shares in any 12-month period with respect to more than 500,000 Shares or (iii) in any 12-month period in connection with the initial employment of the Participant (or the Participant's re-employment following a termination of at least 90 days), Options or Stock Appreciation Rights with respect to more than 2,000,000 Shares, or Restricted Stock, Performance Shares or Other Stock Unit Awards that are denominated in Shares with respect to more than 1,000,000 Shares (the Share limits in clauses (i), (ii) and (iii) are referred to collectively as the “Limitations”). In addition to the foregoing, the maximum dollar value payable to any Participant with respect to Performance Units is (i) $5,000,000 in any 12-month period and (ii) $10,000,000 in any 12-month period for Performance Units granted in connection with the initial employment of the Participant (or the Participant's re-employment following a termination of at least 90 days). If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

11.	CHANGE IN CONTROL PROVISIONS

11.1.    Impact on Certain Awards. Award Agreements may provide that in the event of a Change in Control of the Company (as defined in Section 11.3): (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment therefore if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, and (ii) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control), and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed.

11.2.    Assumption or Substitution of Certain Awards. (a) Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award or Other Stock Unit Award, if a Participant's employment with such successor company (or a subsidiary thereof) terminates within the time period following such Change in Control set forth in the Award Agreement and under the circumstances specified in the Award Agreement: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for a period of time set forth in the Award Agreement, (ii) restrictions and deferral limitations on Restricted Stock shall lapse and the Restricted Stock shall become free of all restrictions and limitations and become fully vested, and (iii) the restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards shall lapse, and such Other Stock Unit Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant. For the purposes of this Section 11.1, an Option, Stock Appreciation Right, Restricted Stock Award or Other Stock Unit Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award or Other Stock Unit Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award or Other Stock Unit Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b)  Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company in which the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award or Other Stock Unit Award: (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall immediately vest and become fully exercisable, (ii) restrictions and deferral limitations on Restricted Stock shall lapse and the Restricted Stock shall become free of all restrictions and limitations and become fully vested, and (iii) the restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards shall lapse, and such Other Stock Unit Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

(c) Notwithstanding any other provision of the Plan, the Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

11.3.    Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, Change in Control means the occurrence of any one of the following events:

(i)    During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii)    Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 50% or more of Company Voting Securities by such person;

(iii)    The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the

Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)    The consummation of a liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company's assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

12.	GENERALLY APPLICABLE PROVISIONS

12.1.    Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the NASDAQ Stock Market (or such other principal securities market on which the Shares are traded) provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company's stockholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend any provision of Section 5.3, (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Freestanding Stock Appreciation Right specified by Section 5.5(g), (f) amend any provision of Section 10.5., or (g) take any action with respect to an Option that may be treated as a repricing under the rules and regulations of the NASDAQ Stock Market (or such other principal securities market on which the Shares are traded), including a reduction in the exercise price of an Option or the grant price of a Stock Appreciation Right, or the exchange of an Option or Stock Appreciation Right for cash or another Award. In addition, no amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant's consent.

12.2.    Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee, in its sole discretion, deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number.

12.3.    Transferability of Awards. Except as provided below, no Award and no Shares subject to Awards described in Article 8 that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant's guardian or legal representative. Notwithstanding the foregoing, to the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award with the consent of the Committee (each transferee thereof, a “Permitted Assignee”) (i) to the Participant's spouse, children, or grandchildren (including any adopted step children and grandchildren), (ii) to a trust or partnership for the benefit of one or more person referred to in clause (i), or (iii) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company's transfer agent in effectuating any transfer permitted under this Section.

12.4.    Termination of Employment. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, and the terms of such exercise, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant's employment or services will be determined by the Committee, which determination will be final.

12.5.    Deferral; Dividend Equivalents. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including any deferred Award) other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that such amounts and Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that such amounts and Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award.

13.	MISCELLANEOUS

13.1.    Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant's minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) otherwise deliverable in connection with the Award.

13.2.    Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

13.3.    Prospective Recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

13.4.    Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

13.5.    Cancellation of Award. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be canceled if the Participant, without the consent of the Company, while employed by the Company or any Subsidiary or after termination of such employment or service, establishes a relationship with a competitor of the Company or any Subsidiary or engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that if within the time period specified in the Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

13.6.    Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.7.    Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan and any Stock Appreciation Rights constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

13.8.    Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.9.    Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.10.    Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.11.    Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.12.    Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.

13.13.    Effective Date of Plan; Termination of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

13.14.    Foreign Employees. Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company's obligation with respect to tax equalization for Employees on assignments outside their home country.

13.15.    Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

13.16.    Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

EXHIBIT B THQ INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

THQ INC.
AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN
(As Proposed to be Amended July 28, 2011)

(Amended and Restated as of August 6, 2009)
(Amended May 11, 2009)
(Amended July 31, 2008)
(Amended and Restated as of May 14, 2007)
(Amended in January 2007)
(Adopted in May 2006 and Approved in July 2006)
THQ Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the THQ Inc. Employee Stock Purchase Plan (the “Plan”).

1.	PURPOSE

The purpose of the Plan is to provide eligible employees of the Company and its subsidiaries with an opportunity to participate in the Company's success by purchasing the Company's common stock through payroll deductions. The Company intends the Plan to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code.

2.	DEFINITIONS

2.1.    “Account” shall mean the account maintained on behalf of the Committee to which are credited (i) payroll deductions pursuant to Section 6 and (ii) shares of Common Stock acquired upon exercise of an option pursuant to Section 7.

2.2.    “Authorization Form” shall mean a form established by the Committee authorizing payroll deductions as set forth in Section 4 and such other terms and conditions as the Committee from time to time may determine.

2.3.    “Board” shall mean the board of directors of the Company.

2.4.    “Committee” shall mean a committee of at least three members, designated by the Board to administer the Plan, which may consist of directors, officers or other employees.

2.5.    “Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.

2.6.    “Compensation” shall mean the salary of a Participant from the Company or a Designated Subsidiary. Compensation shall be determined prior to the Employee's pre-tax contributions pursuant to section 125 and Section 401(k) of the Code, and shall exclude compensation from the exercise of stock options or from non-taxable fringe benefits provided by the Company or a Designated Subsidiary.

2.7.    “Designated Subsidiaries” shall mean Subsidiaries that have been designated by the Committee from time to time, in its sole discretion, as eligible to participate in the Plan.

2.8.    “Eligible Employee” shall mean any Employee who has completed at least ninety (90) days of continuous full-time employment with the Company or a Subsidiary excluding:

(1)    any Employee who customarily is employed for 20 hours or less per week;

(2)    any Employee who customarily is employed for not more than five (5)     months in a calendar year;

(3)    any Employee who would own for purposes of Section 424(b)(3) of the Code, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company (or of a Subsidiary or parent, if any); or

(4)    any Employee who is a Senior Vice President or higher level of officer of the Company.

2.9.    “Employee” shall mean any person who is regularly employed by the Company or a Designated Subsidiary but excluding leased employees, as described in Section 414(n) of the Code, and any payroll service or agency employee; i.e., an individual for whom the direct pay or compensation with respect to the performance of services for the Company or a Subsidiary is paid by any outside entity, including but not limited to a payroll service or temporary employment agency. The determination whether an individual is a payroll service or agency employee shall be made solely based on the method of paying the individual for his or her services, without regard to whether the individual is considered a common law employee of the Company or a Designated Subsidiary for any other purpose.

2.10.    “Exercise Date” shall mean the last business day of each Offering Period in which payroll deductions are made under the Plan.

2.11.    “Fair Market Value” per share as of a particular date shall be the closing transaction price of the Common Stock as reported on the NASDAQ Stock Market on that date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported) or, if the Company is not then listed on the NASDAQ Stock Market, on such other principal securities exchange on which the Shares are traded.

2.12.    “Offering Date” shall mean the first business day of each Offering Period.

2.13.    “Offering Period” shall mean a period of six (6) months, or such other period of time as determined from time to time by the Committee. In no event shall an Offering Period exceed twenty-seven (27) months. The first Offering Period shall commence after stockholder approval of the Plan.

2.14.    “Participant” shall mean an Eligible Employee who participates in the Plan.

2.15.    “Subsidiary” shall mean any corporation having the relationship to the Company described in Section 424(f) of the Code.

3.	SHARES SUBJECT TO THE PLAN

Subject to Section 14, 2,500,000 shares of Common Stock may be issued under the Plan. Such shares may be authorized but unissued Common Stock, authorized and issued Common Stock held in the Company's treasury or Common Stock acquired by the Company in the open market or otherwise. If the total number of shares which would otherwise be subject to options granted under the Plan on an Offering Date exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of such reduction of the number of option shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

4.	PARTICIPATION

4.1.    Each Eligible Employee on an Offering Date shall become a Participant as of the Offering Date by completing an Authorization Form and filing it with the Committee by the date required by the Committee pursuant to such method as it may be establish from time to time in its sole discretion. Such authorization will remain in effect for subsequent Offering Periods, until modified or terminated by the Participant.
4.2.    Any person who first becomes an Eligible Employee during an Offering Period shall become a Participant as of the first day of a subsequent Offering Date by completing an Authorization Form and filing it with the Committee by the date required by the Committee pursuant to such method as may be established by the Committee from time to time in its sole discretion. Such authorization will remain in effect for subsequent Offering Periods, until modified or terminated by the Participant.
4.3.    A person shall cease to be a Participant upon the earliest to occur of:

(a)    the date the Participant ceases to be an Eligible Employee for any reason;
(b)    the first day of the Offering Period beginning after the date on which the Participant ceases payroll deduction under the Plan pursuant to Section 6.1; or
(c)    the date of a withdrawal from the Plan by the Participant as provided in Section 9.

5.	GRANT OF OPTION

5.1.    On each Offering Date the Company shall grant each Participant an option to purchase shares of Common Stock, subject to the limitations set forth in Sections 3 and 5.3.
5.2.    The option price per share of the Common Stock subject to an offering shall be, unless otherwise determined by the Committee and communicated to Participants at least five (5) business days prior to the deadline for Participants to file their Authorization Forms for the Offering Period to which the Authorization Form applies, the lesser of (i) eighty-five percent (85%) of the Fair Market Value of a shares of Common Stock on the Offering Date or (ii) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Exercise Date.
5.3.    No Participant shall be granted an option which permits the Participant's rights to purchase Common Stock under the Plan and all other employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 of the Fair Market Value of the Common Stock on the Offering Date for each calendar year in which such option is outstanding at any time; for purposes of this limitation, there shall be counted only options to which Section 423 of the Code applies. In addition, the maximum number of shares of Common Stock that a Participant may purchase during any Offering Period shall not exceed 500 shares, subject to adjustment pursuant to Section 14; provided, however, that the Committee may in its discretion change such maximum number prior to the beginning of an Offering Period.

6.	PAYROLL DEDUCTIONS

6.1.    A Participant may, in accordance with rules adopted by the Committee, file an Authorization Form that authorize a payroll deduction of any whole number percentage from one percent (1%) to fifteen percent (15%) (or such other percentage as may be established by the Committee from time to time in its sole discretion) of such Participant's Compensation on each pay period during the Offering Period. A Participant may increase such payroll deduction effective as of each Offering Date provided the Participant files an Authorization Form requesting the increase in accordance with rules established by the Committee. A Participant may decrease or cease payroll deductions during an Offering Period by filing an Authorization Form requesting the decrease or cessation in accordance with rules established by the Committee.
6.2.    All payroll deductions made by a Participant shall be credited to the Participant's Account. A Participant may not make any additional payments to the Participant's Account.

7.	EXERCISE OF OPTION

7.1.    Unless a Participant withdraws from the Plan as provided in Section 9, the Participant's option to purchase shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full and fractional shares of Common Stock subject to such option will be purchased for such Participant at the applicable option price with the accumulated payroll deductions in the Participant's Account.
7.2.    The shares of Common Stock purchased upon exercise of an option hereunder shall be credited to the Participant's Account and shall be deemed to be transferred to the Participant on the Exercise Date and, except as otherwise provided herein, the Participant shall have all rights of a stockholder with respect to such shares. Shares of Common Stock received upon stock dividends or stock splits shall be treated as having been purchased on the Exercise Date of the shares to which they relate.

8.	DELIVERY OF COMMON STOCK

As promptly as practicable after receipt by the Committee of a request for withdrawal of Common Stock from any Participant in accordance with rules established by the Committee, the Committee shall arrange for delivery to such Participant of one or more stock certificates representing the shares of Common Stock which the Participant requests to withdraw. Withdrawals may be made no more frequently than twice each calendar year unless approved by the Committee in its sole discretion.

9.	WITHDRAWAL; TERMINATION OF EMPLOYMENT

9.1.    A Participant may withdraw all, but not less than all, the payroll deductions and cash dividends credited to the Participant's Account at any time by giving written notice to the Committee which is received at least thirty (30) days prior to the Exercise Date (or such other notice period as may be established by the Committee from time to time in its sole discretion). All such payroll deductions and cash dividends credited to the Participant's Account will be paid to the Participant promptly after receipt of such Participant's notice of withdrawal and the Participant's option for the Offering Period in which the withdrawal occurs will be automatically terminated. No further payroll deductions for the purchase of shares of Common Stock will be made for the Participant during such Offering Period, and any additional cash dividends during the Offering Period will be distributed to the Participant.
9.2.    Upon termination of a Participant's status as an Employee during the Offering Period for any reason the payroll deductions and cash dividends remaining credited to the Participant's Account will be returned (and any future cash dividends will be distributed) to the Participant or, in the case of the Participant's death, the estate of the Participant, and the Participant's option will be automatically terminated. A Participant's status as an Employee shall not be considered terminated in the in the case of a leave of absence agreed to in writing by the Company or a Subsidiary (including but not limited to, military and sick leave), provided that such leave is for a period of not more than six (6) months or reemployment upon expiration of such leave is guaranteed by contract or statute.
9.3.    A Participant's withdrawal from an offering will not have any effect upon such Participant's eligibility to participant in a subsequent offering.

10.	DIVIDENDS

10.1.    Cash dividends paid on Common Stock held in a Participant's Account shall be distributed to Participants as soon as practicable. Dividends paid in Common Stock or stock splits of the Common Stock shall be credited to the Accounts of Participants. Dividends paid on Common Stock in property (other than cash or Common Stock) shall be distributed to Participants as soon as practicable.
10.2.    No interest shall accrue on or be payable with respect to the payroll deductions or credited cash dividends or a Participant in the Plan.

11.	ADMINISTRATION

The Plan shall be administered by the Committee, and the Committee may select a third party administrator to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The determination of the Committee on any matters relating to the Plan shall be final, binding and conclusive. The Company will pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation.
The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements; however, if such varying provisions are not in accordance with the provisions of Section 423(b) of the Code, including but not limited to the requirement of Section 423(b)(5) of the Code that all options granted under the Plan shall have the same rights and privileges unless otherwise provided under the Code and the regulations promulgated thereunder, then the individuals affected by such varying provisions shall be deemed to be participating under a sub-plan and not in the Plan. The Committee may also adopt sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code and shall be deemed to be outside the scope of Section 423 of the Code unless the terms of the sub-plan provide to the contrary. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. The Committee shall not be required to obtain the approval of stockholders prior to the adoption, amendment or termination of any sub-plan unless required by the laws of the foreign jurisdiction in which Eligible Employees participating in the sub-plan are located.

12.	NO TRANSFERABILITY

Neither payroll deductions credited to a Participant's Account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Committee may treat such act as an election to withdraw funds in accordance with Section 9.

13.	USE OF FUNDS

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

14.	EFFECT OF CERTAIN CHANGES

In the event of any recapitalization, merger, consolidation, reorganization, stock dividend, stock split, reverse stock split, combination or exchange of shares, repurchase of shares, distribution of cash or property (other than a regular cash dividend) spin-off or similar transaction or other change in corporate structure affecting the Common Stock or the value thereof, the Committee shall make such adjustments to the Plan and outstanding options as it deems equitable or appropriate, including without limitation adjustments to the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been granted under options, the maximum number of shares of Common Stock that a Participant may purchase during an Offering Period (including, if applicable, the then current Offering Period), and the price per share of Common Stock covered by each option under the Plan which has not yet been exercised.

15.	TERMINATION OR AMENDMENT

The Board may at any time terminate, suspend or amend the Plan as it shall deem advisable. No such termination may adversely affect options previously granted without the consent of affected Participants. No amendment shall be effective unless approved by the stockholders of the Company if stockholder approval of such amendment is required to comply with applicable law, including the rules and regulations of the NASDAQ Stock Market (or such other principal securities market on which the Common Stock is traded).

16.	NO EMPLOYMENT RIGHTS

Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any Subsidiary or affect any right which the Company or any Subsidiary may have to terminate the employment of any Participant at any time for any reason.

17.	REGULATIONS AND OTHER APPROVALS; GOVERNING LAW

17.1.    This Plan and the right of all persons claiming an interest hereunder shall be construed and determined in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.
17.2.    The obligation of the Company to sell or deliver shares of Common Stock with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable Federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

18.	WITHHOLDING OF TAXES

If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any shares of Common Stock issued to such Participant pursuant to the Participant's exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, such Participant shall, within five (5) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of Federal, state or local income taxes and other amounts, if any, which the Company informs the Participant the Company is required to withhold.

19.	MISCELLANEOUS

19.1.    If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.
19.2.    As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
19.3.    The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

20.	EFFECTIVE DATE; APPROVAL OF STOCKHOLDERS

The Plan is effective as of May 8, 2006. The Plan shall be submitted to the stockholders of the Company for approval within twelve (12) months after the date the Plan is adopted by the Board. The Plan is conditioned upon the approval of the stockholders of the Company, and failure to receive their approval shall render the Plan and all outstanding options issued thereunder null and void and of no effect.

THQ®

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

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DESIGNATION (IF ANY)
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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Time, on July 28, 2011.

Vote by Internet

- Log on to the Internet and go to **www.investorvote.com/THQI**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4, 5, and 7 and EVERY YEAR for Proposal 6.

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1. **Election of Directors:** To elect each of the following nominees as a director of the Company to serve until the next annual meeting and until his successor is elected and qualified:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Brian J. Farrell	☐	☐	02 - Lawrence Burstein	☐	☐	03 - Henry T. DeNero	☐	☐
04 - Brian P. Dougherty	☐	☐	05 - Jeffrey W. Griffiths	☐	☐	06 - James Whims	☐	☐

8. For the proxies, in their discretion, to vote upon such other matters as may properly come before the Annual Meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T

1 U P X 1 1 7 3 2 8 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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01CI1B

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND THE PROXY STATEMENT.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — THQ Inc.

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29903 Agoura Road, Agoura Hills, California 91301

2011 ANNUAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints and constitutes Brian J. Farrell and Paul J. Pucino, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote all the shares of Common Stock of THQ Inc. (the "Company") standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on Thursday, July 28, 2011 at the Four Seasons Hotel, Two Dole Drive, Westlake Village, California 91362 at 9:00 a.m., Pacific Daylight Time and any postponement or adjournment thereof, with all the powers the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as stated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted: FOR the election of the nominees listed above under Election of Directors, FOR the approval of the performance goals under the LTIP, FOR the approval of an amendment to the LTIP, FOR the approval of an amendment to the ESPP, FOR the approval of the compensation paid to our named executive officers, FOR providing stockholders an advisory vote on the compensation paid to our named executive officers EVERY YEAR, and FOR the ratification of the Independent Registered Public Accounting Firm; and the proxies will vote in their discretion, upon such other matters as may properly come before the Annual Meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as the stockholder name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the authorized officer. If a partnership or limited liability company, or any other entity, please sign in such entity's name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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